Filed pursuant to Rule 424(b)(4)

Registration No. 333-259197

PROSPECTUS

BLUE STAR FOODS CORP.

800,000 shares of common stock

We are offering 800,000 shares of our common stock, par value $0.0001 per share, at a public offering price of $5.00 per share.

Our common stock was previously quoted on the OTC pink sheets under the symbol “BSFC”. Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “BSFC,” and will begin trading there on November 3, 2021.

Investing in our securities involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under “Risk Factors” beginning on page 3.

	Per Share	Total
Public offering price	$5.00	$4,000,000
Underwriting discounts and commissions(1)	$0.35	$280,000
Proceeds to us, before expenses	$4.65	$3,720,000

(1)	See the section titled “Underwriting” for a description of the compensation payable to the underwriters.

We have granted to the underwriters the option for a period of 45 days to purchase up to an additional 120,000 shares of common stock from us on the same terms as set forth above.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”).

The underwriters expect to deliver the shares of common stock to purchasers on or about November 5, 2021.

Newbridge Securities Corporation	Revere Securities LLC
Co-Lead Bookrunning Manager	Co-Lead Bookrunning Manager

The date of this prospectus is November 2, 2021.

BLUE STAR FOODS CORP.

You should rely only on the information contained in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a continued decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products and services; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law we do not intend to update any of the forward-looking statements to conform these statements to actual results.

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PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before investing.

In this prospectus, “Blue Star,” the “Company,” “we,” “us,” and “our” refer to Blue Star Foods Corp.

Overview

We are an international sustainable marine protein company that owns and operates several portfolio companies with an emphasis on Environmental, Social and Governance (ESG) values. We seek to create a vertically integrated seafood company that offers customers high quality products while maintaining a focus on our core values of delivering food safety, traceability and certified resource sustainability. Our companies include:

■	Blue Star Foods Corp., which imports, packages and sells refrigerated pasteurized crab meat sourced primarily from Southeast Asia and other premium seafood products;

■	Coastal Pride Company, Inc. (“Coastal Pride”), which imports pasteurized and fresh crab meat sourced primarily from Mexico and Latin America and sells premium branded label crab meat throughout North America; and

■	Taste of BC Aquafarms, Inc. (“TOBC”), a family-owned and operated, land-based recirculating aquaculture systems (“RAS”) salmon farming operation, which sells its steelhead salmon to distributors in Canada.

Our executive offices are located at 3000 NW 109th Avenue, Miami, Florida 33172 and our telephone number is (305) 836-6858.

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SUMMARY OF THE OFFERING

The following is a summary of the shares being offered:

Common stock offered	800,000 shares (or 920,000 shares if the underwriters exercise their option to purchase additional shares in full) at a public offering price of $5.00 per share.

Common stock outstanding after the offering	24,137,541 shares (or 24,257,541 shares if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. See “Use of Proceeds.”

Underwriters’ option	We have granted the underwriters a 45-day option to purchase a maximum of 120,000 additional shares of our common stock from us at the public offering price, less the underwriting discounts and commissions.

Risk factors	You should carefully read “Risk Factors” in this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.

The number of shares of our common stock that will be outstanding immediately after this offering is based on 23,337,541 shares of common stock outstanding as of November 2, 2021 and excludes an aggregate of 6,062,417 shares of common stock issuable upon the exercise of stock options and warrants.

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RISK FACTORS

You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus. If any of the following risks are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected the value of our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only risks facing the Company. Risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and/or prospects.

Risks Relating to Our Company and Business

Future acquisitions may have an adverse effect on our ability to manage our business.

Selective acquisitions currently form part of our strategy to further expand our business. If we are presented with appropriate opportunities, we may acquire additional businesses, services or products that are complementary to our core business. Future acquisitions and the subsequent integration of new companies into ours would require significant attention from our management. Future acquisitions would also expose us to potential risks, including risks associated with the assimilation of new operations, services and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions and potential loss of, or harm to, relationships with employees as a result of integration of new businesses. The diversion of our management’s attention and any difficulties encountered in any integration process could have a material adverse effect on our ability to manage our business.

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The value of crab meat is subject to fluctuation which may result in volatility of our results of operations and the value of an investment in the Company.

Our business is dependent upon the sale of a commodity which value is subject to fluctuation and which value greatly fluctuates. Our net sales and operating results vary significantly due to the volatility of the value of the crab meat that we sell which may result in the volatility of the market price of our common stock.

A material decline in the population and biomass of crab meat that we sell in the fisheries from which we obtain our crab meat would materially and adversely affect our business.

The population and biomass of crab meat are subject to natural fluctuations which are beyond our control and which may be exacerbated by disease, reproductive problems or other biological issues and may be affected by changes in weather and global environmental changes. The overall health of a crab or other fish is difficult to measure, and fisheries management is still a relatively inexact science. Since we are unable to predict the timing and extent of fluctuations in the population and biomass of our products, we are unable to engage in any measures that might alleviate the adverse effects of these fluctuations. Any such fluctuation which results in a material decline in the population and biomass in the fisheries from which we obtain our crab meat would materially and adversely affect our business. Our operations are also subject to the risk of variations in supply.

We are subject to the risk of product contamination and product liability claims.

The sales of our products may involve the risk of injury to consumers. Such injuries may result from tampering by unauthorized personnel, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, or residues introduced during the packing, storage, handling or transportation phases. While we are subject to governmental inspection and regulations and believe our facilities comply in all material respects with all applicable laws and regulations, including internal product safety policies, we cannot be sure that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our brand image.

A significant portion of our revenues are derived from a single product, crab meat, and therefore we are highly susceptible to changes in market demand, which may be affected by factors over which we have limited or no control.

A significant portion of our revenues are derived from a single product, crab meat. We therefore are highly susceptible to changes in market demand, which may be impacted by factors over which we have limited or no control. Factors that could lead to a decline in market demand for crab meat include economic conditions and evolving consumer preferences. A substantial downturn in market demand for crab meat may have a material adverse effect on our business and on our results of operations.

Risks Related to Our Industry and TOBC’s Recirculating Aquaculture Systems Operations

Regulation of the fishing industry may have an adverse impact on our business.

The international community has been aware of and concerned with the worldwide problem of depletion of natural fish stocks. In the past, these concerns have resulted in the imposition of quotas that subject individual countries to strict limitations on the amount of seafood that is allowed to be caught or harvested. Environmental groups have been lobbying for additional limitations. If international organizations or national governments were to impose additional limitations on crab meat or the seafood products we sell, this could have a negative impact on our results of operations.

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Segments of the seafood industry in which we operate are competitive, and our inability to compete successfully could adversely affect our business, results of operations and financial condition.

We compete with major integrated seafood companies such as Tri Union Frozen Products, Inc. (Chicken of the Sea Frozen Foods), Phillips Foods, Inc., Harbor Seafood, Inc. and Twin Tails Seafood Corp. Some of our competitors have the benefit of marketing their products under brand names that have better market recognition than ours or have stronger marketing and distribution channels than we do. Increased competition as to any of our products could result in price reduction, reduced margins and loss of market share, which could negatively affect our profitability. An increase in imported products in the U.S. at low prices could also negatively affect our profitability.

Our insurance coverage may be inadequate to cover losses we may incur or to fully replace a significant loss of assets.

Our involvement in the fishing industry may result in liability for pollution, property damage, personal injury or other hazards. Although we believe we have obtained insurance in accordance with industry standards to address such risks, such insurance has limitations on liability and/or deductible amounts that may not be sufficient to cover the full extent of such liabilities or losses. In addition, such risks may not, in all circumstances, be insurable or, in certain circumstances, we may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons. The payment of such uninsured liabilities would reduce the funds available to us. If we suffer a significant event or occurrence that is not fully insured, or if the insurer of such event is not solvent, we could be required to divert funds from capital investment or other uses towards covering any liability or loss for such events.

Our operations, revenue and profitability could be adversely affected by changes in laws and regulations in the countries where we do business.

The governments of countries into which we sell our products, from time to time, consider regulatory proposals relating to raw materials, food safety and markets, and environmental regulations, which, if adopted, could lead to disruptions in distribution of our products and increase our operational costs, which, in turn, could affect our profitability. To the extent that we increase our product prices as a result of such changes, our sales volume and revenues may be adversely affected.

Furthermore, these governments may change import regulations or impose additional taxes or duties on certain imports from time to time. These regulations and fees or new regulatory developments may have a material adverse impact on our operations, revenue and profitability. If one or more of the countries into which we sell our products bars the import or sale of crab meat or related products, our available market would shrink significantly, adversely impacting our results of operations and growth potential.

A decline in discretionary consumer spending may adversely affect our industry, our operations and ultimately our profitability.

Luxury products, such as premium grade crab meat, are discretionary purchases for consumers. Any reduction in consumer discretionary spending or disposable income may affect the crab meat industry significantly. Many economic factors outside of our control could affect consumer discretionary spending, including the financial markets, consumer credit availability, prevailing interest rates, energy costs, employment levels, salary levels, and tax rates. Any reduction in discretionary consumer spending could materially adversely affect our business and financial condition.

Our business is affected by the quality and quantity of the salmon that is harvested by TOBC.

We sell our products in a highly competitive market. The ability of TOBC to successfully sell its salmon and the price therefor, is highly dependent on the quality of the salmon. A number of factors can negatively affect the quality of the salmon sold, including the quality of the broodstock, water conditions in the farm, the food and additives consumed by the fish, population levels in the tanks, and the amount of time that it takes to bring a fish to harvest, including transportation and processing. Optimal growing conditions cannot always be assured. Although fish grown in RAS production systems are not subject to the disease and parasite issues that can affect salmon grown in ocean pens, there is the potential for organisms that are ubiquitous to freshwater environments to become pathogenic if the fish are subjected to stressful conditions or there is an issue with biomass management.

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High standards for the quality of the product are maintained and if we determine that a harvest has not met such standards, we may be required to reduce inventory and write down the value of the harvest to reflect net realizable value. Sub-optimal conditions could lead to smaller harvests and or lower quality fish. Conversely, if we experience better than expected growth rates, we may not be able to process and bring our fish to market in a timely manner, which may result in overcrowding that can cause negative health impacts and/or require culling our fish population.

Furthermore, if our salmon is perceived by the market to be of lower quality than other available sources of salmon or other fish, we may experience reduced demand for our product and may not be able to sell our products at the prices that we expect or at all.

As we continue to expand our operations and build new farms, we potentially may face additional challenges with maintaining the quality of our products. We cannot guarantee that we will not face quality issues in the future, any of which could cause damage to our reputation, and a loss of consumer confidence in our products, which could have a material adverse effect on our business results and the value of our brands.

A shutdown, damage to any of our farms, or lack of availability of power, fuel, oxygen, eggs, water, or other key components needed for our operations, could result in our prematurely harvesting fish, a loss of a material percentage of our fish in production, a delay in our commercialization plans, and a material adverse effect on our operations, business results, reputation, and the value of our brands.

An interruption in the power, fuel, oxygen supply, water quality systems, or other critical infrastructure of an aquaculture facility for more than a short period of time could lead to the loss of a large number of fish. A shutdown of or damage to our farm due to natural disaster, shortages of key components to our operations due to a pandemic, reduction in water supply, contamination of our aquifers, interruption in services, or human interference could require us to prematurely harvest some or all of the fish or could result in a loss of our fish in production.

We also are dependent on egg availability If we had a disruption in our ability to purchase eggs we would not be able to continue to stock our farm. We cannot guarantee that any disruptions might not occur in the future, any of which could cause loss of salmon to sell, damage to our reputation, loss of consumer confidence in our products and company, and lost revenues, all of which could have a material adverse effect on our business results.

The successful development of our TOBC subsidiary depends on its ability to efficiently and cost-effectively produce and sell salmon at large commercial scale.

Our business plans depend on our ability to increase our production capacity through the development of larger farms. We have limited experience constructing, ramping up, and managing such large, commercial-scale facilities, and we may not have anticipated all of the factors or costs that could affect our production, harvest, sale, and delivery of salmon at such a scale. Our salmon may not perform as expected when raised at very large commercial scale, we may encounter operational challenges, control deficiencies may surface, our vendors may experience capacity constraints, or our production cost and timeline projections may prove to be inaccurate. Any of these could decrease process efficiency, create delays, and increase our costs. We are also subject to volatility in market demand and prices, such as the disruption to the salmon market and the resulting reduction in market prices for salmon caused by the COVID-19 pandemic.

In addition, competitive pressures, customer volatility and the possible inability to secure established and ongoing customer partnerships and contracts, may result in a lack of buyers for our fish. Customers of our fish may not wish to follow our terms and conditions of sale, potentially resulting in a violation of labeling or disclosure laws, improper food handling, nonpayment for product, and similar issues. The competitive landscape for salmon may create challenges in securing competitive pricing for our salmon to reach our competitive goals. In addition, it is possible that we may not be able to service our customers to meet their expectations regarding fish quality, ongoing harvest supply availability, order processing fill rate, on time or correct deliveries, potential issues with third party processors, and other factors, which could impact our relationships with customers, our reputation, and our business results.

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Risks Related to Our Reliance on Third Parties

We are dependent on third parties for our operations.

Our business is dependent upon our relationships with vendors in Southeast Asia for co-packing, processing and shipping product to us. If for any reason these companies became unable or unwilling to continue to provide services to us, this would likely lead to a temporary interruption in our ability to import our products until we found another entity that could provide these services. Failure to find a suitable replacement, even on a temporary basis, would have an adverse effect on our results of operations.

We do not have long-term agreements with many of our customers and suppliers.

Many of our customers and suppliers operate through purchase orders. Though we have long-term business relationships with many of our customers and suppliers and alternative sources of supply for key items, we do not have long-term agreements with such customers and suppliers and cannot be sure that any of these customers or suppliers will continue to do business with us on the same basis or on terms that are favorable to us. The termination or modification of any of these relationships may adversely affect our business, financial performance and results of operations.

Risks Related to Our Financial Condition and Capital Requirements

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements.

The report from our independent registered public accounting firm for the year ended December 31, 2020 includes an explanatory paragraph stating that the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on its ability to increase revenues, execute on its business plan to acquire complimentary companies, raise capital and continue to sustain adequate working capital to finance its operations. If we are unable to do so, our financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern.

Our loan and security agreement with Lighthouse Financial Corp. (“Lighthouse”) contains operating and financial covenants that may restrict business and financing activities of our subsidiaries, Keeler & Co. and Coastal Pride.

Borrowings under our loan and security agreement with Lighthouse are secured by substantially all of our personal property, including our intellectual property. Our loan and security agreement contains affirmative and negative covenants which restricts our wholly-owned subsidiary, Keeler & Co. and its subsidiary, Coastal Pride’s ability to, among other things

■	dispose of or sell its assets;

■	make material changes in its business;

■	merge with or acquire other entities or assets;

■	incur additional indebtedness;

■	create liens on its assets;

■	pay dividends; and

■	make investments.

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The operating and financial restrictions and covenants in our loan and security agreement, as well as any future financing agreements into which we may enter, may restrict the ability to finance operations and engage in, expand or otherwise pursue business activities and strategies. Our ability to comply with these covenants may be affected by events beyond our control, and future breaches of any of these covenants could result in a default under our loan and security agreement. If not waived, future defaults could cause all of the outstanding indebtedness under our loan and security agreement to become immediately due and payable and terminate all commitments to extend further credit.

If we do not have or are unable to generate sufficient cash available to repay our debt obligations when they become due and payable, either upon maturity or in the event of a default, we may not be able to obtain additional debt or equity financing on favorable terms, if at all, which may negatively impact our ability to operate and continue our business as a going concern.

We face risks related to the current global economic environment, which could harm our business, financial condition and results of operations.

The state of the global economy continues to be uncertain. The current global economic conditions and uncertain credit markets, concerns regarding the availability of credit pose a risk that could impact our international relationships, as well as our ability to manage normal commercial relationships with our customers, suppliers and creditors, including financial institutions. Global trade issues and the impositions of tariffs could also have an adverse effect on our international business activities. If the current global economic environment deteriorates, our business could be negatively affected.

We may need to raise additional capital to fund our existing commercial operations and develop and commercialize new products and expand our operations.

Based on our current business plan, we believe the net proceeds from the Offering, together with our current cash and cash equivalents and cash receipts from sales will enable us to conduct our planned operations for at least the next 12 months. If our available cash balances, net proceeds from the Offering and anticipated cash flow from operations are insufficient to satisfy our liquidity requirements including because of lower demand for our products or due to other risks described herein, we may seek to sell common stock or preferred stock or convertible debt securities, enter into an additional credit facility or another form of third-party funding or seek other debt financing.

We may consider raising additional capital in the future to expand our business, to pursue strategic investments, to take advantage of financing opportunities or for other reasons, including to:

■	increase our sales and marketing efforts and address competitive developments;

■	provide for supply and inventory costs;

■	fund development and marketing efforts of any future products or additional features to then-current products;

■	acquire, license or invest in new technologies;

■	acquire or invest in complementary businesses or assets; and

■	finance capital expenditures and general and administrative expenses.

Our present and future funding requirements will depend on many factors, including:

■	our ability to achieve revenue growth and improve gross margins;

■	the cost of expanding our operations and offerings, including our sales and marketing efforts;

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■	the effect of competing market developments; and

■	costs related to international expansion.

The various ways we could raise additional capital carry potential risks. If we raise funds by issuing equity securities, dilution to our stockholders could result. Any equity securities issued also could provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, those debt securities would have rights, preferences and privileges senior to those of holders of our common stock. The terms of debt securities issued or borrowings pursuant to a credit agreement could impose significant restrictions on our operations. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights or grant licenses on terms that are not favorable to us.

We incur significant costs as a result of operating as a public company and our management devotes substantial time to public company compliance.

As a public company, we incur significant legal, accounting and other expenses due to our compliance with regulations and disclosure obligations applicable to us, including compliance with the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) as well as rules implemented by the SEC, Nasdaq, and the OTC Markets. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways we cannot currently anticipate, the manner in which we operate our business. Our management and other personnel devote a substantial amount of time to monitoring of and compliance with, public company reporting obligations. These rules and regulations cause us to incur significant legal and financial compliance costs and make some activities more time consuming and costly.

To comply with the requirements of being a public company, we may need to undertake various actions, including implementing internal controls and procedures. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934 (the “Exchange Act”) is accumulated and communicated to our principal executive and financial officers. Any failure to develop or maintain effective controls could harm our operating results, cause us to fail to meet our reporting obligations or result in a restatement of prior period financial statements. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our common stock could decline. In addition, if we are unable to continue to meet these requirements, our common stock may not be able to be eligible for quotation on the OTC Markets or meet the eligibility or continued listing requirements for the NASDAQ Stock Market (“NASDAQ”).

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act depending on whether we choose to rely on certain exemptions set forth in the JOBS Act. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, which could harm our business.

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We face risks related to the current global economic environment, which could harm our business, financial condition and results of operations.

The state of the global economy continues to be uncertain. The current global economic conditions and uncertain credit markets, concerns regarding the availability of credit pose a risk that could impact our international relationships, as well as our ability to manage normal commercial relationships with our customers, suppliers and creditors, including financial institutions. Global trade issues and the impositions of tariffs could also have an adverse effect on our international business activities. If the current global economic environment deteriorates, our business could be negatively affected.

Risks Related to Administrative, Organizational and Commercial Operations and Growth

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

We anticipate growth in our business operations. This future growth could create a strain on our organizational, administrative and operational infrastructure, including manufacturing operations, quality control, technical support and customer service, sales force management and general and financial administration. Our ability to manage our growth properly will require us to continue to improve our operational, financial and management controls, as well as our reporting systems and procedures. If we are unable to manage our growth effectively, we may be unable to execute our business plan, which could have a material adverse effect on our business and our results of operations.

If we are unable to support demand for our current and our future products, including ensuring that we have adequate resources to meet increased demand our business could be harmed.

As our commercial operations and sales volume grow, we will need to continue to increase our workflow capacity for processing, customer service, billing and general process improvements and expand our internal quality assurance program, among other things. We may also need to purchase additional equipment and increase our manufacturing, maintenance, software and computing capacity to meet increased demand. We cannot assure you that any of these increases in scale, expansion of personnel, purchase of equipment or process enhancements will be successfully implemented.

The loss of our Executive Chairman, Chief Executive Officer or Chief Financial Officer or our inability to attract and retain highly skilled officers and key personnel could negatively impact our business.

Our success depends on the skills, experience and performance of our Executive Chairman, Chief Executive Officer and Chief Financial Officer. The individual and collective efforts of these individuals will be important as we continue to develop and expand our commercial activities. The loss or incapacity of existing members of our executive management team could negatively impact our operations if we experience difficulties in hiring qualified successors. Qualified employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. Expansion of our business could require us to employ additional personnel. There can be no assurance that we will be able to attract and retain sufficient numbers of skilled employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates could impair the growth of our business.

If we were sued for product liability or professional liability, we could face substantial liabilities that exceed our resources.

The marketing and sale of our products could lead to the filing of product liability claims alleging that our product made users ill. A product liability claim could result in substantial damages and be costly and time-consuming for us to defend.

We maintain product liability insurance, but this insurance may not fully protect us from the financial impact of defending against product liability claims. Any product liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could lead to regulatory investigations, product recalls or withdrawals, damage our reputation or cause current vendors, suppliers and customers to terminate existing agreements and potential customers and partners to seek other suppliers, any of which could negatively impact our results of operations.

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We face risks associated with our international business.

Our international business operations are subject to a variety of risks, including:

■	difficulties managing foreign and geographically dispersed operations;

■	having to comply with various U.S. and international laws, including export control laws and the FCPA, and anti-money laundering laws;

■	changes in uncertainties relating to foreign rules and regulations;

■	tariffs, export or import restrictions, restrictions on remittances abroad, imposition of duties or taxes that limit our ability to import product;

■	limitations on our ability to enter into cost-effective arrangements with distributors, or at all;

■	fluctuations in foreign currency exchange rates;

■	imposition of limitations on production, sale or export in foreign countries;

■	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign processors or joint ventures;

■	imposition of differing labor laws and standards;

■	economic, political or social instability in foreign countries and regions;

■	an inability, or reduced ability, to protect our intellectual property, including any effect of compulsory licensing imposed by government action;

■	availability of government subsidies or other incentives that benefit competitors in their local markets that are not available to us;

■	difficulties in recruiting and retaining personnel, and managing international operations; and

■	less developed infrastructure.

If we expand into other target markets we cannot assure you that our expansion plans will be realized, or if realized, be successful. We expect each market to have particular regulatory and funding hurdles to overcome and future developments in these markets, including the uncertainty relating to governmental policies and regulations, could harm our business. If we expend significant time and resources on expansion plans that fail or are delayed, our reputation, business and financial condition may be harmed.

Our results may be impacted by changes in foreign currency exchange rates.

Currently, the majority of our international sales contracts are denominated in U.S. dollars. We pay certain of our suppliers in a foreign currency and we may pay others in the future in foreign currency. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could require us to reduce our selling price or risk making our product less competitive in international markets or our costs could increase. Also, if our international sales increase, we may enter into a greater number of transactions denominated in non-U.S. dollars, which could expose us to foreign currency risks, including changes in currency exchange rates.

A larger portion of our revenues may be denominated in other foreign currencies if we expand our international operations. Conducting business in currencies other than U.S. dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our operating results. Fluctuations in the value of the U.S. dollar relative to other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency translation gains and losses.

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We could be negatively impacted by violations of applicable anti-corruption laws or violations of our internal policies designed to ensure ethical business practices.

We operate in a number of countries throughout the world, including in countries that do not have as strong a commitment to anti-corruption and ethical behavior that is required by U.S. laws or by corporate policies. We are subject to the risk that we, our U.S. employees or our employees located in other jurisdictions or any third parties that we engage to do work on our behalf in foreign countries may take action determined to be in violation of anti-corruption laws in any jurisdiction in which we conduct business. Any violation of anti-corruption laws or regulations could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions and might harm our business, financial condition or results of operations. Further, detecting, investigating and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

We depend on our information technology systems, and any failure of these systems could harm our business.

We depend on information technology and telecommunications systems for significant elements of our operations. We have developed propriety software for the management and operation of our business. We have installed, and expect to expand a number of enterprise software systems that affect a broad range of business processes and functional areas, including for example, systems handling human resources, financial controls and reporting, contract management, regulatory compliance and other infrastructure operations.

Information technology and telecommunications systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our information technology and telecommunications systems, failures or significant downtime of our information technology or telecommunications systems or those used by our third-party service providers could prevent us from providing support services and product to our customers and managing the administrative aspects of our business. Any disruption or loss of information technology or telecommunications systems on which critical aspects of our operations depend could harm our business.

Our operations are vulnerable to interruption or loss due to natural or other disasters, power loss, strikes and other events beyond our control.

We conduct a significant portion of our activities, including administration and data processing, at facilities located in Southern Florida that have experienced major hurricanes and floods which could affect our facilities, could significantly disrupt our operations, and delay or prevent product shipment during the time required to repair, rebuild or replace damaged processing facilities; these delays could be lengthy and costly. Our suppliers in Southeast Asia are also vulnerable to natural disasters which could disrupt their operations and their ability to supply product to us. If any of our customers’ facilities are negatively impacted by a disaster, product shipments could be delayed. Additionally, customers may delay purchases of products until operations return to normal. Even if we and/or our suppliers are able to quickly respond to a disaster, the ongoing effects of the disaster could create some uncertainty in the operations of our business. In addition, our facilities may be subject to a shortage of available electrical power and other energy supplies. Any shortages may increase our costs for power and energy supplies or could result in blackouts, which could disrupt the operations of our affected facilities and harm our business.

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Risks Related to Intellectual Property

Our intellectual property rights are valuable, and any inability to adequately protect, or uncertainty regarding validity, enforceability or scope of them could undermine our competitive position and reduce the value of our products, services and brand, and litigation to protect our intellectual property rights may be costly.

We attempt to strengthen and differentiate our product portfolio by developing new and innovative products and product improvements. As a result, our patents, trademarks, trade secrets, copyrights and other intellectual property rights are important assets to us. Various events outside of our control pose a threat to our intellectual property rights as well as to our products and services. For example, effective intellectual property protection may not be available in countries in which our products are sold. Also, although we have registered our trademark in various jurisdictions, our efforts to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete and hurt our results of operation. Also, protecting our intellectual property rights is costly and time consuming. Policing unauthorized use of our proprietary technology can be difficult and expensive. Litigation might be necessary to protect our intellectual property rights and any such litigation may be costly and may divert our management’s attention from our core business. An adverse determination in any lawsuit involving our intellectual property is likely to jeopardize our business prospects and reputation. Although we are not aware of any of such litigation, we have no insurance coverage against litigation costs, so we would be forced to bear all litigation costs if we cannot recover them from other parties. All foregoing factors could harm our business, financial condition, and results of operations. Any unauthorized use of our intellectual property could make it more expensive for us to do business and harm our operating results.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined against us, could adversely affect our business and subject us to significant liability to third parties.

Our success mainly depends on our ability to use and develop our technology and product designs without infringing upon the intellectual property rights of third parties. We may be subject to litigation involving claims of patent infringement or violations of other intellectual property rights of third parties. Holders of patents and other intellectual property rights potentially relevant to our product offerings may be unknown to us, which may make it difficult for us to acquire a license on commercially acceptable terms. There may also be technologies licensed to us and that we rely upon that are subject to infringement or other corresponding allegations or claims by third parties which may damage our ability to rely on such technologies. In addition, although we endeavor to ensure that companies that work with us possess appropriate intellectual property rights or licenses, we cannot fully avoid the risks of intellectual property rights infringement created by suppliers of components used in our products or by companies we work with in cooperative research and development activities. Our current or potential competitors may have obtained or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products. The defense of intellectual property claims, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming, and may significantly divert the efforts and resources of our technical personnel and management. These factors could effectively prevent us from pursuing some or all of our business operations and result in our customers or potential customers deferring, canceling or limiting their purchase or use of our products, which may have a material adverse effect on our business, financial condition and results of operations.

Our commercial success will depend in part on our success in obtaining and maintaining issued patents and other intellectual property rights in the United States and elsewhere. If we do not adequately protect our intellectual property, competitors may be able to use our processes and erode or negate any competitive advantage we may have, which could harm our business.

We cannot provide any assurances that any of our patents have, or that any of our pending patent applications that mature into issued patents will include, claims with a scope sufficient to protect our products, any additional features we develop or any new products. Patents, if issued, may be challenged, deemed unenforceable, invalidated or circumvented.

Furthermore, though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors may also be able to design around our patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. We may not be able to prevent the unauthorized disclosure or use of our knowledge or trade secrets by consultants, suppliers, vendors, former employees and current employees. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these countries. If any of these developments were to occur, they each could have a negative impact on our sales.

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If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

We rely upon copyright and trade secret protection, as well as non-disclosure agreements and invention assignment agreements with our employees, consultants and third parties, to protect our confidential and proprietary information. In addition to contractual measures, we try to protect the confidential nature of our proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop the infringement or the misappropriation of our intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

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Risks Related to Regulatory Matters

Our products and operations are subject to government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business.

The FDA and other government agencies regulate, among other things, with respect to our products and operations:

■	design, development and manufacturing;

■	testing, labeling, content and language of instructions for use and storage;

■	product safety;

■	marketing, sales and distribution;

■	record keeping procedures;

■	advertising and promotion;

■	recalls and corrective actions;

■	product import and export.

The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales.

The failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as:

■	warning letters;

■	fines;

■	injunctions;

■	civil penalties;

■	termination of distribution;

■	recalls or seizures of products;

■	delays in the introduction of products into the market; and

■	total or partial suspension of production.

We may also be required to take corrective actions, such as installing additional equipment or taking other actions, each of which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. As a result, our future business prospects could deteriorate due to regulatory constraints, and our profitability could be impaired by our obligation to provide such indemnification to our employees.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and harm our reputation, business, financial condition and results of operations.

Product liability claims could divert management’s attention from our business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

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Risks Relating to this Offering and Our Common Stock

The price of our common stock may be volatile and may be influenced by numerous factors, some of which are beyond our control.

Factors that could cause volatility in the market price of our common stock include, but are not limited to:

■	actual or anticipated fluctuations in our financial condition and operating results;

■	actual or anticipated changes in our growth rate relative to our competitors;

■	commercial success and market acceptance of our products;

■	success of our competitors in commercializing products;

■	strategic transactions undertaken by us;

■	additions or departures of key personnel;

■	product liability claims;

■	prevailing economic conditions;

■	disputes concerning our intellectual property or other proprietary rights;

■	U.S. or foreign regulatory actions affecting us or our industry;

■	sales of our common stock by our officers, directors or significant stockholders;

■	future sales or issuances of equity or debt securities by us;

■	business disruptions caused by natural disasters; and

■	issuance of new or changed securities analysts’ reports or recommendations regarding us.

In addition, the stock markets in general have experienced extreme volatility that have been often unrelated to the operating performance of the issuer. These broad market fluctuations may negatively impact the price or liquidity of our common stock. In the past, when the price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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In addition, Section 102 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock or preferred stock or other securities that are convertible into or exercisable for our common stock or preferred stock.

If our existing stockholders convert our Series A Stock or exercise warrants or sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up Restricted Period lapses, the price of our common stock could decline. The perception in the market that these sales may occur could also cause the price of our common stock to decline.

In the future, we may issue authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of the then current stockholders. We are authorized to issue an aggregate of 100,000,000 shares of common stock and 5,000,000 shares of “blank check” preferred stock. We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of the common stock. We may need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise prices) below the price you paid for your stock.

There is currently a limited market for our common stock and an investor may be unable to resell shares of our common stock at times and prices believed appropriate.

Our common stock was quoted on the OTC pink sheets under the symbol “BSFC” since February 18, 2020. Currently, there is a limited trading market for our common stock and a more active market for our common stock may never develop. Accordingly, our common stock is highly illiquid, and an investor may experience difficulty buying and selling shares at times and prices that they may desire.

Although our shares have been approved for listing on the Nasdaq Capital Market, we can provide no assurance that our shares will continue to meet the listing requirements of the Nasdaq Capital Market. If we fail to comply with these listing requirements, we will be subject to potential delisting from the Nasdaq Capital Market.

Our common stock has been approved for listing on Nasdaq under the symbol “BSFC.” However, if we fail to comply with Nasdaq’s rules for continued listing, including, without limitation, minimum market capitalization and other requirements, Nasdaq may take steps to delist our shares. Failure to maintain our listing, or de-listing from Nasdaq, would make it more difficult for shareholders to sell our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

Our common stock may be deemed a “penny stock” which may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. If our common stock is or becomes subject to the “penny stock” rules, it may be more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

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Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The sales practice requirements of FINRA may limit a stockholder’s ability to buy and sell our common stock.

FINRA has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

Our operating results for a particular period may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause the price of our common stock to fluctuate or decline.

We expect our operating results to be subject to fluctuations. Our operating results will be affected by numerous factors, including:

■	variations in the level of expenses related to future development plans;

■	fluctuations in value of the underlying commodity;

■	inability to procure sufficient quantities to meet demand due to the scarcity of the product available from its suppliers

■	level of underlying demand for our products and any other products we sell;

■	any intellectual property infringement lawsuit or opposition, interference or cancellation proceeding in which we may become involved;

■	regulatory developments affecting us or our competitors; and

■	the continuing effects of the COVID-19 pandemic.

If our operating results for a particular period fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any fluctuations in our operating results may, in turn, cause the price of our common stock to fluctuate substantially. We believe that comparisons of our financial results from various reporting periods are not necessarily meaningful and should not be relied upon as an indication of our future performance.

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Our principal stockholders and management own a significant percentage of our common stock and will be able to exercise significant influence over matters subject to stockholder approval.

As of November 2, 2021, our executive officers, directors and principal stockholders, together with their respective affiliates, owned approximately 67% of our common stock, excluding shares subject to outstanding options that are exercisable within 60 days after such date. Accordingly, these stockholders will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of our board of directors and approval of significant corporate transactions. This concentration of ownership could have the effect of entrenching our management and/or the board of directors, delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the fair market value of our common stock.

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering of our common stock, and because we will not be listed on a national securities exchange, securities analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock.

Because the Merger was a reverse merger, the Registration Statement we file with respect to the shares of common stock received by investors in the Merger might be subject to heightened scrutiny by the SEC.

Additional risks may exist as a result of our becoming a public reporting company through a “reverse merger.” Certain SEC rules are more restrictive when applied to reverse merger companies, such as the ability of stockholders to re-sell their shares pursuant to Rule 144.

Historically, the SEC has taken the position that Rule 144 under the Securities Act is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, to their promoters or affiliates despite technical compliance with the requirements of Rule 144. The SEC has codified and expanded this position in its amendments effective on February 15, 2008, which applies to securities acquired both before and after that date by prohibiting the use of Rule 144 for resale of securities issued by shell companies (other than business transaction related shell companies) or issuers that have been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

■	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

■	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

■	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

■	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

In addition, for proposed sales under Rule 144, there must be adequate current information about the issuing company publicly available before the sale can be made. For reporting companies, this generally means that the companies have complied with the periodic reporting requirements of the Exchange Act. As such, due to the fact that we were a shell company until the effective time of the reverse merger, holders of “restricted securities” within the meaning of Rule 144 will be subject to the above conditions.

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Issuance of stock to fund our operations may dilute your investment and reduce your equity interest.

We may need to raise capital in the future to fund the development of our seafood business. Any equity financing may have significant dilutive effect to stockholders and a material decrease in our stockholders’ equity interest in us. Equity financing, if obtained, could result in substantial dilution to our existing stockholders. At its sole discretion, our board of directors may issue additional securities without seeking stockholder approval, and we do not know when we will need additional capital or, if we do, whether it will be available to us.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of the Company, even if such an acquisition would be beneficial to our stockholders, which could make it more difficult for you to change management.

Provisions in our certificate of incorporation and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult to replace or remove our board of directors.

In addition, Delaware law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person who, together with its affiliates, owns, or within the last three years has owned, 15% or more of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Delaware law may discourage, delay or prevent a change in control of the company. Furthermore, our certificate of incorporation will specify that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for most legal actions involving actions brought against us by stockholders. We believe this provision benefits us by providing increased consistency in the application of Delaware law by chancellors particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable in such action.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future; therefore, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, our current loan and security agreement with ACF contains, and our future loan arrangements, if any, may contain, terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We may apply the proceeds of this offering to uses that ultimately do not improve our operating results or increase the value of our common stock.

We intend to use the net proceeds from this offering for general working capital purposes. However, we do not have more specific plans for the net proceeds from this offering and our management has broad discretion in how we use these proceeds. These proceeds could be applied in ways that do not improve our operating results or otherwise increase the value of our common stock.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our company may change their recommendations regarding our company, and our stock price could decline.

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Risks Related to the COVID-19 pandemic

COVID-19 has caused significant disruptions to the global financial markets which impacts our ability to raise additional capital

The full impact of the COVID-19 outbreak continues to evolve. Management is actively monitoring the situation but given the daily evolution of the COVID-19 outbreak, the Company is not able to estimate the effects of the COVID-19 outbreak on its operations or financial condition in the next 12 months. Additionally, the continued spread of COVID-19 and uncertain market conditions may limit the Company’s ability to access capital.

We may consider raising additional capital in the future to expand our business, to pursue strategic investments, to take advantage of financing opportunities or for other reasons, including to:

■	increase our sales and marketing efforts and address competitive developments;

■	provide for supply and inventory costs;

■	fund development and marketing efforts of any future products or additional features to then-current products;

■	acquire, license or invest in new technologies;

■	acquire or invest in complementary businesses or assets; and

■	finance capital expenditures and general and administrative expenses.

Our present and future funding requirements will depend on many factors, including:

■	our ability to achieve revenue growth and improve gross margins;

■	the cost of expanding our operations and offerings, including our sales and marketing efforts;

■	the effect of competing market developments;

■	costs related to international expansion; and

■	the continuing effects of COVID-19.

If we raise funds by issuing equity securities, dilution to our stockholders could result. Any equity securities issued also could provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, those debt securities would have rights, preferences and privileges senior to those of holders of our common stock. The terms of debt securities issued or borrowings pursuant to a credit agreement could impose significant restrictions on our operations. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights or grant licenses on terms that are not favorable to us.

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We may experience disruptions of or restrictions on our operations as a result of the COVID-19 pandemic.

As the result of current restrictions put in place to address COVID-19, we have had limited access to our corporate offices and our corporate staff has been required to work remotely, disrupting interactions among our staff, with our customers and suppliers, and with our accountants, consultants and advisors. The extent to which our results may continue to be affected by COVID-19 will largely depend on future developments which cannot be accurately predicted, including the duration and scope of the pandemic, governmental and business responses to the pandemic and the impact on the global economy, our customers’ demand for our products, and our ability to provide our products and access our offices and facilities. While these factors are uncertain, the COVID-19 pandemic or the perception of its effects could continue to have a material adverse effect on our business, financial condition, results of operations, or cash flows.

We may not be entitled to forgiveness of our paycheck protection program loan (“PPP Loan”), and our application for the PPP Loans could in the future be determined to have been impermissible or could result in damage to our reputation.

On March 2, 2021, we received proceeds of $371,944 from a loan under the Paycheck Protection Program of the CARES Act, a portion or all of which may be forgiven, which we used to retain current employees, maintain payroll and make lease and utility payments. The PPP Loan matures on March 1, 2026 and bears annual interest at a rate of 1.0%. Commencing on the date that is the latter of (i) the date that is the 10th month after the end of the Company’s PPP Loan covered period (as described below) and (ii) assuming the Company has applied for PPP Loan forgiveness within the period described in clause (i), the date on which SBA remits the loan forgiveness amount on the Company’s PPP Loan to the PPP lender (or notifies such lender that no loan forgiveness is allowed), we are required to pay the lender equal monthly payments of principal and interest as required to fully amortize by March 1, 2026, any principal amount outstanding on the PPP Loan as of June 2, 2022. A portion or all of the PPP Loan may be forgiven by the SBA upon our application and upon documentation of expenditures in accordance with the SBA requirements. Under the CARES Act, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, covered mortgage interest and covered utilities during the twenty-four-week period or, if elected by the Company, the eight-week period beginning on the date the loan is advanced. Not more than 40% of the forgiven amount may be for non-payroll costs. The amount of the PPP Loan eligible to be forgiven may be limited due to declines in headcount, whether voluntary or involuntary, or if salaries and wages for employees with salaries of $100,000 or less annually are reduced by more than 25% as compared to the period of January 1, 2020 through March 31, 2020. We will be required to repay any portion of the outstanding principal that is not forgiven, along with accrued interest, in accordance with the amortization schedule described above. There can be no assurances that we will be eligible for loan forgiveness, that we will ultimately apply for forgiveness, or that any amount of the PPP Loan will ultimately be forgiven by the SBA.

In order to apply for the PPP Loan, we were required to certify, among other things, that the current economic uncertainty made the PPP Loan request necessary to support our ongoing operations. We made this certification in good faith after analyzing, among other things, our financial situation and access to alternative forms of capital and believe that we satisfied all eligibility criteria for the PPP Loan, and that our receipt of the PPP Loan is consistent with the broad objectives of the Paycheck Protection Program of the CARES Act. The certification described above does not contain any objective criteria and is subject to interpretation. On April 23, 2020, the SBA issued guidance stating that it is unlikely that a public company with substantial market value and access to capital markets will be able to make the required certification in good faith. The lack of clarity regarding loan eligibility under the Paycheck Protection Program has resulted in significant media coverage and controversy with respect to public companies applying for and receiving loans. If, despite our good-faith belief that given our Company’s circumstances we satisfied all eligible requirements for the PPP Loan, we are later determined to have violated any of the laws or governmental regulations that apply to us in connection with the PPP Loan, such as the False Claims Act, or it is otherwise determined that we were ineligible to receive the PPP Loan, we may be subject to penalties, including significant civil, criminal and administrative penalties and could be required to repay the PPP Loan in its entirety. In addition, receipt of a PPP Loan may result in adverse publicity and damage to reputation, and a review or audit by the SBA or other government entity or claims under the False Claims Act could consume significant financial and management resources. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $3,545,000 (or approximately $4,103,000 if the underwriters exercise their option to purchase additional shares of common stock in full), based upon the public offering price of $5.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. We may also use a portion of the net proceeds to acquire or make investments in businesses, products, and offerings, although we do not have agreements or commitments for any material acquisitions or investments at this time.

The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have broad discretion in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business.

Effect of Sales on Our Stockholders

All shares of common stock that are covered by this prospectus are expected to be freely tradable. The issuance and sale of a significant amount of shares registered in this offering could cause the market price of our common stock to decline and to be highly volatile.

Issuances of our common stock will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of our existing stockholders will be diluted as a result of any such issuances. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuances.

Penny Stock Rules

Our shares of common stock are subject to the “penny stock” rules of the Exchange Act. In general terms, “penny stock” is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer’s net tangible assets or revenues. In the last case, the issuer’s net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer’s average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of stockholders to sell their shares.

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DESCRIPTION OF SECURITIES

The following description of our capital stock is only a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, each as amended and restated, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

We have authorized capital stock consisting of 100,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of November 2, 2021, we had 23,337,541 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Preferred Stock

Our Board of Directors may issue preferred stock in one or more series without stockholder approval. Our Board of Directors may determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Our Board of Directors has designated 10,000 shares of preferred stock as “8% Series A Convertible Preferred Stock”.

The Series A Stock has no maturity and is not subject to any sinking fund or redemption and will remain outstanding indefinitely unless and until converted by the holder or the Company redeems or otherwise repurchases the Series A Stock.

Ranking. The Series A Stock ranks, with respect to the payment of dividends and/or the distribution of assets in the event of any liquidation, dissolution or winding up of the Company, (i) senior to all classes or series of common stock, and to all other equity securities issued by the Company; (ii) on parity with all equity securities issued by the Company with terms specifically providing that those equity securities rank on parity with the Series A Stock; (iii) junior to all equity securities issued by the Company with terms specifically providing that those equity securities rank senior to the Series A Stock; and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) of the Company.

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Dividends. Cumulative dividends shall accrue on each share of Series A Stock at the rate of 8% (the “Dividend Rate”) of the purchase price of $1,000.00 per share, commencing on the date of issuance. Dividends are payable quarterly, when and if declared by the Board, beginning on September 30, 2018 (each a “Dividend Payment Date”) and are payable in shares of common stock (a “PIK Dividend”) with such shares being valued at the daily volume weighted average price (“VWAP”) of the common stock for the thirty trading days immediately prior to each Dividend Payment Date or if not traded or quoted as determined by an independent appraiser selected in good faith by the Company. Any fractional shares of a PIK Dividend will be rounded to the nearest one-hundredth of a share. All shares of common stock issued in payment of a PIK Dividend will be duly authorized, validly issued, fully paid and non-assessable. Dividends will accumulate whether or not the Company has earnings, there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board. No dividends on shares of Series A Stock shall be authorized, paid or set apart for payment at any time when the terms and provisions of any agreement of the Company prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law. No dividends will be declared or paid or set aside for payment and no other distribution will be declared or made upon shares of common stock or preferred stock that rank junior to the Series A Stock as to the payment of dividends, or upon liquidation, dissolution, or winding up of the Company, and (iii) any shares of common stock and preferred stock that the Company may issue ranking junior to the Series A Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company that it may issue ranking junior to the Series A Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up).

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Stock will be entitled to be paid out of the assets the Company has legally available for distribution to its shareholders, subject to the preferential rights of the holders of any class or series of capital stock of the Company it may issue ranking senior to the Series A Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of the Purchase Price, before any distribution of assets is made to holders of common stock or any other class or series of capital stock of the Company that it may issue that ranks junior to the Series A Stock as to liquidation rights. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Series A Stock immediately prior to such event is the same immediately after giving effect to such event.

Liquidation Preference. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of the Series A Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company that it may issue ranking on a parity with the Series A Stock in the distribution of assets, then the holders of the Series A Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. The consolidation or merger of the Company with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Company, will not be deemed a liquidation, dissolution or winding up of the Company.

Conversion. Each share of Series A Stock is convertible at any time and in the sole discretion of the holder thereof, into shares of common stock at a conversion rate of 500 shares of common stock per each share of Series A Stock (the “Conversion Rate”), subject to adjustment from time to time as follows: if the Company declares or pays any dividend or makes any distribution on common stock payable in shares of common stock, or effects a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of common stock then in each such case the Conversion Ratio will be adjusted, so that the holder of any shares of Series A Stock will be entitled to receive upon conversion thereof the number of shares of common stock or other securities or property that such holder would have owned or have been entitled to receive upon the happening of such event had such Series A Stock been converted immediately prior to the relevant record date or the effective date of such event.

Upon a merger, share exchange or consolidation of the Company, the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, of all or substantially all of the Company’s assets, or any agreement providing for any of the foregoing, each share of Series A Stock will remain outstanding and will thereafter be convertible into, or will be converted into a security which shall be convertible into, the kind and amount of securities or other property to which a holder of the number of shares of common stock of the Company deliverable upon conversion of such share of Series A Stock immediately prior to such business combination would have been entitled upon such business combination.

Share Reservation. The Company is obligated to at all times reserve and keep available out of its authorized but unissued shares of common stock, a sufficient number of its shares of common stock as shall from time to time be to effect the conversion of all outstanding shares of the Series A Stock.

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Voting. Holders of Series A Stock have no voting rights, except (i) the affirmative vote of at least two-thirds of the Series A Stock outstanding will be required to authorize or create, or increase the authorized or issued amount of capital stock ranking senior to the Series A Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or amend the Certificate of Incorporation which would have a material adverse effect on the rights, preferences, privileges or voting powers of the Series A Stock or (ii) as otherwise required by law. On each matter on which holders of Series A Stock are entitled to vote, each share of Series A Stock will be entitled to one vote.

While we do not currently have any plans for the issuance of additional preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

■	Restricting dividends on the common stock;

■	Diluting the voting power of the common stock;

■	Impairing the liquidation rights of the common stock; or

■	Delaying or preventing a change in control of the Company without further action by the stockholders.

On June 30, 2021, all of the 1,413 shares of Series A Stock then issued and outstanding were converted into an aggregate of 706,500 shares of common stock of the Company.

Warrants

We issued warrants to purchase an aggregate of 1,500,000 shares of common stock to investors in an offering from June 17, 2021 through July 14, 2021, in which the Company entered into subscription agreements with certain “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended. Each Warrant entitles the holder to purchase shares of common stock at an exercise price of $2.00 per share and will expire three years from the date of issuance. Prior to exercise, the warrants do not confer upon holders any voting or any other rights as a stockholder.

The warrants contain provisions that protect the holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events.

Also outstanding are three-year warrants to purchase an aggregate of 353,250 shares of common stock at an exercise price of $2.40 per share which expire November 8, 2021.

Options

There is an outstanding ten-year option to purchase an aggregate of 3,120,000 shares of common stock with an exercise price of $2.00 per share granted under the 2018 Plan to the former chief financial officer of the Company in connection with the Merger. The options related to the former chief executive officer of the Company, Carlos Faria, were forfeited in 2019. On April 12, 2021, each of the Company’s directors was granted, pursuant to a director service agreement, a four-year option to purchase 100,000 shares of the Company’s common stock at an exercise price of $2.00 per share which vests as to 1/12 of the shares subject to the option on a monthly basis during the first year from the date of grant.

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Underwriter Warrants

We intend to issue warrants to the underwriters to purchase a number of shares of common stock equal to 7.0% of the total number of shares of common stock sold in this offering at an exercise price equal to the public offering price of the shares of common stock sold in this offering. These warrants will be exercisable for three years from the effective date of the registration statement filed for this offering. The underwriter’s warrants will provide for cash exercise provisions and will be non-callable and non-cancelable with immediate “piggyback” registration rights as well as customary anti-dilution protections.

Other Convertible Securities

As of November 2, 2021, other than the securities described above, the Company does not have any outstanding convertible securities.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC, with an address of 18 Lafayette Place, Woodmere, New York 11598 and its telephone number is (212) 828-8436.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a person deemed an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person becomes an interested stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the company.

Special Stockholder Meetings

Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our certificate of incorporation and bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

The provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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DESCRIPTION OF BUSINESS

We are an international sustainable marine protein company that owns and operates several portfolio companies with an emphasis on Environmental, Social and Governance (ESG) values. We seek to create a vertically integrated seafood company that offers customers high quality products while maintaining a focus on our core values of delivering food safety, traceability and certified resource sustainability. Our companies include:

■	Blue Star Foods Corp., which imports, packages and sells refrigerated pasteurized crab meat sourced primarily from Southeast Asia and other premium seafood products;

■	Coastal Pride Company, Inc. (“Coastal Pride”), which imports pasteurized and fresh crab meat sourced primarily from Mexico and Latin America and sells premium branded label crab meat throughout North America; and

■	Taste of BC Aquafarms, Inc. (“TOBC”), a family-owned and operated, land-based recirculating aquaculture systems (“RAS”) salmon farming operation, which sells its steelhead salmon to distributors in Canada.

Strategy

Our long-term strategy is to create a vertically integrated seafood company that offers customers high quality products while maintaining a focus on our core values of delivering food safety, traceability and certified resource sustainability.

We plan to grow the Company organically by continuing to grow our customer base and introducing new high-value product lines and categories, as well as strategically acquiring companies that focus on additional species and proprietary technologies that we believe we can integrate into a larger, diversified company.

Operating Companies

John Keeler & Co. Inc. dba as Blue Star Foods Corp. is an international seafood company that imports, packages and sells refrigerated pasteurized crab meat and other premium seafood products.

■	We purchase the majority of our crab product (Portunus Pelagicus and Portunus Haanii) from processors which source the crab meat from local fishermen in Indonesia, the Philippines, Thailand, Vietnam, Sri Lanka and India, to whom we pay a premium in order to outfit their boats with a proprietary GPS-based system. This system allows us to trace where the crab product originates and ensure that only mature crabs are being harvested by the use of collapsible traps and not gill nets.

■	The crab meat is purchased directly from processors with whom we have long-standing relationships, that have agreed to source their product in a sustainable manner. All crab meat is sourced under the Company’s FDA approved Hazard Analysis Critical Control Point (“HACCP”) Plan. Additionally, all suppliers are certified by the British Retail Consortium (the “BRC”) and are audited annually to ensure safety and quality of our product.

■	The crab meat which we import is processed in 13 plants throughout Southeast Asia. Our suppliers are primarily via co-packing relationships, including two affiliated suppliers. We sell primarily to food service distributors. We also sell our products to wholesalers, retail establishments and seafood distributors.

■	We have created a technology platform that tracks the product through its entire chain of custody and collects and transmits various data to the Company in real-time, from the loading site to the packing plant, through the sorting and pasteurization process and the exporting process to the end customer. Our technology allows our customers access to their “Scan on Demand” QR code-enabled traceability application.

■	Our premium proprietary brands (Blue Star, Pacifika and Oceanica) are differentiated in terms of quality and price point. (See Branded Products for more detail.)

■	We believe that we utilize best-in-class technology, in both resource sustainability management and ecological packaging.

■	Our warehouse facility in Miami, Florida is the only crab meat facility audited by the BRC (graded A++) in the U.S.

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Coastal Pride is a seafood company, based in Beaufort, South Carolina, that imports pasteurized and fresh crab meat (Portunus Pelagicus, Portunus Haanii and Callinectes) sourced primarily from Mexico and Latin America and sells premium branded label crab meat throughout North America.

■	It has three premium branded label products, including First Choice, Good Stuff and Coastal Pride Fresh. (See Branded Products for more detail.)

■	Coastal Pride was acquired by Blue Star Foods Corp. on November 26, 2019.

Taste of BC Aquafarms (TOBC) is a land-based salmon recirculating aquaculture farm located in Nanaimo, British Columbia, Canada with an annual production capacity of approximately 100 tons. The company produces steelhead salmon under the brand name Little Cedar Farms for distribution in Canada.

■	The initial facility has been operated as a model farm in which the development of salmon RAS technology has been developed and proven. We intend to refine this model farm into a 150 tons standardized module that will be replicated in the development of future farms. The next facility we plan to build will have 10 such modules, for a total production capacity of 1,500 tons.

■	The current RAS facility is in an insulated, bio-secure structure where all culture conditions are controlled. The primary RAS system is composed of 13 culture tanks, a drum filter, fluidized sand bed biofilter and low head oxygenator and employs an efficient gravity fed low head arrangement which reduces energy use as compared to other RAS designs. Additionally, there are two independent partial reuse finishing tank systems.

■	Weekly harvests of approximately two tons of salmon are stunned and bled at the farm and then processed as fresh iced HOG (head on gutted) fish at a Canadian Food Inspection Agency approved processing facility. Currently, TOBC sells its salmon to two wholesale seafood distributors in Canada.

■	Eggs are purchased from two primary suppliers and are hatched approximately every eight weeks. TOBC’s hatchery is composed of a recirculating system that utilizes an upwelling “heath stack” incubator and five tanks with moving bed biofiltration. The fish are then transferred to the main RAS system approximately 12 weeks post hatch.

■	TOBC’s feed is largely terrestrial based from grains and other non-marine ingredients.

■	The faster life cycle from birth to harvesting of our salmon, as compared to conventional salmon, allows it to be produced more economically in contained, land-based RAS farms. Although RAS farms require greater capital investment than the sea cage approach, we believe that the higher costs are offset by more efficient growth and a shorter transportation distance to market.

■	TOBC was acquired by the Company on June 24, 2021.

Branded Products

Between the three companies, we currently have the following branded products: Blue Star, Pacifika, Oceanica, Crab & Go Premium Seafood, Lubkin, First Choice, Good Stuff, Coastal Pride Fresh and Little Cedar Falls.

■	Blue Star is packed with only high quality Portunus Pelagicus species crab and is produced under exacting specifications and quality control requirements.

■	Pacifika is a quality brand for the price conscious end user. The Portunus Haanii crab meat is packed in China and is ideal for upscale plate presentations.

■	Oceanica is made from the Portunus Haanii crab, which is caught and processed in Vietnam. It is an affordable choice to help reduce food cost without sacrificing the look/taste of dishes.

■	Lubkin Brand is packed with quality Portunus Pelagicus species crab in the Philippines and Indonesia.

■	First Choice is a quality brand packed with Portunus Haanii crab meat from Malaysia.

■	Good Stuff is a premium brand packed with high quality Callinectes species crab from Mexico.

■	Coastal Pride Fresh Brand is packed with Callinectes Sapidus from Venezuela and the United States.

■	Grab + Go Premium Seafood is geared towards millennials as part of the trend toward pre-packaged, grab-and-go items. The product is packaged in flexible foil pouches.

■	Steelhead salmon is produced by TOBC under the “Little Cedar Falls” brand. The fish are sashimi grade and only sold as a fresh item, usually reaching end users within days of harvest.

Competitive Strengths

Sustainable and Traceable Product Sourcing. We believe that our greatest point of differentiation from other seafood companies is our efforts to ensure that our seafood products are ethically sourced in a method that is consistent with our core values and those of our customers.

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Proprietary Brands. We have created several brands of crab meat that are well regarded amongst our customers and are differentiated by product quality and price point.

Eco-Friendly Packaging. Another major point of differentiation from our competitors is our use of sustainable and ethical packaging. Our green pouches for Eco-Fresh crab meat are patented in the United States, Europe, Thailand, the Philippines and Indonesia under patent Nos.1526091 B1 and US Patents 8,337,922 and 8,445,046. Since their introduction in 2003, these pouches have saved in excess of 800 metric tons of carbon dioxide emissions versus metal can packaging material.

Growth Strategy

We intend to grow our business in several ways, including:

Growing the existing platform businesses. The three current existing businesses each have different pathways to organic growth, including, but not limited to, increasing their reliable access to sustainably sourced marine product and supplying to a larger and more diversified customer base. Our key objective is to optimize the management of the companies across all operating platforms, specifically in the marketing, sourcing and financing departments.

Strategic Acquisitions. We will continue to seek opportunities to acquire companies that allow us to expand into new territories, diversify our species product categories, and where operational synergies with our existing companies may exist. We believe that we may have the ability to layer on a sustainability model to certain companies that operate in a more traditional way, with an opportunity to increase margins by selling a more premium product.

Scaling the RAS Business. We have an internal goal to reach production of 21,000 metric tons of steelhead salmon by 2028. If we can successfully access the necessary funding through the equity capital markets and through certain debt facilities, we intend to build a series of 1,500 metric ton and 3,000 metric ton facilities throughout strategic locations in British Columbia, Canada, where TOBC is currently based.

Industry Overview

The international seafood industry is going through a period of rapid change as it strives to meet the needs of a growing population around the world, where food consumption habits are evolving. We believe there are powerful trends emerging in the developing world (including a growing demand for animal-based protein) as well as in the developed world (where there is an increased awareness and focus on sustainable sourcing and protecting marine ecosystems).

Changes in Population Growth and Global Seafood Consumption

■	The United Nations estimates that there will be close to 9.7 billion people on our planet by the year 2050, a significant increase from the existing population estimates of 7.7 billion(1).
■	As the population has grown, so has per capita fish consumption. Per capita food fish consumption grew from 9.0 kg (live weight equivalent) in 1961 to 20.5 kg in 2018, by about 1.5% per year(2).

Aquaculture Has Developed as a Major Source to Meet Global Seafood Demand

■	The wild fish catch reached a peak at 94 metric tons(3)(in the mid-1990s) and has since stagnated. Nearly all of the increase in world marine protein supply has since come from aquaculture.
■	In 2016, aquaculture provided more than half (80 metric tons)(4) of all marine protein consumed.
■	It is estimated that aquaculture production may need to double between 2010 through 2050, from 60 metric tons in 2010 to roughly 140 metric tons in 2050(5), to meet estimated demand.

We believe that Recirculatory Aquatic Systems are likely to be a highly disruptive technology

■	Rear fish at high densities, in indoor tanks in a “controlled” environment.
■	The culture water is purified and reused continuously, in an almost completely closed circuit.
■	Recirculating systems are capable of reusing approximately 90% of culture water.
■	Solid waste, ammonium and CO2 are either removed or converted into non-toxic bio products (fertilizers).
■	The purified water is subsequently saturated with oxygen and returned to the fish tanks.

(1) United Nations – Department of Economic and Social Affairs (2019)

(2)(3)(4)(5) Food and Agriculture Organization of the United Nations “The State of the World Fisheries and Aquaculture – 2020.

Suppliers

We purchase crab meat directly from 13 processors with which we have long-standing relationships, that have agreed to source their product in a sustainable manner. All crab meat is sourced under the Company’s FDA approved HACCP Plan. Additionally, all suppliers are certified grade A by the BRC and are audited annually to ensure safety and quality.

The Company had five suppliers which accounted for approximately 65% of the Company’s total purchases during the year ended December 31, 2020. These five suppliers are located in the United States, Indonesia, Sri Lanka, Mexico and the Philippines, which accounted for approximately 93% of the Company’s total purchases during the year. During 2020, the Company purchased inventory from two non-affiliated Indonesian suppliers that made up the balance of 25% of the supply concentration.

TOBC has two primary egg suppliers based in Washington State.

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Sales, Marketing and Distribution

The Company’s products are sold in the United States and Canada. Its primary current source of revenue is importing blue and red swimming crab meat primarily from Indonesia, Mexico, Malaysia, Sri-Lanka, China, the Philippines and Vietnam and distributing it in the United States and Canada under several brand names such as Blue Star, Oceanica, Pacifika, and Lubkin’s Coastal Pride, First Choice, Good Stuff, Coastal Pride Fresh, and steelhead salmon produced under the brand name Little Cedar Farms for distribution in Canada.

The Company has a sales team based throughout the United States who sells directly to customers, most of whom are in the food service and retail industry, and also manage a network of regional and national brokers that cover both the retail and wholesale segments. The sales team and brokers help to pull the products through the system by creating demand at the end user level and pulling the demand through our distributor customers. The Company sells to retail customers either directly or via distributors that specialize in the retail segment.

The Company does not own its own fleet of trucks and utilizes less than truckload freight shipping (“LTL”) national freight carriers to deliver its products to its customers. LTL is used for the transportation of small freight or when freight does not require the use of an entire trailer. When shipping LTL, the Company pays for a portion of a standard truck trailer, and other shippers and their shipments fill the unoccupied space.

TOBC steelhead salmon is sold in Canada under the brand name Little Cedar Falls primarily to two distributor/brokers.

Customers

Our customer base comprises some of the largest companies in the food service and retail industry throughout the United States. We sell our crab meat to our customers through purchase orders. For the year ended December 31, 2020, sales to food distributors and retail and wholesale clubs accounted for 63% of our revenue. The balance of our revenue derived from smaller seafood distributors and value-added processors.

The Company had three customers which accounted for approximately 26% of revenue during the year ended December 31, 2020. Outstanding receivables from these customers accounted for approximately 19% of the total accounts receivable as of December 31, 2020. The loss of any major customer could have a material adverse impact on the Company’s results of operations, cash flows and financial position.

Competition

In general, the international seafood industry is intensely competitive and highly fragmented. We compete with local and overseas manufacturers and importers engaged in similar products.

Examples of the Company’s primary competitors in its traditional sustainable seafood businesses are Tri Union Frozen Products, Inc. (Chicken of the Sea Frozen Foods), Phillips Foods, Inc., Harbor Seafood, Inc., Newport International and Twin Tails Seafood Corp.

Examples of the Company’s primary competitors in its RAS business are Aquabounty, Atlantic Sapphire, Aquacon, Nordic Aquafarms, Whole Oceans, West Coast Salmon and Pure Salmon.

Intellectual Property

Our intellectual property is an essential element of our business. We use a combination of patent, trademark, copyright, trade secret and other intellectual property laws and confidentiality agreements to protect our intellectual property. Our policy is to seek patent protection in the United States and in certain foreign jurisdictions for our products, processes and other technology where available and when appropriate. We also in-license technology, inventions and improvements we consider important to the development of our business.

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In addition to our patents, we also rely upon trade secrets, know-how, trademarks, copyright protection and continuing technological and licensing opportunities to develop and maintain our competitive position. We monitor the activities of our competitors and other third parties with respect to their use of intellectual property. We require our employees to execute confidentiality and non-competition agreements upon commencing employment with us. Despite these safeguards, any of our know-how or trade secrets not protected by a patent could be disclosed to, or independently developed by, a competitor.

It is our standard practice to require our employees to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership in those works. Despite our precautions, it may be possible for third parties to obtain and use without consent intellectual property that we own. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

Borrowings under our loan and security agreement with Lighthouse are secured by substantially all of our personal property, including our intellectual property.

The following is a list of our patents:

Title	Country	Patent No. OR Publication No	Issue Date	Application No.	Application Date
POUCH-PACKAGED CRABMEAT PRODUCT AND METHOD	US	2015/0257426 A1		14/205,742	3/12/2014
METHOD FOR PACKAGING CRABMEAT	US	8445046 B2	5/21/2013	13/681,027	11/19/2012
METHOD FOR PACKAGING CRABMEAT	US	8337922 B2	12/25/2012	10/691,480	10/21/2003
METHOD FOR PACKAGING CRABMEAT	EPC	1526091 B1			10/21/2004
	TH	28,256
	PH	1-2005-000216
	ID	21261

Our patents expire 20 years from the date of issuance which range from year 2007 to 2015.

The following is a list of our registered trademarks and trademarks for which we have filed applications.

Mark	Registration No	Registration Date	Application No.	Application Date
AMERICA’S FAVORITE CRABMEAT	2961590	6/7/05	78344059	12/22/03
ECO-FRESH	4525998	5/6/14	77922376	1/28/10
	3858522	10/5/10	77885209	12/3/09
	3818057	7/13/10	77885203	12/3/09
OCEANICA	3711200	11/17/09	77595180	10/17/08
	2419060	1/9/01	75855876	11/19/19
Lubkin’s Coastal Pride	2879531	8/31/04	78289067	8/19/03
Lubkin’s Good Stuff	N/A	N/A	87919629	5/14/18
Lubkin’s First Choice	H/A	N/A	88645685	10/8/19

Canadian Intellectual Property Office registered trademarks:

■	Little Cedar Falls – Registration #1766337- Expiration: June 20, 2032
■	Taste of BC – Registration #1561871 - Expiration: January 31, 2034

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Government Regulation

Our third-party distribution facilities and our international suppliers are certified in accordance with the HACCP, standards for exporting aquatic products to the United States. The HACCP standards are developed by the U.S. Food and Drug Administration (the “FDA”), pursuant to the FDA’s HACCP regulation, Title 21, Code of Federal Regulations, part 123, and are used by the FDA to help ensure food safety and control sanitary standards.

Food Safety and Labeling

We are subject to extensive regulation, including, among other things, the Food, Drug and Cosmetic Act, as amended by the Food Safety Modernization Act (“FSMA”), the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, and the rules and regulations promulgated thereunder by the FDA. The FSMA was enacted in order to aid the effective prevention of food safety issues in the food supply. This comprehensive and evolving regulatory program impacts how food is grown, packed, processed, shipped and imported into the United States and it governs compliance with Good Manufacturing Practices regulations (“GMPs”). The FDA has finalized seven major rules to implement FSMA, recognizing that ensuring the safety of the food supply is a shared responsibility among many different points in the global supply chain. The FSMA rules are designed to make clear specific actions that must be taken at each of these points to prevent contamination. Some aspects of these laws use a strict liability standard for imposing sanctions on corporate behavior. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls, or seizures, and criminal sanctions, any of which could impact our results of operations.

In addition, the Nutrition Labeling and Education Act of 1990 prescribes the format and content of certain information required to appear on the labels of food products.

Our operations and products are also subject to state and local regulation, including the registration and licensing of plants, enforcement by state health agencies of various state standards, and the registration and inspection of facilities. Compliance with federal, state and local regulation is costly and time-consuming. Enforcement actions for violations of federal, state, and local regulations may include seizure and condemnation of products, cease and desist orders, injunctions or monetary penalties. We believe that our practices are sufficient to maintain compliance with applicable government regulations.

Trade

For the purchase of products harvested or manufactured outside of the United States, and for the shipment of products to customers located outside of the United States, we are subject to customs laws regarding the import and export of shipments. Our activities, including working with customs brokers and freight forwarders, are subject to regulation by U.S. Customs and Border Protection, part of the Department of Homeland Security.

TOBC

TOBC’s aquafarms facility in Nanaimo, British Columbia, Canada with an annual production capacity of approximately 100 tons are licensed under the Canadian Department of Fisheries and Oceans. Harvests of steelhead salmon are processed as iced HOG fish at locally at a Canadian Food Inspection Agency approved processing facility.

Federal Trade Commission

We are subject to certain regulations by the U.S. Federal Trade Commission. Advertising of our products is subject to such regulation pursuant to the Federal Trade Commission Act and the regulations promulgated thereunder.

Employee Safety Regulations

We are subject to certain health and safety regulations, including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require us to comply with certain manufacturing, health, and safety standards to protect our employees from accidents.

Anticorruption

Because we are organized under the laws of a state and our principal place of business is in the United States, we are considered a “domestic concern” under the Foreign Corrupt Practices Act (“FCPA”) and are covered by the anti-bribery provisions of the FCPA. The provisions prohibit any domestic concern and any officer, director, employee, or agent, acting on behalf of the domestic concern from paying or authorizing payment of anything of value to (i) influence any act or decision by a foreign official; (ii) induce a foreign official to do or omit to do any act in violation of his/her lawful duty; (iii) secure any improper advantage; or (iv) induce a foreign official to use his/her influence to assist the payor in obtaining or retaining business, or directing business to another person.

Environmental Regulation

We are subject to a number of federal, state, and local laws and other requirements relating to the protection of the environment and the safety and health of personnel and the public. These requirements relate to a broad range of our activities, including the discharge of pollutants into the air and water; the identification, generation, storage, handling, transportation, disposal, recordkeeping, labeling, and reporting of, and emergency response in connection with, hazardous materials (including asbestos) associated with our operations; noise emissions from our facilities; and safety and health standards, practices, and procedures that apply to the workplace and the operation of our facilities.

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Our History

We were incorporated on October 17, 2017 in the State of Delaware as a blank check company to be used as a vehicle to pursue a business combination with an unidentified target. In connection with the Merger, we changed our name from “AG Acquisition Group II, Inc.” to “Blue Star Foods Corp.” and succeeded to the business of Keeler & Co.

Merger

Upon the closing of the Merger, the 500 shares of common stock of Keeler & Co. issued and outstanding immediately prior to the closing of the Merger were converted into 30,000 shares of our common stock. As a result, an aggregate of 15,000,000 shares of our common stock were issued to the Sole Stockholder.

At the effective time of the Merger, the Company redeemed an aggregate of 9,250,000 shares of common stock from the pre-Merger stockholders of the Company (the “Pre-Merger Holders”) for cancellation by the Company (the “Share Redemption”) and, as a result, the Pre-Merger Holders retained an aggregate of 750,000 shares of common stock after the Merger, representing a value of $1.5 million. The shares were redeemed in consideration for the direct benefit the Pre-Merger Holders will receive in connection with the consummation of the Merger.

Concurrently with the closing of the Merger, we closed a private placement offering (the “Offering”) in which we sold an aggregate of 725 units of our securities (the “Units”) at a purchase price of $1,000 per Unit, for aggregate gross proceeds of $725,000. Each Unit consisted of one share of the Company’s 8% Series A convertible preferred stock, par value $0.0001 per share (the “Series A Stock”) and a three-year warrant (the “Warrant”) to purchase one-half of one share of common stock for every share of common stock that would be received upon conversion of a share of Series A Stock (the “Warrant Shares”), at an exercise price of $2.40. The Series A Stock is convertible into shares (the “Conversion Shares”) of the Company’s common stock, at a conversion rate of $2.00 per share (the “Conversion Rate”). We issued 353,250 Warrant Shares in the Offering, which Warrant Shares are exercisable independently of any conversion of Series A Stock. The net proceeds of the Offering were used by the Company for general corporate purposes. As of June 30, 2021, all of the Series A Stock has been converted to shares of the Company’s common stock.

Also, effective upon the closing of the Merger, we issued an aggregate of 688 Units to eleven “accredited investors” (the “Settlement Parties”) for each such individual or entity entering into a settlement and mutual general release agreement (the “Settlement Agreement”) with the Company in full and complete settlement and satisfaction and release of claims such Settlement Parties may have against the Company (the “Company Settlement”).

Upon the closing of the Merger, options to purchase an aggregate of 104 shares of Keeler & Co.’s common stock at an exercise price of $10,000 per share, which were outstanding immediately prior to the closing of the Merger, were converted into (i) a ten-year immediately exercisable option to purchase 3,120,000 shares of common stock of the Company at an exercise price of $0.333 (which option was subsequently terminated unexercised), and (ii) a ten-year option to purchase 3,120,000 shares of common stock at an exercise price of $2.00, which vested one-year from the date of grant.

In connection with the Merger, each of our executive officers and directors after giving effect to the Merger (the “Restricted Holders”) and each of the Pre-Merger Holders, holding at the closing date of the Merger an aggregate of 750,000 shares of our common stock, entered into lock-up agreements (the “Lock-Up Agreements”), whereby the Restricted Holders are restricted for a period of 18 months and the Pre-Merger Holders are restricted for 12 months, after the Merger (the “Restricted Period”), from sales or dispositions (including pledges) in excess of 50% of all of the common stock held by (or issuable to) them and at a price below $2.20 per share (such restrictions together the “Lock-Up”). Notwithstanding such restrictions, during the Restricted Period (i) the Restricted Holders may transfer up to 10% of their shares to a charitable organization which agrees to be bound by such Lock-Up restrictions and (ii) the Pre-Merger Holders may transfer up to 10% of their shares to a third party which agrees to be bound by such Lock-Up restrictions. From and after the Restricted Period, neither the Restricted Holders nor the Pre-Merger Holders may sell, dispose or otherwise transfer more than one-third of the common stock held by such Holder in any two-month period.

Our authorized capital stock currently consists of 100,000,000 shares of common stock, and 5,000,000 shares of the preferred stock, of which 10,000 shares have been designated as Series A Stock. Our common stock was quoted on the OTC pink sheets under the symbol “BSFC” since February 18, 2020. Our common stock has been approved for listing on Nasdaq under the symbol “BSFC,” and will begin trading there on November 3, 2021. Currently, there is a limited trading market for our common stock.

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Coastal Pride Acquisition

On November 26, 2019, Keeler & Co., Inc. (the “Purchaser”) entered into an Agreement and Plan of Merger and Reorganization (the “Coastal Merger Agreement”) with Coastal Pride Company, Inc., a South Carolina corporation, Coastal Pride Seafood, LLC (“Coastal Pride”), a Florida limited liability company and newly-formed, wholly-owned subsidiary of Keeler & Co. (the “Acquisition Subsidiary” and, upon the effective date of the Coastal Merger, the “Surviving Company), and The Walter F. Lubkin, Jr. Irrevocable Trust dated 1/8/03 (the “Trust”), Walter F. Lubkin III (“Lubkin III”), Tracy Lubkin Greco (“Greco”) and John C. Lubkin (“Lubkin”), constituting all of the shareholders of Coastal Pride Company, Inc. immediately prior to the Coastal Merger (collectively, the “Sellers”). Pursuant to the terms of the Coastal Merger Agreement, Coastal Pride Company, Inc. merged with and into the Acquisition Subsidiary, with the Acquisition Subsidiary being the surviving company (the “Coastal Merger”).

Coastal Pride is a seafood company, based in Beaufort, South Carolina, that imports pasteurized and fresh crabmeat sourced primarily from Mexico and Latin America and sells premium branded label crabmeat throughout North America.

Pursuant to the terms of the Coastal Merger Agreement, the following consideration was paid by Keeler & Co.: (i) an aggregate of $394,622 in cash; (ii) a five-year 4% promissory note in the principal amount of $500,000 (the “Lubkin Note), issued by Keeler & Co. to Walter Lubkin Jr. (“Walter Jr.”); (iii) three-year 4% convertible promissory notes in the aggregate principal amount of $210,000 (collectively, the “Sellers Notes” and together with the Lubkin Note, the “Notes”), issued by Keeler & Co. to Greco, Lubkin III and Lubkin, pro rata to their ownership of Coastal Pride Company, Inc. immediately prior to the Coastal Merger; (iii) 500,000 shares of common stock of the Company, issued to Walter Lubkin, Jr. (the “Walter Jr. Shares”); and (iii) an aggregate of 795,000 shares of common stock of the Company, issued to Greco, Lubkin III and Lubkin, pro rata to their ownership of Coastal Pride Company, Inc. immediately prior to the Coastal Merger (together with the Walter Jr. Shares, the “Consideration Shares”).

The Notes are subject to a right of offset against the Sellers’ indemnification obligations as described in the Coastal Merger Agreement and are subordinate and subject to prior payment of all indebtedness of John Keeler under the Loan Agreement with Lighthouse Financial Corp., a North Carolina corporation (“Lighthouse”).

Principal and interest under the Lubkin Note are payable quarterly, commencing February 26, 2020, in an amount equal to the lesser of (i) $25,000 and (i) 25% of the Surviving Company’s quarterly earnings before interest, tax, depreciation and amortization.

One-sixth of the principal and interest under the Sellers Notes are payable quarterly commencing on August 26, 2021. The Sellers Notes are convertible into shares of common stock of the Company at the Seller’s option, at any time after the first anniversary of the date of the Note, at the rate of one share for each $2.00 of principal and/or interest so converted (the “Conversion Shares”).

Keeler & Co. has the right to prepay the Notes in whole or in part at any time without penalty or premium.

On April 15, 2021, the Company issued an aggregate of 16,460 shares of its common stock to the Seller’s in lieu of payment in cash of accrued interest in the aggregate amount of $39,504 under the Sellers’ Notes.

At the effective time of the Coastal Merger, the Sellers entered into leak-out agreements (each, a “Leak-Out Agreement”) pursuant to which the Sellers and Walter Jr. may not directly or indirectly pledge, sell, or transfer any of the Consideration Shares or Conversion Shares, or enter into any swap or other arrangement that transfers any of the economic consequences of ownership of any such shares for one year from the date of the Coastal Merger. Thereafter, each Seller and Walter Jr. may transfer up to 25% of the aggregate of the Consideration Shares and the Conversion Shares held by such person, in each successive six-month period.

In connection with the Coastal Merger, Lubkin III and Greco agreed to serve as president and chief financial officer, respectively, of the Surviving Company.

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ACF Finco I, LP (“ACF”) and Keeler & Co. were parties to a loan and security agreement, originally dated as of August 31, 2016. As a condition to ACF’s waiver of certain events of default under the Loan Agreement, and consent to the formation of the Acquisition Subsidiary and the Coastal Merger, the Acquisition Subsidiary and Keeler & Co. entered into the Joinder and Seventh Amendment to the Loan Agreement which resulted, among other things, in Coastal Pride becoming an additional borrower under the Loan Agreement. On March 31, 2021, Keeler & Co. and Coastal Pride entered into a loan and security agreement (the “Loan Agreement”) with Lighthouse Financial Corp., a North Carolina corporation (“Lighthouse”), and the loan with ACF was extinguished.

Taste of BC Aquafarms Acquisition

On April 27, 2021, the Company entered into a stock purchase agreement (the “Purchase Agreement”) with Taste of BC Aquafarms Inc., a corporation formed under the laws of the Province of British Columbia, Canada (“TOBC”), and Steve Atkinson and Janet Atkinson (the “Sellers”), the owners of all of the capital stock of TOBC (the “TOBC Shares”), pursuant to which the Company acquired all of the TOBC Shares from the Sellers (the “Acquisition”) for an aggregate purchase price of CAD$4,000,000 for: (i) an aggregate of CAD$1,000,000 in cash (with each Seller receiving a pro rata amount based upon the total number of TOBC Shares held by such Seller); (ii) promissory notes in the aggregate principal amount of CAD$200,000 (the “Notes”) with the principal amount of each Seller’s Note based on such Seller’s pro rata portion of the TOBC Shares); and (iii) 987,741 shares of the Company’s common stock (representing CAD$2,800,000 of shares based on USD$2.30 per share) with each Seller receiving a pro rata portion of such shares based upon the total number of TOBC Shares held by such Seller.

On June 24, 2021, the Purchase Agreement was amended (the “Amendment”), to increase the Purchase Price up to an aggregate of CAD$5,000,000 and the Acquisition closed. Pursuant to the Amendment, on August 3, 2021, an aggregate of 344,957 shares of the Company’s common stock (representing CAD$1,000,000 of additional shares calculated at USD$2.30 per share) was put in escrow until the 24-month anniversary of the closing. If, within 24 months of the closing, TOBC has cumulative revenue of at least CAD$1,300,000, the Sellers will receive all of the escrowed shares. If, as of the 24-month anniversary of the closing, TOBC has cumulative revenue of less than CAD$1,300,000, the Sellers will receive a prorated number of the escrowed shares based on the actual cumulative revenue of TOBC as of such date.

The Purchase Price is subject to adjustment based upon the amount of TOBC’s working capital on the Closing Date, as determined in accordance with the Purchase Agreement within 60 days after the closing.

In addition to the foregoing consideration, at the time of the Closing, the Company provided CAD$488,334 to TOBC for the extinguishment of certain of TOBC’s existing debt.

All of the shares received by the Sellers will be subject to a leak-out restriction commencing on the date of issuance, as follows: (i) up to 25% may be sold after 12 months; (ii) up to 50% may be sold after 18 months; (iii) up to 75% may be sold after 24 months; and (iv) up to 100% may be sold after 30 months.

The Notes bear no interest and have a maturity date of November 30, 2021. The Company has the right to prepay amounts due under the Notes in whole or in part at any time without penalty or premium. Repayment of the amounts due under the Notes is secured by a guarantee and a general security agreement creating a security interest over the assets of TOBC.

In connection with the Acquisition, the Sellers entered into four-year confidentiality, non-competition and non-solicitation agreements with the Company.

Research and Development

We did not incur any research and development costs during 2020 and 2019.

Employees

As of November 2, 2021, we had eighteen full time employees and no part-time employees. We believe that our future success will depend, in part, on our continued ability to attract, hire and retain qualified personnel.

DESCRIPTION OF PROPERTY

We leased approximately 16,800 square feet of office/warehouse space for our executive offices and distribution facility for $16,916 per month from John Keeler Real Estate Holding, Inc. (“Keeler Real Estate”), a corporation owned by a trust for each of John Keeler III, Andrea Keeler and Sarah Keeler, each of whom is a child of our Executive Chairman, John Keeler. On December 31, 2020, this facility was sold to an unrelated third-party purchaser and the lease was terminated. In connection with the sale, the Company retained approximately 4,756 square feet of such space, rent-free for 12 months from the sale. We believe this space will be adequate for our immediate and near-term needs. Coastal Pride leases 1,600 square feet of office space in Beaufort, South Carolina under a lease that expires in 2024. TOBC’s facilities are on land leased to TOBC for approximately $3,100 per month plus taxes from Steve and Janet Atkinson, the former TOBC owners that expires December 2021.

LEGAL PROCEEDINGS

There are no material pending legal proceedings to which we are a party or in which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of our voting securities, or security holder is a party adverse to us or has a material interest adverse to us.

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CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2021. Such information is set forth on the following basis:

■	an actual basis;
■	an as adjusted basis, giving effect to the sale of the shares in this offering at the public offering price of $5.00 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us and excluding any exercise of the underwriters’ over-allotment option.

The as adjusted information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2021
	Actual	As Adjusted(1)
	(Unaudited)

Cash	$1,630,732	$5,175,732
Total assets	11,864,720	15,409,720
Total liabilities	6,469,295	6,469,295
Series A 8% cumulative convertible preferred stock, $0.0001 par value; 10,000 shares authorized, 0 shares issued and outstanding as of June 30, 2021	–	0
Common stock, $0.0001 par value, 100,000,000 shares authorized; 23,119,041 shares issued and outstanding as of June 30, 2021,	2,315	2,395
Additional paid-in capital	19,846,182	23,391,102
Accumulated other comprehensive gain	936	936
Accumulated (deficit)	(14,454,008)	(14,454,008)
Total stockholders’ equity	5,395,425	8,940,425
Capitalization	$6,361,289	$9,906,289

(1)	The number of shares of common stock outstanding is based on 23,119,041 shares of common stock issued and outstanding as of June 30, 2021 and excludes an aggregate of 6,062,417 shares of common stock issuable upon the exercise of stock options and warrants.

Except as otherwise indicated herein, all information in this prospectus reflects or assumes:

■	no exercise of the outstanding options or warrants described above; and

■	no exercise of the underwriters’ over-allotment option.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the adjusted net tangible book value per share of our common stock after this offering.

The historical net tangible book value of our common stock as of June 30, 2021 was approximately $631,000, or $0.03 per share based upon 23,119,041 shares of common stock outstanding on such date. Historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding.

Following this offering, our adjusted net tangible book value of our common stock will be $0.17 per share. Adjusted net tangible book value per share represents adjusted net tangible book value divided by the total number of shares outstanding after giving effect to the sale of the shares in this offering at the public offering price of $5.00 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. This represents an immediate increase in as adjusted net tangible book value of $0.14 per share to existing stockholders and an immediate dilution of $0.14 per share to investors purchasing shares of common stock in this offering at the public offering price.

The following table illustrates this dilution on a per share basis to new investors:

	June 30, 2021	Pro Forma
Public offering price per share		$5.00
Net tangible book value per share as of June 30, 2021	$0.03	$0.03
Increase in net tangible book value per share attributable to this offering	$0.14	$0.14
As adjusted net tangible book value per share after giving effect to this offering		$0.17
Dilution in net tangible book value per share to purchasers in this offering		$0.14

If the underwriters’ over-allotment option is exercised in full, our adjusted net tangible book value following the offering will be $0.20 per share, and the dilution to investors purchasing shares of common stock in this offering will be $0.17 per share.

The number of shares of common stock outstanding is based on 23,119,041 shares of Common Stock issued and outstanding as of June 30, 2021 and excludes an aggregate of 6,062,417 shares of common stock issuable upon the exercise of stock options and warrants.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements appearing in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. The various sections of this discussion contain forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus as well as other matters over which we have no control. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

Overview

We are an international seafood company that imports, packages and sells refrigerated pasteurized crab meat, and other premium seafood products. Our current source of revenue is from importing blue and red swimming crab meat primarily from Indonesia, the Philippines and China and distributing it in the United States and Canada under several brand names such as Blue Star, Oceanica, Pacifika, Crab & Go, First Choice, Good Stuff and Coastal Pride Fresh, and steelhead salmon produced under the brand name Little Cedar Farms for distribution in Canada. The crab meat which we import is processed in 13 plants throughout Southeast Asia. Our suppliers are primarily via co-packing relationships, including two affiliated suppliers. We sell primarily to food service distributors. We also sell our products to wholesalers, retail establishments and seafood distributors.

COVID-19

The current COVID-19 pandemic has adversely affected our business operations, including disruptions and restrictions on our ability to travel or to distribute our seafood products, as well as temporary closures of our facilities. Any such disruption or delay may impact our sales and operating results. In addition, COVID-19 has resulted in a widespread health crisis that adversely affected the economies and financial markets of many other countries. As a result of COVID-19, the Company has experienced a significant decrease in revenue for the year ended December 31, 2020 and continues to have losses in the six months ended June 30, 2021 although such losses have decreased in comparison to the six months ended June 30, 2020.

As a result of the business interruption experienced to date, management has taken steps to reduce expenses across all areas of its operations, including payroll, marketing, sales and warehousing expenses. The extent to which we are affected by COVID-19 will largely depend on future developments and restrictions which may disrupt interactions with customers, suppliers, staff and advisors which cannot be accurately predicted, including the duration and scope of the pandemic, governmental and business responses to the pandemic and the impact on the global economy, our customers’ demand for our products, and our ability to provide our products. We continue to monitor the effects of the pandemic on our business.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

-	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
-	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
-	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
-	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

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In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our shares of common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Recent Developments

Board of Directors

On March 29, 2021, the board of directors increased the size of the Company’s Board from two to five members and appointed Jeffrey J. Guzy, Timothy McLellan and Trond Ringstad as directors, effective April 12, 2021, to fill the vacancies created by such increase.

Taste of BC Aquafarms

On June 24, 2021, the Company consummated the Acquisition of TOBC, a land-based recirculating aquaculture systems (RAS) salmon farming operation, based in Nanaimo, British Columbia, Canada. As a result of the Acquisition, Taste of BC became a wholly owned subsidiary of the Company.

The following discussion and analysis of financial condition and results of operations of the Company is based upon, and should be read in conjunction with, the audited financial statements and related notes elsewhere in prospectus.

Results of Operations

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

The selected historical financial information presented below is derived from our audited consolidated financial statements for the years ended December 31, 2020 and 2019.

Net Sales. Revenue for the twelve months ended December 31, 2020 decreased 40.8% to $14,111,368 as compared to $23,829,463 for the twelve months ended December 31, 2019 as a result of a decrease in poundage sold due to the impact of the COVID-19 pandemic during the twelve months ended December 31, 2020, primarily affecting the first half of 2020.

Cost of Goods Sold. Cost of goods sold for the twelve months ended December 31, 2020 decreased to $12,623,576 as compared to $20,610,000 for the twelve months ended December 31, 2019. The decrease is primarily attributable to the revenue decline.

Gross Profit. Gross profit for the twelve months ended December 31, 2020 decreased to $1,487,792 as compared to gross profit of $3,219,463 for the twelve months ended December 31, 2019. This decrease is attributable to a reduction in poundage sold due to the COVID-19 pandemic, the reduction in the average selling price of the Company’s product, while the Company’s inventory cost of product sold during the period did not fully reflect the drop in value of the commodity.

Gross Profit Margin. Gross profit margin for the twelve months ended December 31, 2020 decreased to 10.5% as compared to 13.5% for the twelve months ended December 31, 2019. This reduction is attributable to revenue and the gross profit decline.

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Commissions Expenses. Commissions expenses decreased from $106,671 for the twelve months ended December 31, 2019 to $96,594 for the twelve months ended December 31, 2020. The decrease is attributable to lower commissionable revenues.

Salaries and Wages Expense. Salaries and wages decreased to $1,286,879 for the twelve months ended December 31, 2020 as compared to $3,897,541 for the twelve months ended December 31, 2019. This decrease is primarily attributable to the strategic reduction in salaries and stock-based compensation for the twelve months ended December 31, 2020.

Depreciation and Amortization. Depreciation and amortization expense increased to $268,341 for the twelve months ended December 31, 2020 as compared to $215,089 for the twelve months ended December 31, 2019. The increase is attributable to purchases of fixed assets and corresponding depreciation recognized during the twelve months ended December 31, 2020.

Other Operating Expense. Other operating expenses decreased 44.5% to $1,639,484 for the twelve months ended December 31, 2020 as compared to $2,953,069 for the twelve months ended December 31, 2019. The decrease is attributable the Company’s overhead reduction efforts in all fixed expenses related to its operations.

Other Income. Other income increased to $891,667 for the twelve months ended December 31, 2020 from $0 for the twelve months ended December 31, 2019. This increase is primarily attributable to the payroll protection program loan forgiveness obtained from US Century Bank, sale of equipment and tariff and prepaid tax reimbursements.

Forbearance Fee Expense (Non-Cash). Forbearance fee expense increased to $2,655,292 for the twelve months ended December 31, 2020 from $0 for the twelve months ended December 31, 2019, which represents a one-time, non-cash expense related to the issuance of common stock as a forbearance fee.

Interest Expense. Interest expense decreased to $870,303 for the twelve months ended December 31, 2020 as compared to $1,068,796 for the twelve months ended December 31, 2019. This decrease is attributable to a decrease in the aggregate principal amount of loans outstanding to $8,158,106 as of December 31, 2020 from $11,510,968 as of December 31, 2019.

Net Loss. The Company had a net loss of $4,437,434 for the twelve months ended December 31, 2020 as compared to the net loss of $5,021,703 for the twelve months ended December 31, 2019. The decrease in net loss is primarily attributable to reduction in salaries and wages, interest and other operating expenses. Net loss as of December 31, 2020 includes a non-cash expense related to a forbearance fee of $2,655,292 and not considering this expense, net loss would have decreased to $1,782,142 for the twelve months ended December 31, 2020.

Cash Provided by Operating Activities. Cash provided by operating activities during the twelve months ended December 31, 2020 was $4,575,575 as compared to cash provided of $1,577,164 for the twelve months ended December 31, 2019, representing an increase of $2,998,411. The increase is primarily attributable to a decrease in the net loss of $584,269 for the twelve months ended December 31, 2020. Cash generated from Accounts Receivable for the twelve months ended December 31, 2020 decreased $1,574,929 as compared to the twelve months ended December 31, 2019, while cash generated from Inventory increased $4,219,232 for the twelve months ended December 31, 2020 as compared to the twelve months ended December 31, 2019. Cash used in Accounts Payable activities increased $1,415,648 for the twelve months ended December 31, 2020 as compared to the twelve months ended December 31, 2019. The Company used $14,049 for the twelve months ended December 31, 2020 in advances from Bacolod as compared to usage of $146,316 for the twelve months ended December 31, 2019.

Cash Provided by (Used in) Investing Activities. Cash provided by investing activities for the twelve months ended December 31, 2020 was $343,237 as compared to $269,705 cash used in investing activities for the twelve months ended December 31, 2019. The Company received $407,198 in cash proceeds from the sale of equipment for the twelve months ended December 31, 2020.

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Cash Used in Financing Activities. Cash used in financing activities for the twelve months ended December 31, 2020 was $4,800,635 as compared to cash used in financing activities of $1,509,014 for the twelve months ended December 31, 2019. The primary use of cash was a reduction in the outstanding line of credit with ACF of $5,112,061 for the twelve months ended December 31, 2020, as compared to a decrease of $1,347,648 for the twelve months ended December 31, 2019.

The selected historical financial information presented below is derived from our unaudited consolidated financial statements for the three and six months ended June 30, 2021 and 2020.

Three months ended June 30, 2021 and 2020

Net Revenue. Revenue for the three months ended June 30, 2021 decreased 25.7% to $2,129,389 as compared to $2,865,103 for the three months ended June 30, 2020 as a result of a decrease in poundage sold due to the impact of the COVID-19 pandemic.

Cost of Goods Sold. Cost of goods sold for the three months ended June 30, 2021 decreased to $1,559,490 as compared to $2,882,541 for the three months ended June 30, 2020. The decrease is attributable to the revenue decline.

Gross Profit. Gross profit margin for the three months ended June 30, 2021 increased to $569,899 as compared to the gross loss of $17,438 in the three months ended June 30, 2020. This increase is attributable to higher market prices and lower cost of goods sold in comparison with the three months ended June 30, 2020.

Commissions Expense. Commissions expense decreased to $13,606 for the three months ended June 30, 2021 from $25,534 for the three months ended June 30, 2020. This decrease is due to lower commissionable revenues.

Salaries and Wages Expense. Salaries and wages expense decreased to $228,859 for the three months ended June 30, 2021 as compared to $241,072 for the three months ended June 30, 2020. This decrease is mainly attributable to a strategic reduction in salaries and stock-based compensation.

Depreciation and Amortization. Depreciation and amortization expense decreased to $55,911 for the three months ended June 30, 2021 as compared to $153,195 for the three months ended June 30, 2020. The decrease is attributable to lower fixed assets and lower corresponding depreciation recognized.

Other Operating Expense. Other operating expense increased to $638,585 for the three months ended June 30, 2021 from $158,749 for the three months ended June 30, 2020. This increase is mainly attributable to legal and professional fees and stock compensation expense associated with the TOBC acquisition and a Nasdaq uplisting application.

Other Income. Other income increased for the three months ended June 30, 2021 to $28,672 from $0 for the three months ended June 30, 2020. This increase is mainly attributable to collections made by Coastal Pride for debt existing prior to the acquisition of Coastal Pride by the Company.

Forbearance Fee Expense (Non-Cash). Forbearance fee expense decreased to $0 for the three months ended June 30, 2021 from $2,655,292 for the three months ended June 30, 2020. This decrease is a result of a one-time, non-cash expense related to the issuance of common stock for a forbearance fee in connection with the Kenar Note in 2020.

Interest Expense. Interest expense decreased to $98,737 for the three months ended June 30, 2021 from $239,653 for the three months ended June 30, 2020. The decrease is attributable to a decrease in loans and line of credit outstanding to $4,141,479 for the three months ended June 30, 2021 from $8,963,605 for the three months ended June 30, 2020.

Net Loss. Net loss was $437,127 for the three months ended June 30, 2021 as compared to a net loss of $3,490,933 for the three months ended June 30, 2020. The decrease in net loss is primarily attributable to reductions of depreciation and amortization, interest and other expenses.

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Six months ended June 30, 2021 and 2020

Net Revenue. Revenue for the six months ended June 30, 2021 decreased 37.9% to $4,615,280 as compared to $7,436,717 for the six months ended June 30, 2020 as a result of a decrease in poundage sold due to the impact of the COVID-19 pandemic.

Cost of Goods Sold. Cost of goods sold for the six months ended June 30, 2021 decreased to $3,742,602 as compared to $7,030,939 for the six months ended June 30, 2020. The decrease is attributable to the revenue decline.

Gross Profit. Gross profit margin for the six months ended June 30, 2021 increased to $872,678 as compared to $405,778 for the six months ended June 30, 2020. This increase is attributable to higher market prices and lower cost of goods sold in comparison to the six months ended June 30, 2020.

Commissions Expense. Commissions expense decreased to $18,400 for the six months ended June 30, 2021 from $92,363 for the six months ended June 30, 2020. This decrease is due to lower commissionable revenues.

Salaries and Wages Expense. Salaries and wages expense decreased to $609,455 for the six months ended June 30, 2021 as compared to $650,253 for the six months ended June 30, 2020. This decrease is mainly attributable to a strategic reduction in salaries and stock-based compensation.

Depreciation and Amortization. Depreciation and amortization expense decreased to $99,990 for the six months ended June 30, 2021 as compared to $230,960 for the six months ended June 30, 2020. The decrease is attributable to lower fixed assets and lower corresponding depreciation recognized.

Other Operating Expense. Other operating expense increased to $955,983 for the six months ended June 30, 2021 from $605,182 for the six months ended June 30, 2020. This increase is mainly attributable to legal and professional fees and stock compensation expense associated with the TOBC acquisition and a Nasdaq uplisting application.

Other Income. Other income increased for the six months ended June 30, 2021 to $105,190 from $0 for the six months ended June 30, 2020. This increase is mainly attributable to collections made by Coastal Pride for debt existing prior to the acquisition of Coastal Pride by the Company.

Forbearance Fee Expense (Non-Cash). Forbearance fee expense (non-cash) decreased to $0 for the six months ended June 30, 2021 from $2,655,292 for the six months ended June 30, 2020. This decrease is the result of a one-time, non-cash expense related to the issuance of common stock for a forbearance fee in connection with the Kenar Note in 2020.

Interest Expense. Interest expense decreased to $209,271 for the six months ended June 30, 2021 from $516,308 for the six months ended June 30, 2020. The decrease is attributable to a decrease in loans and line of credit outstanding to $4,476,878 for the six months ended June 30, 2021 from $9,928,084 for the six months ended June 30, 2020.

Net Loss. Net loss was $915,231 for the six months ended June 30, 2021 as compared to $4,344,580 for the six months ended June 30, 2020. The decrease in net loss is primarily attributable to reductions of depreciation and amortization, interest and other expenses.

Liquidity and Capital Resources

The Company had cash of $1,630,732 as of June 30, 2021. On June 30, 2021, the Company had a working capital deficit of $1,128,803, including $1,299,712 in stockholder loans that are subordinated to its working capital line of credit, and the Company’s primary sources of liquidity consisted of inventory of $582,762 and accounts receivable of $610,355.

The Company has historically financed its operations through the cash flow generated from operations, capital investment, notes payable and a working capital line of credit.

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The COVID-19 pandemic has caused significant disruptions to the global financial markets. The full impact of the COVID-19 outbreak continues to evolve, is highly uncertain and subject to change. The Company is not able to estimate the possible continuing effects of the COVID-19 outbreak on its operations or financial condition for the next 12 months.

Cash Provided by Operating Activities. Cash provided by operating activities during the six months ended June 30, 2021 was $311,707 as compared to cash provided by operating activities of $3,105,786 for the six months ended June 30, 2020. The decrease is primarily attributable to reductions in inventory of $2,284,228, receivables of $236,122 and other current liabilities of $205,291 for the six months ended June 30, 2021.

Cash Utilized in Investing Activities. Cash used for investing activities for the six months ended June 30, 2021 was $790,593 as compared to cash used for investing activities of $47,179 for the six months ended June 30, 2020. The increase was attributable to the acquisition of TOBC for the six months ended June 30, 2021.

Cash Provided by (Utilized in) Financing Activities. Cash provided by financing activities for the six months ended June 30, 2021 was $1,770,995 as compared to cash utilized in financing activities of $3,225,404 for the six months ended June 30, 2020. Reduction of the Company’s revolving working capital line of credit of $1,173,949 was partially offset by the proceeds from the PPP loan of $371,944 for the six months ended June 30, 2021, compared to loan payment and loan costs paid on the working capital line of credit of $3,165,404 for the six months ended June 30, 2020. As of June 30, 2021, the Company had $2,573,000 of proceeds from a common stock private offering.

Working Capital Line of Credit

Keeler & Co. entered into a $14,000,000 revolving line of credit with ACF on August 31, 2016, the proceeds of which were used to pay off the prior line of credit, pay new loan costs of approximately $309,000 and provide additional working capital to Keeler & Co. This facility was amended on November 18, 2016, June 19, 2017, October 16, 2017, September 19, 2018, November 8, 2018, July 29, 2019, November 26, 2019 and May 7, 2020 and was secured by all of the assets of Keeler & Co. and Coastal Pride. The interest rate under the line of credit was equal to the greater of (i) the 3-month LIBOR rate plus 9.25%, (ii) the prime rate plus 6.0%, and (iii) a fixed rate of 6.5%. As of December 31, 2020, the interest rate was 12.48%.

On March 31, 2021, Keeler & Co. and Coastal Pride entered into a loan and security agreement (“Loan Agreement”) with Lighthouse pursuant to the terms of the Loan Agreement, Lighthouse made available to Keeler & Co. and Coastal Pride (together, the “Borrowers”) a $5,000,000 revolving line of credit for a term of thirty-six months, renewable annually for one-year periods thereafter. Amounts due under the line of credit are represented by a revolving credit note issued to Lighthouse by the Borrowers.

The advance rate of the revolving line of credit is 85% with respect to eligible accounts receivable and the lower of 60% of the Borrowers’ eligible inventory, or 80% of the net orderly liquidation value, subject to an inventory sublimit of $2,500,000. The inventory portion of the loan will never exceed 50% of the outstanding balance. Interest on the line of credit is the prime rate (with a floor of 3.25%), plus 3.75%. The Borrowers will pay Lighthouse a facility fee of $50,000 in three instalments of $16,667 in March, April and May 2021 and will pay an additional facility fee of $25,000 on each anniversary of March 31, 2021.

The line of credit is secured by a first priority security interest on all the assets of each Borrower. Pursuant to the terms of a guaranty agreement, the Company guaranteed the obligations of the Borrowers under the note and John Keeler, Executive Chairman and Chief Executive Officer of the Company, provided a personal guaranty of up to $1,000,000 to Lighthouse.

The Borrowers utilized $784,450 of the Lighthouse revolving line of credit to repay all the outstanding indebtedness owed to the ACF as of March 31, 2021. As a result, all obligations owed to ACF were satisfied and the loan agreement with ACF was terminated. The outstanding balance owed to Lighthouse as of June 30, 2021 amounted to $631,958.

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John Keeler Promissory Notes

From January 2006 through May 2017, Keeler & Co issued 6% demand promissory notes in the aggregate principal amount of $2,910,000 to John Keeler, our Chief Executive Officer and Executive Chairman. As of June 30, 2021 and December 31, 2020, approximately $1,299,000 of principal remains outstanding and approximately $39,100 and $174,000 of interest was paid under the notes, respectively. These notes are subordinated to the Lighthouse note. After satisfaction of the terms of the subordination, the Company may prepay the notes at any time first against interest due thereunder. If an event of default occurs under the notes, interest will accrue at 18% per annum and if not paid within 10 days of payment becoming due, the holder of the note is entitled to a late fee of 5% of the amount of payment not timely made.

Kenar Note

On March 26, 2019, the Company issued a four-month promissory note in the principal amount of $1,000,000 (the “Kenar Note”) to Kenar Overseas Corp., a company registered in Panama (“Kenar”). The note bears interest at the rate of 18% per annum during the initial four months which rate will increase to 24% during any extension thereof. The note may be prepaid in whole or in part without penalty. John Keeler, the Company’s Chief Executive Officer and Executive Chairman pledged 5,000,000 shares of common stock to secure the Company’s obligations under the note. The Kenar Note matured on July 26, 2019 and was extended on a month-to-month basis and on November 19, 2019, the Kenar Note was extended to March 31, 2020 on the same terms and conditions.

On May 21, 2020, the Kenar Note was amended to (i) extend the maturity date to March 31, 2021, (ii) provide that the Company use one-third of any capital raise from the sale of its equity to reduce the outstanding principal under the Kenar Note, (iii) set the interest rate at 18% per annum, payable monthly commencing October 1, 2020, and (iv) reduce the number of pledged shares by Mr. Keeler to 4,000,000. As consideration therefor, the Company issued 1,021,266 shares of Common Stock to Kenar on May 27, 2020. The outstanding principal amount of the note on March 31, 2021 and December 31, 2020 was $872,500. On April 28, 2021, the Kenar Note was further amended to extend the maturity date to May 31, 2021.

On July 6, 2021, the Company entered into a note payoff indemnity agreement with Kenar pursuant to which the Company paid Kenar $918,539 of principal and accrued interest in full satisfaction of the amounts due to Kenar under the Second Loan Amendment, dated April 26, 2021, between the Company and Kenar, and the Kenar Note was extinguished, and the shares pledged by Mr. Keeler were released.

Lobo Note

On April 2, 2019, the Company issued a four-month unsecured promissory note in the principal amount of $100,000 (the “Lobo Note”) to Lobo Holdings, LLLP, a stockholder of the Company (“Lobo”). The Lobo Note bears interest at the rate of 18% per annum. The Lobo Note may be prepaid in whole or in part without penalty. John Keeler, the Company’s Executive Chairman and Chief Executive Officer, pledged 1,000,000 shares of common stock of the Company to secure the Company’s obligations under the Lobo Note. The Lobo Note matured on August 2, 2019 and was extended through December 2, 2019 on the same terms and conditions. On November 15, 2019, the Company paid off the Lobo Note with the issuance to Lobo of an unsecured promissory note in the principal amount of $100,000 which accrued interest at the rate of 15% per annum and matured on March 31, 2020. On April 1, 2020, the Company paid off the November 15, 2019 Lobo Note with the issuance to Lobo of a six-month unsecured promissory note in the principal amount of $100,000, which accrued interest at the rate of 10% per annum and matured on October 1, 2020. On October 1, 2020, the Company paid off the April 1, 2020 note with the issuance of a three-month unsecured promissory note in the principal amount of $100,000, which bears interest at the rate of 10% per annum and matured on December 31, 2020. On January 1, 2021, the Company paid off the October 1, 2020 note with the issuance of a six-month unsecured promissory note in the principal amount of $100,000, which bears interest at the rate of 10% per annum and matures on June 30, 2021. On July 1, 2021, the Company paid off the January 1, 2021 note with the issuance of a three-month unsecured promissory note in the principal amount of $100,000 which accrued interest at the rate of 10% per annum and matures on September 30, 2021.

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Paycheck Protection Program Loan

On March 2, 2021, the Company received proceeds of $371,944 and issued an unsecured promissory note to US Century in the principal amount of $371,944 in connection with a PPP Loan. The note accrues interest at 1.0% per annum, matures five years from the date of issuance and is fully guaranteed by the SBA and may be forgiven provided certain criteria are met. The Company may apply for forgiveness after August 17, 2021 and may be required to make monthly payments of approximately $8,500 beginning June 2, 2022.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Valuation of Goodwill and Other Intangible Assets

Goodwill and other intangible assets include the cost of the acquired business in excess of the fair value of the tangible net assets recorded in connection with an acquisition. Other intangible assets include customer relationships, non-compete agreements, and trademarks. For goodwill, our policy is to assess for impairment at year-end. For other intangible assets with definite lives, we assess for impairment only if events occur that indicate that the carrying amount of an asset may not be recoverable.

Annually, we assess the recoverability of goodwill and indefinite-lived intangibles by determining whether the fair values exceed the carrying values of these assets. Our testing may be performed utilizing either a qualitative or quantitative assessment; however, if a qualitative assessment is performed and we determine that the fair value of a reporting unit is more likely than not (i.e., a likelihood of more than 50 percent) to be less than its carrying amount, a quantitative test is performed.

When using a quantitative test, we arrive at our estimates of fair value using a discounted cash flow analysis. Our assessment for impairment of goodwill and definitive-lived intangible assets compared the fair value of the reporting unit to the corresponding carrying value. If the carrying value of the asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess. Based on our year-end 2020 annual impairment analysis for goodwill and intangibles assets, we concluded that it is more likely than not that the fair value of goodwill and intangible assets exceeded its carrying value. No impairment was recorded for goodwill and intangible assets.

The fair value conclusions as of December 31, 2020 are highly sensitive to changes in the assumptions used in the income approach, which include forecasted revenues, perpetual growth rates, among others, all of which require significant judgments by management.

Fair value of the reporting unit is therefore determined using significant unobservable inputs, or level 3 in the fair value hierarchy. The Company has used recent historical performance, current forecasted financial information, and broad-based industry and economic statistics as a basis to estimate the key assumptions utilized in the forecasted cash flow model. These key assumptions are inherently uncertain and require a high degree of estimation and judgment and are subject to change based on future changes, industry and global economic and geo-political conditions, and the timing and success of the implementation of current strategic initiatives. The impact of the COVID-19 pandemic on estimated future cash flows is uncertain and will largely depend on the outcome of future events, which could result in goodwill impairments going forward.

Variable Interest Entity

Under Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 810, Consolidation, when a reporting entity is the primary beneficiary of an entity that is a variable interest entity (“VIE”), as defined in ASC 810, the VIE must be consolidated into the financial statements of the reporting entity. The determination of which owner is the primary beneficiary of a VIE requires management to make significant estimates and judgments about the rights, obligations, and economic interests of each interest holder in the VIE.

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The Company evaluates its interests in VIE’s on an ongoing basis and consolidates any VIE in which it has a controlling financial interest and is deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact its economic performance; and (ii) the obligation to absorb losses of the VIE that could potentially be significant to it or the right to receive benefits from the VIE that could be significant to the VIE.

Effective April 1, 2014, the Company’s stockholder was transferred the controlling interest of Strike the Gold Foods, Ltd. (“Strike”), a related party entity which holds the Company’s inventory on consignment in United Kingdom (see Note 3). The Company evaluated its interest in Strike and determined that Strike is a VIE due to the Company’s implicit interest in Strike and the fact that Strike and the Company were under common control after the transfer of the controlling interest. Moreover, the Company determined that it is the primary beneficiary of Strike due to the fact that the Company had both the power to direct the activities that most significantly impact Strike and the obligation to absorb losses or the right to receive benefits from Strike. Therefore, the Company consolidated Strike in its financial statements as of April 1, 2014, the effective date of the controlling interest transfer.

During the third quarter of 2020, the Company determined that Strike was no longer a VIE because there was a verbal agreement with Strike that terminated the original agreement to hold the inventory on consignment and Strike has not engaged in transactions with the Company or its subsidiaries in 2020.

The Company also evaluated its interest in three related party entities that are under common control with the Company, Bacolod, Bicol Blue Star Export Co. (“Bicol”) and John Keeler Real Estate Holding (“JK Real Estate”), in light of ASC 810. The Company purchased inventory from Bacolod, an exporter of pasteurized crab meat out of the Philippines. The Company purchased inventory, via Bacolod, from Bicol. The Company leased its office and warehouse facility from JK Real Estate, a landlord that is a related party through common family beneficial ownership until December 31, 2020.

The Company determined that Bacolod and Bicol are not VIE’s as they do not meet the criteria to be considered a VIE per ASC 810. The Company does not directly or indirectly absorb any variability of Bacolod or Bicol. The relationship between the Company and Bacolod and Bicol is strictly a supplier/customer relationship. Moreover, Bacolod and Bicol have other customers besides the Company which will allow them to sustain their operations from selling their inventory to their other customers. As the Company concluded that Bacolod and Bicol are not VIEs and the Company is not deemed their primary beneficiary, Bacolod or Bicol is not consolidated with the Company’s financial statements.

The Company no longer leases its office and warehouse facility from JK Real Estate and no longer guarantees the mortgage on the facility. On December 31, 2020, this facility was sold to an unrelated third-party purchaser and the lease was terminated.

Inventories

Substantially all of the Company’s inventory consists of packaged crab meat located at the Company’s warehouse facility as well as public cold storage facilities and merchandise in transit from suppliers. The cost of inventory is primarily determined using the specific identification method. Inventory is valued at the lower of cost or net realizable value, cost being determined using the first-in, first-out method.

Merchandise is purchased cost and freight shipping point and becomes the Company’s asset and liability upon leaving the suppliers’ warehouse. The Company had in-transit inventory of approximately $522,000 and $1,958,000 as of December 31, 2020 and December 31, 2019, respectively.

The Company periodically reviews the value of items in inventory and records an allowance to reduce the carrying value of inventory to the lower of cost or market based on its assessment of market conditions, inventory turnover and current stock levels. Inventory write-downs are charged to cost of goods sold. The Company recorded an inventory allowance of approximately $71,400 for the year ended December 31, 2020 as compared to $40,800 for the year ended December 31, 2019.

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Advances to Suppliers and Related Party

In the normal course of business, the Company may advance payments to its suppliers, inclusive of Bacolod Blue Star Export Corp. (“Bacolod”), a related party based in the Philippines. These advances are in the form of prepayments for products that will ship within a short window of time. In the event that it becomes necessary for the Company to return products or adjust for quality issues, the Company is issued a credit by the vendor in the normal course of business and these credits are also reflected against future shipments.

As of December 31, 2020, and December 31, 2019, the balance due from Bacolod for future shipments was approximately $1,300,000 and $1,286,000, respectively. No new purchases have been made from Bacolod since November 2020. Cost of revenue related to inventories purchased from Bacolod represented approximately $1,280,000 and $9,531,000 of total cost of revenue for the twelve months ended December 31, 2020 and 2019, respectively.

As of June 30, 2021, and December 31, 2020, the balance due from the related party for future shipments was approximately $1,300,000. No new purchases have been made from Bacolod during the six months ended June 30, 2021. A permits renewal payment of $8,000 was made to Bacolod during the three months ended June 30, 2021. Cost of revenue related to inventories purchased from Bacolod represented approximately $126 and $238,000 of total cost of revenue for the six months ended June 30, 2021 and 2020, respectively.

Revenue Recognition

Effective with the January 1, 2018 adoption of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” and the associated ASUs (collectively, “Topic 606”), the Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. The Company’s source of revenue is from importing blue and red swimming crab meat primarily from Indonesia, the Philippines and China and distributing it in the United States and Canada under several brand names such as Blue Star, Oceanica, Pacifika, Crab & Go, First Choice, Good Stuff and Coastal Pride Fresh. We sell primarily to food service distributors. We also sell our products to wholesalers, retail establishments and seafood distributors.

To determine revenue recognition for the arrangements that the Company determines are within the scope of Topic 606, the Company performs the following five steps: (1) identify the contract(s) with a customer by receipt of purchase orders and confirmations sent by the Company which includes a required line of credit approval process, (2) identify the performance obligations in the contract which includes shipment of goods to the customer FOB shipping point or destination, (3) determine the transaction price which initiates with the purchase order received from the customer and confirmation sent by the Company and will include discounts and allowances by customer if any, (4) allocate the transaction price to the performance obligations in the contract which is the shipment of the goods to the customer and transaction price determined in step 3 above and (5) recognize revenue when (or as) the entity satisfies a performance obligation which is when the Company transfers control of the goods to the customers by shipment or delivery of the products.

The Company elected an accounting policy to treat shipping and handling activities as fulfillment activities. Consideration payable to a customer is recorded as a reduction of the arrangement’s transaction price, thereby reducing the amount of revenue recognized, unless the payment is for distinct goods or services received from the customer.

Leases

On January 1, 2019, we adopted Accounting Standards Codification 842 and all the related amendments using the modified retrospective method. We recognized the cumulative effect of initially applying the new lease standard as an adjustment to the opening balance of retained earnings. The comparative information has not been restated and continues to be reported under the lease accounting standard in effect for those periods.

The new lease standard requires all leases to be reported on the balance sheet as right-of-use assets and lease obligations. We elected the practical expedients permitted under the transition guidance of the new standard that retained the lease classification and initial direct costs for any leases that existed prior to adoption of the standard. We did not reassess whether any contracts entered into prior to adoption are leases or contain leases.

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We categorize leases with contractual terms longer than twelve months as either operating or finance. Finance leases are generally those leases that would allow us to substantially utilize or pay for the entire asset over its estimated life. Assets acquired under finance leases are recorded in property and equipment, net. All other leases are categorized as operating leases. We did not have any finance leases as of June 30, 2021. Our leases generally have terms that range from three years for equipment and six to seven years for property. We elected the accounting policy to include both the lease and non-lease components of our agreements as a single component and account for them as a lease.

Lease liabilities are recognized at the present value of the fixed lease payments using a discount rate based on similarly secured borrowings available to us. Lease assets are recognized based on the initial present value of the fixed lease payments, reduced by landlord incentives, plus any direct costs from executing the leases. Lease assets are tested for impairment in the same manner as long-lived assets used in operations. Leasehold improvements are capitalized at cost and amortized over the lesser of their expected useful life or the lease term.

When we have the option to extend the lease term, terminate the lease before the contractual expiration date, or purchase the leased asset, and it is reasonably certain that we will exercise the option, we consider these options in determining the classification and measurement of the lease. Costs associated with operating lease assets are recognized on a straight-line basis within operating expenses over the term of the lease.

The table below presents the lease-related assets and liabilities recorded on the balance sheets.

December 31, 2020
Assets
Operating lease assets	$99,472

Liabilities
Current	$29,337
Operating lease liabilities
Noncurrent
Operating lease liabilities	$69,844

Supplemental cash flow information related to leases were as follows:

Twelve Months Ended December 31, 2020

Cash used in operating activities:
Operating leases	$156,582
ROU assets recognized in exchange for lease obligations:
Operating leases	$28,137

The table below presents the remaining lease term and discount rates for operating leases.

December 31, 2020
Weighted-average remaining lease term
Operating leases	3.39 years
Weighted-average discount rate
Operating leases	4.3%

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Maturities of lease liabilities as of December 31, 2020, were as follows:

Operating Leases

2021	33,552
2022	33,552
2023	26,474
2024	15,060
2025	-
Thereafter	-
Total lease payments	108,638
Less: amount of lease payments representing interest	(9,457)
Present value of future minimum lease payments	$99,181
Less: current obligations under leases	$(29,337)
Non-current obligations	$69,844

The table below presents the lease-related assets and liabilities recorded on the balance sheets.

June 30, 2021
Assets
Operating lease assets	$85,300

Liabilities
Current
Operating lease liabilities	$29,960
Noncurrent
Operating lease liabilities	$54,976

Supplemental cash flow information related to leases were as follows:

Six Months Ended June 30, 2021

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$14,245
ROU assets recognized in exchange for lease obligations:
Operating leases	$-

The table below presents the remaining lease term and discount rates for operating leases.

June 30, 2021
Weighted-average remaining lease term
Operating leases	2.92 years
Weighted-average discount rate
Operating leases	4.3%

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Maturities of lease liabilities as of June 30, 2021, were as follows:

Operating Leases

2021 (six months remaining)	16,776
2022	33,552
2023	26,474
2024	15,060
2025	-
Thereafter	-
Total lease payments	91,862
Less: amount of lease payments representing interest	(6,926)
Present value of future minimum lease payments	$84,936
Less: current obligations under leases	$(29,960)
Non-current obligations	$54,976

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Recently Adopted Accounting Pronouncements

ASU 2019-12 Income Taxes (Topic 740)

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosure.

ASU 2016-13 Financial Instruments – Credit Losses (Topic 326)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires entities to use a forward-looking, expected loss model to estimate credit losses. It also requires entities to consider additional disclosures related to credit quality of trade and other receivables, including information related to management’s estimate of credit allowances. ASU 2016-13 was further amended in November 2018 by ASU 2018-19, Codification Improvements to Topic 236, Financial Instrument-Credit Losses. For public business entities that are U.S. Securities and Exchange Commission (SEC) filers excluding smaller reporting companies, the amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. On October 16, 2019, FASB voted to delay implementation of ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326) - Measurement of Credit Losses on Financial Instruments.” For all other entities, the amendments are now effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company continues to evaluate the impact of these amendments to the Company’s financial position and results of operations and currently expect no material impact of the adoption of the amendments on the Company’s consolidated financial statements.

MARKET PRICE FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock was quoted on the OTC pink sheets under the symbol “BSFC” until November 2, 2021. Our common stock has been approved for listing on Nasdaq under the symbol “BSFC,” and will begin trading there on November 3, 2021.

Stockholders

As of November 2, 2021, there were 121 stockholders of record of our common stock.

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Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Lock-up Agreements

In connection with the Merger, holders of 15,750,000 shares of common stock were prohibited, subject to certain exceptions, from disposing of or hedging any shares of common stock or securities convertible or exercisable for shares of common stock during an 18-month period for Restricted Holders and 12 month period for Pre-Merger Holders, after the Merger in excess of 50% of all of the common stock held by (or issuable to) them and at a price below $2.20 per share. Thereafter, such Holders may not sell, dispose or otherwise transfer more than one-third of the common stock held by such Holder in any two-month period.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information regarding our equity compensation plans as of December 31, 2020:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	3,810,000	(1)	$2.00	3,660,000
Equity compensation plans not approved by security holders	0		0	0

(1)	Represents (i) a 10-year option to purchase 3,120,000 shares of common stock at an exercise price of $2.00 per share granted to Christopher Constable, our former chief financial officer and director (ii) 10-year options to purchase an aggregate of 665,000 shares of common stock at an exercise price of $2.00 per share to certain employees, and (iii) 10-year options to purchase an aggregate of 25,000 shares of common stock at an exercise price of $2.00 per share to certain contractors under the 2018 Plan.

MANAGEMENT - DIRECTORS AND EXECUTIVE OFFICERS

Executive officers and directors

Below are the names of and certain information regarding the Company’s current executive officers and directors:

Name	Age	Position	Date Appointed

John Keeler	50	Executive Chairman and Chief Executive Officer	November 8, 2018

Nubar Herian	51	Director	November 8, 2018

Jeffrey J. Guzy	69	Director	April 12, 2021

Timothy McLellan	64	Director	April 12, 2021

Trond Ringstad	53	Director	April 12, 2021

Silvia Alana	37	Chief Financial Officer	May 5, 2021

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Our directors hold office for three-year terms and until their successors have been elected and qualified. Our officers are elected by the board of directors and serve at the discretion of the board of directors.

The principal occupation and business experience during the past five years for our executive officers and directors are as follows:

Biographies

John Keeler has been Executive Chairman of the Board since the effectiveness of the Merger. Mr. Keeler founded John Keeler & Co., d/b/a Blue Star Foods in May 1995 and served as its Executive Chairman of the Board since inception during which time he grew the company to become one of the leading marketers of imported blue swimming crab meat in the United States. Mr. Keeler built sales over the past 20 years to $35+ million annually through 2017. Mr. Keeler oversees procurement as well as operating facilities in the Philippines and Indonesia. Mr. Keeler is an executive committee member of the National Fisheries Institute-Crab Council and a founding member of the Indonesia and Philippines crab meat processors associations. Mr. Keeler received his BS in Economics from Rutgers University in 1995 and attended Harvard Business School executive programs in supply chain management, negotiations and marketing in 2005. Mr. Keeler’s extensive experience in the industry led to the decision to appoint him to the board of directors.

Nubar Herian has been a director since the effectiveness of the Merger. Since 2014, Mr. Herian has been the chief executive officer of Monaco Group Holdings, a privately-held company headquartered in Miami, Florida, which owns and operates Monaco Foods, Inc., an importer, exporter and distributor of premium gourmet foods from around the world. Since 1995, Mr. Herian has been the commercial director of Casa de Fruta Caracas, a privately-held company based in Caracas, Venezuela, that focuses on importing foods. Mr. Herian is also the president of Lunar Enterprises, Corp. (“Lunar”), a holding company for his family’s public and private equity investments and real estate holdings. Mr. Herian received his BS in Mechanical Engineering from Florida Atlantic University in 1994 and an Executive M.B.A. from the University of Miami in 2014. Mr. Herian’s experience in the food import industry led to the decision to appoint him to the board of directors.

Jeffrey J. Guzy has served as a director of Leatt Corp. (OTC: LEAT), since April 2007 and from October 2007 to August 2010, as its President. Mr. Guzy has served as an independent director and chairman of the audit committee of Capstone Companies, Inc. (OTC: CAPC), a public holding company, since April 2007, as an independent director and chairman of the audit committee of Purebase Corporation (OTC: PUBC), a diversified resource company, since April 2020 and as Chairman of CoJax Oil and Gas Corporation, an early stage oil and gas exploration and production company, since May 2018, and was appointed as its chief executive officer in January 2020. Mr. Guzy has served as an executive manager or consultant for business development, sales, customer service, and management in the telecommunications industry, specifically, with IBM Corp., Sprint International, Bell Atlantic Video Services, Loral CyberStar, and FaciliCom International. Mr. Guzy has also started his own telecommunications company providing Internet services in Western Africa. Mr. Guzy has an MBA in Strategic Planning and Management from The Wharton School of the University of Pennsylvania, an M.S. in Systems Engineering from the University of Pennsylvania, a B.S. in Electrical Engineering from Penn State University, and a Certificate in Theology from Georgetown University. Mr. Guzy’s extensive public company board experience led to the decision to appoint him to the board of directors.

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Timothy McLellan has more than 35 years of operating experience and has served as a seafood executive in both the U.S. and Asia. Mr. McLellan is currently managing director of Maijialin Consulting Company Ltd. which provides international business development consulting services specific to import/export cold chain supply logistics and foodservice distribution. Prior thereto from April 2009 until February 2019, Mr. McLellan was managing director, business development for Preferred Freezer Services (Shanghai) Co. Ltd, which is owned by the GLP Group, a Singapore-based logistics and industrial infrastructure provider. Between 2019 and 2020, Mr. McLellan served as a private equity operating partner for CITIC Capital Partners (Shanghai) Ltd. Prior to that, from 2009 through 2019, Mr. McLellan served in various executive capacities, including Chairman for SinotransPFS Cold Chain Logistics Company, Ltd., a logistics company. Between 2004 and 2009, Mr. McLellan served as President of Empress International, a division of Thai Union Group). Between 2003 and 2004, he served in a senior manager position with the seafood division of ConAgra Foods. Mr. McLellan’s knowledge and background with regard to seafood operations management led to the decision to appoint him to the board of directors.

Trond Ringstad has more than 20 years of operating experience as a seafood executive in both the U.S. and Europe. Since April 2017, Mr. Ringstad has been managing partner of American Sea, LLC, a seafood processing and sales company, and since October 2013, Mr. Ringstad has been an independent consultant for AGR Partners. Between 2003 and 2007, Mr. Ringstad served as president of Pacific Supreme Seafoods, a global importing and wholesaling seafood company. Between 2001 and 2003, he served as vice president of sales and marketing for Royal Supreme Seafoods, a Norwegian / Chinese seafood importer and sales company. Mr. Ringstad graduated from the BI Norwegian Business School with a Degree in International Marketing and has a BA in Business Management from Washington State University. Mr. Ringstad’s knowledge and background with regard to seafood operations management led to the decision to appoint him to the board of directors.

Silvia Alana has been corporate controller of the Company since August 2020. Prior thereto, Ms. Alana was Global Technical Accounting Manager at Brightstar Corporation from April 2018 to July 2020 and Audit Manager at Crowe Horwath, LLP from July 2016 to April 2018. Ms. Alana was a Senior Accountant in Global Accounting and Reporting Services at Carnival Corporation & Plc., from May 2013 to February 2015, and an Auditor in Assurance at Pricewaterhouse Coopers, LLP, from January 2010 to May 2013. Ms. Alana graduated from Florida International University with a Bachelor degree in Accounting in 2008 and a Master of Accounting in 2009. Ms. Alana is a Certified Public Accountant.

Committees

We have established three committees under the board of directors: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Jeffrey Guzy, Trond Ringstad and Timothy McLellan. Mr. Guzy is the chairman of the audit committee. We have determined that Messrs. Guzy, Ringstad and McLellan each satisfy the “independence” requirements of Nasdaq Listing Rule 5605(a)(2) and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Mr. Guzy qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things: (a) representing and assisting the Board in its oversight responsibilities regarding the Company’s accounting and financial reporting processes, the audits of the Company’s financial statements, including the integrity of the financial statements, and the independent auditors’ qualifications and independence; (b) overseeing the preparation of the report required by SEC rules for inclusion in the Company’s annual proxy statement; (c) retaining and terminating the Company’s independent auditors; (d) approving in advance all audit and permissible non-audit services to be performed by the independent auditors; and (e) approving related person transactions.

Compensation Committee. Our compensation committee consists of Jeffrey Guzy, Trond Ringstad and Timothy McLellan. Mr. Guzy is the chairman of our compensation committee. We have determined that Messrs. Guzy, Ringstad and McLellan each are “independent,” as such term is defined for directors and compensation committee members in the listing standards of the NASDAQ Stock Market LLC. Additionally, each qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Committee has been established to: (a) assist the Board in seeing that a proper system of long-term and short-term compensation is in place to provide performance oriented incentives to attract and retain management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company; (b) assist the Board in discharging its responsibilities relating to compensation of the Company’s executive officers; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; and (d) make recommendations to the Board with respect to incentive compensation plans and equity-based plans.

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Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Jeffrey Guzy, Trond Ringstad and Timothy McLellan. Mr. Guzy is the chairman of our nominating and corporate governance. We have determined that each of Messrs. Guzy, Ringstad and McLellan qualify as “independent” as that term is defined by Nasdaq Listing Rule 5605(a)(2). The Committee is responsible for: (a) assisting the Board in determining the desired experience, mix of skills and other qualities to provide for appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board; (b) identifying qualified individuals meeting those criteria to serve on the Board; (c) proposing to the Board the Company’s slate of director nominees for election by the shareholders at the Annual Meeting of Shareholders and nominees to fill vacancies and newly created directorships; (d) reviewing candidates recommended by shareholders for election to the Board and shareholder proposals submitted for inclusion in the Company’s proxy materials; (e) advising the Board regarding the size and composition of the Board and its committees; (f) proposing to the Board directors to serve as chairpersons and members on committees of the Board; (g) coordinating matters among committees of the Board; (h) proposing to the Board the slate of corporate officers of the Company and reviewing the succession plans for the executive officers; (i) recommending to the Board and monitoring matters with respect to governance of the Company; and (j) overseeing the Company’s compliance program.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts strategic planning and review sessions during the year that include a discussion and analysis of the risks facing us.

Director Independence

Our board of directors currently consists of five members. As an OTC Pink Sheets company, we were not subject to listing requirements of any national securities exchange that has requirements that a majority of the board of directors be “independent.” However, as a NASDAQ listed company, we are required to comply with NASDAQ’s corporate governance standards applicable to director independence upon listing. Rule 5605 therein requires companies listed on NASDAQ to maintain a majority independent board. In addition, the rules of the NASDAQ Capital Market require that each member of a listed company’s audit, compensation, and corporate governance and nominating committees be independent. Our board of directors has determined that all of our directors except Mr. Keeler, who serves as our Executive Chairman, are “independent” within the definition of independence provided in the rules of NASDAQ Capital Market and the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

Board Diversity

The board of directors’ reviews, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

■	personal and professional integrity;

■	ethics and values;

■	experience in the industries in which we compete;

■	experience as a director or executive officer of another publicly held company;

■	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

■	conflicts of interest; and

■	practical business judgment.

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The board of directors reviews on an annual basis the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

■	personal and professional integrity;

■	ethics and values;

■	experience in the industries in which we compete;

■	experience as a director or executive officer of another publicly held company;

■	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

■	conflicts of interest; and

■	practical business judgment.

The entire Board participates in the nomination and audit oversight processes and considers executive and director compensation. Given the size of the Company and its stage of development, the entire Board is involved in such decision-making processes. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

Family relationships

There are no family relationships among any of our officers or directors.

Involvement in legal proceedings

There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

EXECUTIVE COMPENSATION

The table below sets forth certain information about the compensation awarded to, earned by or paid to our Chief Executive Officer (the “Named Executive Officer”). No other executive officer received annual remuneration in excess of $100,000 during 2020.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Total ($)
John Keeler	2020	82,805	-	20,169	(1)	104,974
Executive Chairman and Chief Executive Officer	2019	104,595	-	48,266	(1)	152,861

(1)	Represents health insurance premiums paid on behalf of the executive officer by the Company.

Our executive officer has basic health benefits that are generally available to all of our employees.

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We offer a 401(k) plan to eligible employees, including our executive officers. In accordance with this plan, all eligible employees may contribute a percentage of compensation up to a maximum of the statutory limits per year. We intend for the 401(k) plan to qualify, depending on the employee’s election, under Section 401(a) of the Code, so that contributions by employees, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Outstanding Equity Awards

There were no equity awards made to the Named Executive Officer outstanding as of December 31, 2020.

2018 Equity Incentive Plan

We have adopted the 2018 Plan that provides for the grant of up to 7,500,000 shares of common stock. Under the 2018 Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Code and non-qualified stock options. The 2018 Plan is administered by our board of directors. In connection with the Merger, we issued options to purchase an aggregate of 6,240,000 shares of common stock to certain executive officers and directors.

Share Reserve. 7,500,000 shares of common stock are reserved for issuance under the 2018 Plan pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights(“SARs”), restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalent awards, stock payment awards, performance awards and other stock-based awards.

■ to the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2018 Plan;

■ to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2018 Plan, such tendered or withheld shares will be available for future grants under the 2018 Plan;

■ to the extent that shares of common stock are repurchased by us prior to vesting so that shares are returned to us, such shares will be available for future grants under the 2018 Plan;

■ the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2018 Plan; and

■ to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2018 Plan.

Administration. The compensation committee is expected to administer the 2018 Plan unless our board of directors assumes authority for administration. The compensation committee must consist of at least three members of our board of directors, each of whom is intended to qualify as an “outside director,” within the meaning of Section 162(m) of the Code, a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the NASDAQ rules. The 2018 Plan provides that the board of directors or compensation committee may delegate its authority to grant awards to employees other than executive officers to a committee consisting of one or more members of our board of directors or one or more of our officers, other than awards made to our non-employee directors, which must be approved by our full board of directors.

Subject to the terms and conditions of the 2018 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2018 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2018 Plan. Our board of directors may at any time remove the compensation committee as the administrator and revest in itself the authority to administer the 2018 Plan. The full board of directors will administer the 2018 Plan with respect to awards to non-employee directors.

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Eligibility. Options, SARs, restricted stock and all other stock-based and cash-based awards under the 2018 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of subsidiaries. Such awards also may be granted to our directors. Only employees of the Company or certain subsidiaries may be granted ISOs.

Awards. The 2018 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock awards, restricted stock unit awards, deferred stock awards, deferred stock unit awards, dividend equivalent awards, performance awards, stock payment awards and other stock-based and cash-based awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Nonstatutory Stock Options (“NSOs”) will provide for the right to purchase shares of common stock at a specified price that may not be less than the fair market value of a share of common stock on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed 10 years.

Incentive Stock Options (“ISOs”) will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of our common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of 10 years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2018 Plan provides that the exercise price must be at least 110% of the fair market value of a share of our common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

Restricted Stock Awards may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse; however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

Restricted Stock Unit Awards may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Deferred Stock Awards represent the right to receive shares of common stock on a future date. Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Deferred Stock Units are denominated in unit equivalent of shares of common stock and vest pursuant to a vesting schedule or performance criteria set by the administrator. The common stock underlying deferred stock units will not be issued until the deferred stock units have vested, and recipients of deferred stock units generally will have no voting rights prior to the time when vesting conditions are satisfied.

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Stock Appreciation Rights (“SARS”), may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the 2018 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 2018 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the administrator in the SAR agreements. SARs under the 2018 Plan will be settled in cash or shares of common stock, or in a combination of both, at the election of the administrator.

Dividend Equivalent Awards represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the award. Dividend equivalents may be settled in cash or shares and at such times as determined by our compensation committee or board of directors, as applicable.

Performance Awards may be granted by the administrator on an individual or group basis. Generally, these awards will be based upon specific performance targets and may be paid in cash or in common stock or in a combination of both. Performance awards may include “phantom” stock awards that provide for payments based upon the value of our common stock. Performance awards may also include bonuses that may be granted by the administrator on an individual or group basis and that may be payable in cash or in common stock or in a combination of both.

Stock Payment Awards may be authorized by the administrator in the form of common stock or an option or other right to purchase common stock as part of a deferred compensation or other arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee, consultant or non-employee director.

Change in Control. In the event of a change in control where the acquirer does not assume or replace awards granted prior to the consummation of such transaction, awards issued under the 2018 Plan will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. Performance awards will vest in accordance with the terms and conditions of the applicable award agreement. In the event that, within the 12 month period immediately following a change in control, a participant’s services with us are terminated by us other than for cause (as defined in the 2018 Plan) or by such participant for good reason (as defined in the 2018 Plan), then the vesting and, if applicable, exercisability of 100% of the then-unvested shares subject to the outstanding equity awards held by such participant under the 2018 Plan will accelerate effective as of the date of such termination. The administrator may also make appropriate adjustments to awards under the 2018 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. Under the 2018 Plan, a change in control is generally defined as:

■ the transfer or exchange in a single transaction or series of related transactions by our stockholders of more than 50% of our voting stock to a person or group;

■ a change in the composition of our board of directors over a two-year period such that the members of the board of directors who were approved by at least two-thirds of the directors who were directors at the beginning of the two-year period or whose election or nomination was so approved cease to constitute a majority of the board of directors;

■ a merger, consolidation, reorganization or business combination in which we are involved, directly or indirectly, other than a merger, consolidation, reorganization or business combination that results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person or group beneficially owns 50% or more of the outstanding voting securities of the surviving entity immediately after the transaction; or

■ stockholder approval of our liquidation or dissolution.

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Adjustments of Awards. In the event of any stock dividend, stock split, spin-off, recapitalization, distribution of our assets to stockholders (other than normal cash dividends) or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock other than an “equity restructuring” (as defined below), the administrator may make appropriate, proportionate adjustments to reflect the event giving rise to the need for such adjustments, with respect to:

■ the aggregate number and type of shares subject to the 2018 Plan;

■ the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and

■ the grant or exercise price per share of any outstanding awards under the 2018 Plan.

In the event of one of the adjustments described above or other corporate transactions, in order to prevent dilution or enlargement of the potential benefits intended to be made available under the 2018 Plan, the administrator has the discretion to make such equitable adjustments and may also:

■ provide for the termination or replacement of an award in exchange for cash or other property;

■ provide that any outstanding award cannot vest, be exercised or become payable after such event;

■ provide that awards may be exercisable, payable or fully vested as to shares of common stock covered thereby; or

■ provide that an award under the 2018 Plan cannot vest, be exercised or become payable after such event.

In the event of an equity restructuring, the administrator will make appropriate, proportionate adjustments to the number and type of securities subject to each outstanding award and the exercise price or grant price thereof, if applicable. In addition, the administrator will make equitable adjustments, as the administrator in its discretion may deem appropriate to reflect such equity restructuring, with respect to the aggregate number and type of shares subject to the 2018 Plan. The adjustments upon an equity restructuring are nondiscretionary and will be final and binding on the affected holders and the Company.

For purposes of the 2018 Plan, “equity restructuring” means a nonreciprocal transaction between us and our stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares (or other securities) or the share price of our common stock (or other securities) and causes a change in the per share value of the common stock underlying outstanding stock-based awards granted under the 2018 Plan. In the event of a stock split in connection with an offering, the administrator will proportionately adjust (i) the number of shares subject to any outstanding award under the 2018 Plan, (ii) the exercise or grant price of any such awards, if applicable, and (iii) the aggregate number of shares subject to the 2018 Plan.

Amendment and Termination. Our board of directors or the compensation committee (with board approval) may terminate, amend or modify the 2018 Plan at any time and from time to time. However, we must generally obtain stockholder approval:

■ to increase the number of shares available under the 2018 Plan (other than in connection with certain corporate events, as described above);

■ reduce the price per share of any outstanding option or SAR granted under the 2018 Plan;

■ cancel any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares; or

■ to the extent required by applicable law, rule or regulation (including any NASDAQ rule).

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Termination. Our board of directors may terminate the 2018 Plan at any time. No ISOs may be granted pursuant to the 2018 Plan after the 10th anniversary of the effective date of the 2018 Plan, and no additional annual share increases to the 2018 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2018 Plan will remain in force according to the terms of the 2018 Plan and the applicable award agreement.

Employment Agreements

We do not currently have employment agreements with our officers, other than with Silvia Alana. Ms. Alana is party to a three-year employment agreement, dated August 3, 2020, with the Company for an annual base salary of $127,500, which increased to $150,000 in August 2021. The agreement also provides for the grant on the first anniversary of the agreement of a three-year option to purchase that number of shares equal to 30% of Ms. Alana’s then current salary at the market price of the Company’s common stock. The agreement also includes a non-competition provision for 12 months following employment with the Company.

Director Compensation

As of December 31, 2020, none of the Company’s directors have been compensated for their services as directors of the Company. We reimburse our directors for reasonable expenses incurred in connection with their service as directors.

On March 29, 2021, in connection with the appointment of Jeffrey J. Guzy, Timothy McLellan and Trond Ringstad as directors, effective April 12, 2021, the Company entered into one-year director service agreements (each, a “Director Service Agreement”) with each of Messrs. Guzy, McLellan and Ringstad and with each of its two current Board members, Nubar Herian and John Keeler which automatically renew for successive one-year terms.

In consideration for their services, each director will be issued $25,000 of shares of the Company’s common stock for each year’s service. The number of shares to be issued will be based on the closing sale price of the Company’s common stock, on the principal market on which it is then traded, on the final trading day of the applicable year. On April 12, 2021, the Company granted each director a four-year option to purchase 100,000 shares of common stock at an exercise price of $2.00 per share, which option vests in twelve equal monthly installments over the course of the first year from the date of grant. Each Director may also receive additional issuances of common stock, on an annual basis, for his services on any committees of the Board. In addition, each director will be reimbursed for all pre-approved out-of-pocket expenses. In the event the director ceases to be a member of the Board prior to the end of any year of service, all unvested stock options will be forfeited. The stock options granted to the directors will be exercisable only on a cash basis.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

■	any breach of the director’s duty of loyalty to us or our stockholders;

■	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

■	unlawful payments of dividends in violation of the Delaware General Corporation Law; or

Our certificate of incorporation and bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law and provide for the advancement of expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any director or officer for any liability arising out of his, her or its actions in that capacity.

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We believe that these provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors, officers or employees as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer or employee.

We have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers.

Director Independence

Our board of directors currently has five members, Jeffrey J. Guzy, Timothy McLellan, Trond Ringstad, John Keeler and Nubar Herian. We believe that all of our directors except Mr. Keeler, who serves as our Executive Chairman, are “independent” within the definition of independence provided in the Marketplace Rules of the NASDAQ Stock Market and the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of October 22, 2021, by:

■	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

■	each of our directors;

■	our Named Executive Officer; and

■	all current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by such person.

The percentage of shares beneficially owned is computed on the basis of 23,337,541 shares of common stock outstanding as of October 22, 2021. Shares of common stock that a person has the right to acquire within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed in the table is c/o Blue Star Foods Corp., 3000 NW 109th Avenue, Miami, Florida 33172.

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Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Beneficial Ownership
5% or Greater Stockholders
Christopher Constable	3,145,000	(1)	13.5%
Named Executive Officer and Directors
John Keeler	15,014,907	(2)	64.3%
Nubar Herian	519,662	(3)	2.2%
Jeffrey J. Guzy	14,907	(4)	*
Timothy McLellan	14,907	(4)	*
Trond Ringstad	14,907	(4)	*
All current directors and executive officers as a group (6 persons)	15,579,290		66.8%

(1)	Includes (i) 12,500 shares issuable under a Warrant at $2.00 per share and (ii) 3,120,000 shares issuable under a stock option.
(2)	15,000,000 of such shares are held with Mr. Keeler’s wife as tenants in the entirety and are subject to the terms of a Lock-Up Agreement, pursuant to which Mr. Keeler may not sell more than one-third of the common stock held by him in any two-month period. Includes 14,907 shares underlying a stock option which are exercisable within 60 days.
(3)	Includes (i) 354,755 shares and 150,000 Warrant Shares held by Lunar, of which Mr. Herian has sole voting and dispositive power, and (ii) 14,907 shares underlying a stock option which is exercisable within 60 days.
(4)	Represent shares underlying a stock option which is exercisable within 60 days.

Change-in-Control Agreements

The Company does not have any change-in-control agreements with any of its executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

The following is a description of transactions since January 1, 2019 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

From January 2006 through May 2017, Keeler & Co issued an aggregate of $2,910,000, 6% demand promissory notes to John Keeler, our Chief Executive Officer, Executive Chairman and a director. We may prepay the notes at any time first against interest due thereunder. If an event of default occurs under the notes, interest will accrue at 18% per annum and if not paid within 10 days of payment becoming due, the holder of the note is entitled to a late fee of 5% of the amount of payment not timely received. On December 30, 2020, we entered into a debt repayment agreement with Mr. Keeler pursuant to which we issued 796,650 shares of common stock to Maria Angarita, Mr. Keeler’s mother, as designated by Mr. Keeler, as repayment for an aggregate principal amount of $1,593,300 due under four such notes. All interest due on the notes had previously been paid on a monthly basis. The Company remains indebted to Mr. Keeler under the remaining promissory notes in the aggregate principal amount of $1,299,712.

John Keeler, our Chief Executive Officer, Executive Chairman and director owns 95% of Bacolod, an exporter of pasteurized crab meat from the Philippines.

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John Keeler, our Chief Executive Officer, Executive Chairman and director, owns 95% of Bicol, a Philippine company, and an indirect supplier of crab meat via Bacolod to the Company.

The Company’s transactions with Bacolod were $1,280,000 and $9,531,000 for the years ended December 31, 2020 and 2019, respectively. There were no transactions between the Company and Bicol for the years ended December 31, 2020 and 2019.

John Keeler, our Chief Executive Officer, Executive Chairman and a director owns 80% of Strike the Gold Foods, Ltd., a UK company, which sold the Company’s packaged crab meat in the United Kingdom in 2019.

Keeler & Co leased approximately 16,800 square feet of office/warehouse space for our executive offices and distribution facility for $16,916 per month from John Keeler Real Estate Inc., a Florida corporation, 33% owned by a trust for each of John Keeler III, Andrea Keeler and Sarah Keeler, each of whom is a child of John Keeler, our Chief Executive Officer. On December 31, 2020, this facility was sold to an unrelated third-party purchaser and the lease was terminated. In connection with the sale, the Company retained approximately 4,756 square feet of such space, rent-free, for the next 12 months.

From time to time, the Company may prepay Bacolod for future shipments of product which may represent five to six months of purchases. There was $1,299,984 due as of December 31, 2020 and June 30, 2021 for future shipments from Bacolod.

On March 31, 2021, John Keeler, provided a personal guaranty of up to $1,000,000 to Lighthouse in connection with its revolving credit facility.

John Keeler pledged 5,000,000 shares of common stock to secure the Company’s obligations under the $1,000,000 Kenar Note issued on March 26, 2019. On May 21, 2020, the Kenar Note was amended to, among other things, reduce the number of pledged shares by Mr. Keeler to 4,000,000. The Kenar Note was paid off and the pledged shares released as of July 6, 2021. Marcos Herian, President of Kenar, is the brother of Nubar Herian, a director of our Company.

On March 29, 2019, March 31, 2019, September 24, 2019, January 23, 2020, May 27, 2020, September 29, 2020 and December 31, 2020, we issued 92 shares, 160 shares, 160 shares, 160 shares, 160 shares, 448 shares and 144 shares, respectively, of common stock to a company owned by the stepmother of John Keeler, our Executive Chairman, as a quarterly dividend which accrued on the Series A Stock acquired by such company in connection with the Company Settlement. On June 30, 2021, 16 shares of such Series A Stock were converted into 8,000 shares of common stock.

On March 29, 2019, March 31, 2019, September 24, 2019, January 23, 2020, May 27, 2020, September 29, 2020, December 31, 2020 and March 31, 2021, we issued 3,467 shares, 6,000 shares, 6,000 shares, 6,000 shares, 6,000 shares, 16,798 shares, 5,405 shares and 5,085 shares of common stock, respectively to Lunar, as a quarterly dividend which accrues on the Series A Stock acquired in the Offering. Nubar Herian, a director, is the President of and controls Lunar. On June 30, 2021, 600 shares of such Series A Stock were converted into 300,000 shares of common stock.

On February 25, 2020, Christopher Constable, the Company’s former Chief Financial Officer and a 5% shareholder, entered into a Separation and Mutual Release Agreement pursuant to which Mr. Constable resigned as Chief Financial Officer, Secretary, Treasurer and a director of the Company. The Agreement contained mutual general releases, a two-year confidentiality provision and provides for Mr. Constable’s outstanding stock options to remain in effect until November 8, 2028.

On March 25, 2021, the Company entered into a Director Service Agreement with each of its directors.

On June 30, 2021, MO7 Boats LLC, invested $275,000 in the Offering and was issued 137,500 shares of common stock and a Warrant to purchase 137,500 shares of common stock in the Offering. Marcos Herian, managing member of President of MO7 Boats LLC, is the brother of Nubar Herian, a director of our Company.

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On June 30, 2021, Promarine Boats LLC, invested $250,000 in the Offering and was issued 125,000 shares of common stock and a Warrant to purchase 137,500 shares of common stock in the Offering. Marcos Herian, managing member of Promarine Boats LLC, is the brother of Nubar Herian, a director of our Company.

On June 30, 2021, R&N Ocean Inc., invested $250,000 in the Offering and was issued 125,000 shares of common stock and a Warrant to purchase 137,500 shares of common stock in the Offering. Marcos Herian, President of Kenar, is the brother of Nubar Herian, a director of our Company.

On August 3, 2021, the Company issued a stock option to purchase an aggregate of 7,012 shares of common stock at an exercise price of $6.00 per share to Silvia Alana, its chief financial officer.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts are estimates except for the SEC filing fee, the FINRA filing fee, and the Nasdaq Capital Market listing fee.

SEC filing fee	$536.99
FINRA filing fee	$1,238.30
Nasdaq Capital Market listing fee	$75,000
Legal fees and expenses	$170,000
Accounting fees and expenses	$5,000.00
Miscellaneous fees and expenses	$10,000
Total	$261,755.29

ADDITIONAL INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Blue Star Foods Corp., 3000 NW 109th Avenue, Miami, Florida 33172 or (305) 836-6858.

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UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below, with Newbridge Securities Corporation acting as representative of the underwriters named below, with respect to the shares of our common stock subject to this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has, severally and not jointly, agreed to purchase from us on a firm commitment basis, the respective number of shares of our common stock set forth opposite its name in the table below:

Underwriters	Number of Shares
Newbridge Securities Corporation	440,000
Revere Securities LLC	360,000

Total	800,000

The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus. The underwriters are obligated to purchase all of our shares of common stock in this offering, other than those covered by the option described below, if they purchase any of our shares of common stock.

The representative of the underwriters has advised us that the underwriters propose to offer the common stock directly to the public at the public offering prices listed on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession. After the completion of this offering, the underwriters may change the offering price and other selling terms.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or other indemnified parties may be required to make in respect of any such liabilities.

Option

We have granted the underwriters an option, exercisable for up to 45 days after the date of this prospectus, to purchase a maximum of 120,000 additional shares of common stock from us. If the underwriters exercise all or part of this option, each underwriter will be obligated to purchase its proportionate number of shares of our common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discounts and commissions.

Commissions and Expenses

The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Common Stock.

	Per Share	Total Without Option	With Option
Underwriting discounts and commissions paid by us	$0.35	$280,000	$322,000
Proceeds, before expenses, to us	$4.65	$3,720,000	$4,278,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $175,000, which includes the Company’s legal, accounting and printing costs and various other fees associated with registration of our common stock. We have agreed to reimburse the representative for its reasonable out-of-pocket expenses actually incurred in the offering, including fees and disbursements of legal counsel to the representative of $35,000.

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In addition, we have agreed to pay the underwriters a non-accountable expense allowance equal to 1.0% of the proceeds of this offering received by the company, payable at the close of this offering.

Underwriter Warrants

In addition, we intend to issue warrants to the underwriters to purchase a number of shares of common stock equal to 7.0% of the total number of shares of common stock sold in this offering at an exercise price equal to the public offering price of the shares of common stock sold in this offering. These warrants will be exercisable, in whole or in part, commencing on a date which is one hundred eighty (180) days from the commencement of sales of the common stock sold in this offering, and expiring on the three year anniversary of the effective date of the registration statement filed for this offering. The underwriters’ warrants will provide for cash exercise provisions and will be non-callable and non-cancelable with immediate “piggyback” registration rights as well as customary anti-dilution protections in accordance with FINRA Rule 5110(g).

In accordance with FINRA Rule 5110(e)(1), neither the underwriters’ warrants nor any securities issued upon exercise of the underwriter’s warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person or a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriters’ warrants being issued, except the transfer of any security: (i) by operation of law or by reason of reorganization of our company; (ii) to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period; (iii) if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Consulting Shares

The Company is obligated to issue to Newbridge Securities Corporation 24,861 shares of its common stock in connection with financial advisory services performed by Newbridge Securities Corporation under the terms of an M&A services agreement with the Company dated December 15, 2020. The common stock to be issued to Newbridge Securities Corporation has not yet been issued by the Company.

In accordance with FINRA Rule 5110(e)(1), the above consulting shares may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person or a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of our company; (ii) to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period; (iii) if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Determination of Offering Price

Our common stock was quoted on the OTC pink sheets under the symbol “BSFC” until November 2, 2021. Our common stock has been approved for listing on Nasdaq under the symbol “BSFC,” and will begin trading there on November 3, 2021. No assurance can be given that a trading market will develop, and if developed, that it will be sustained or that the trading prices of our common stock on the OTC Pink marketplace will be indicative of the prices of our common stock on the Nasdaq Capital Market.

The public offering price of the shares of common stock offered by this prospectus is determined by negotiation between us and the representative of the underwriters. Among the factors to be considered in determining the public offering price of the shares of common stock are:

■	our history, capital structure and our business prospects;
■	the industry in which we operate;
■	our past and present operating results;
■	the previous experience of our executive officers;
■	the recent trading and closing bid prices of our common stock quoted on the OTC Pink marketplace; and
■	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock sold in this offering. The values of such shares of common stock are subject to change as a result of market conditions and other factors.

Lock-Up Agreements

We and each of our officers, directors and beneficial owners of over 10% of our common stock have agreed, subject to certain exceptions, including, without limitation, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, for a period of 180 days in the case of our executive officers, our directors and certain affiliates after the date of this prospectus, without the prior written consent of Newbridge Securities Corporation.

The representative may, in its sole discretion and at any time or from time to time, release all or any portion of the common stock or other securities subject to the lock-up agreement. Any determination to release any common stock would be based upon a number of factors at the time of determination, which may include the market price of the common stock, the liquidity of the trading market of the common stock, general market conditions, the number of shares of common stock or other securities proposed to be sold or otherwise transferred and the timing, purposes and terms of the proposed sale or other transfer. The representative does not have any present intention, agreement or understanding, implicit or explicit, to release any of the shares of common stock or other securities subject to the lock-up agreements prior to the expiration of the lock-up period described above.

Right Of First Refusal

If, within the 12-month period following closing of this offering, the Company decides to raise funds by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent, the underwriter shall have the right to act as sole investment banker, sole book-runner and/or sole placement agent, at the underwriter’s sole discretion, for such financing.

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Stabilization

Until the distribution of shares of common stock is complete, SEC rules may limit the ability of the underwriters to bid for and purchase shares of our common stock. As an exception to these rules, underwriters are permitted to engage in certain transactions which stabilize the price of the shares of common stock, which may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of shares of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a short position. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of common stock from us in the offering. The underwriter may close out any covered short position by either exercising their option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriter will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the share price at which they may purchase through their option to purchase additional shares. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the shares of common stock made by the underwriter in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on our shares of common stock. Any of these activities may have the effect of preventing or retarding a decline in the market price of our shares of common stock. They may also cause the price of the shares of common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

We have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of the underwriters and subject to certain exceptions, offer, sell, contract to sell, pledge, or otherwise dispose of any securities issued or guaranteed by us or shares of any class of our capital stock.

We expect that delivery of the shares will be made to investors on or about November 5, 2021 (such settlement being referred to as “T+2”).

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their clients and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Prospectus

This prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus in electronic format, any information on the underwriters’ or their affiliates’ websites and any information contained in any other website maintained by the underwriters or any affiliate of the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

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Additional Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us for which they will be entitled to receive customary fees and expenses.

Selling Restrictions

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”) in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of our common stock may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of twelve months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bermuda

The shares of common stock offered by this prospectus may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Brazil

No securities may be offered or sold in Brazil, except in circumstances that do not constitute a public offering or unauthorized distribution under Brazilian laws and regulations. The securities have not been, and will not be, registered with the Comissão de Valores Mobiliários.

British Virgin Islands

The shares of common stock offered by this prospectus are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on our behalf. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a “BVI Company”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

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This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the shares for the purposes of the Securities and Investment Business Act, 2010 or the Public Issuers Code of the British Virgin Islands.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Chile

The shares of our common stock offered by this prospectus are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

China

This prospectus does not constitute a public offer of shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares of common stock offered by this prospectus or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common stock to which this prospectus relates may be illiquid or subject to restrictions on its resale. Prospective purchasers of the common stock offered should conduct their own due diligence on the common stock. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

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European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), each underwriter has represented and agreed that it has not made and will not make an offer of any of the shares of common stock offered by this prospectus to the public in that Relevant State, except that it may make an offer of any Shares to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our common stock will result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock offered by this prospectus in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any of the shares of common stock offered by this prospectus and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be (1) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (2) used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

(a)	to qualified investors (investisseurs estraint) and/or to a restricted circle of investors (cercle estraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c)	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public á l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Hong Kong

Shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation, or document relating to shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

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Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Korea

The shares of common stock offered by this prospectus have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the shares will comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Kuwait

Unless all necessary approvals from the Kuwait Capital Markets Authority pursuant to Law No. 7/2010, its Executive Regulations, and the various Resolutions and Announcements issued pursuant thereto or in connection therewith have been given in relation to the marketing of and sale of the Shares, these may not be offered for sale, nor sold in the State of Kuwait (“Kuwait”). Neither this prospectus nor any of the information contained herein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. With regard to the contents of this document we recommend that you consult a licensee as per the law and specialized in giving advice about the purchase of shares and other securities before making the subscription decision.

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Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares of common stock offered by this prospectus has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired shares of our common stock under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

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South Africa

Due to restrictions under the securities laws of South Africa, the shares are not offered, and the offer will not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

(a)	the offer, transfer, sale, renunciation or delivery is to:

(i)	persons whose ordinary business is to deal in securities, as principal or agent;

(ii)	the South African Public Investment Corporation;

(iii)	persons or entities regulated by the Reverse Bank of South Africa;

(iv)	authorized financial service providers under South African law;

(v)	financial institutions recognized as such under South African law;

(vi)	a wholly-owned subsidiary of any person or entity contemplated in (iii), (iv) or (v), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(vii)	any combination of the person in (i) to (vi); or

(b)	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) in South Africa is being made in connection with the issue of the shares. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares in South Africa constitutes an offer of the shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in Section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within Section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

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Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (the “FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA) and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (the “CISO”) such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and will in particular not be copied or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Taiwan

The shares of common stock offered by this prospectus have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

United Arab Emirates

The shares of common stock offered by this prospectus have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA is complied with or does not apply; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

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LEGAL MATTERS

The Crone Law Group, P.C. has opined on the validity of the shares being offered hereby. Dickinson Wright PLLC has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements included in this prospectus and in the registration statement for the fiscal years ended December 31, 2020 and December 31, 2019 have been audited by MaloneBailey, LLP, an independent registered public accounting firm and are included in reliance upon their report given upon the authority of said firm as experts in auditing and accounting.

75

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Blue Star Foods Corp

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Blue Star Foods Corp and its subsidiaries (collectively, the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP
www.malonebailey.com

We have served as the Company’s auditor since 2014.

Houston, Texas

April 15, 2021

F-1

Blue Star Foods Corp.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

	2020	2019

ASSETS
CURRENT ASSETS
Cash and cash equivalents (including VIE $8,725 for 2019)	$55,644	$153,904
Restricted cash	282,043	41,906
Accounts receivable, net (including VIE $20,321 for 2019)	1,082,468	2,071,363
Inventory, net (including VIE $95,441 for 2019)	1,832,661	7,984,492
Advances to related party	1,299,984	1,285,935
Other current assets (including VIE $3,679 for 2019)	176,925	242,700
Total Current Assets	4,729,725	11,780,300
RELATED PARTY LONG-TERM RECEIVABLE	455,545	-
FIXED ASSETS, net	20,064	61,908
RIGHT OF USE ASSET	99,472	1,206,931
INTANGIBLE ASSETS, net
Trademarks	788,614	845,278
Customer relationships	1,145,831	1,241,667
Non-compete agreements	29,171	39,167
Total Intangible Assets	1,963,616	2,126,112
GOODWILL	445,395	445,395
OTHER ASSETS	108,088	125,418
TOTAL ASSETS	$7,821,905	$15,746,064
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accruals (including VIE $30,649 for 2019)	$1,607,490	$3,528,466
Working capital line of credit	1,805,907	6,917,968
Current maturities of lease liabilities	29,337	136,952
Current maturities of related party long-term notes	195,000	100,364
Related party notes payable	972,500	972,500
Related party notes payable - Subordinated	1,299,712	2,910,136
Other current liabilities	1,346,838	-
Total Current Liabilities	7,256,784	14,566,386
LONG -TERM LIABILITY
Long-term lease liability	69,844	1,089,390
Related party long-term notes	515,000	610,000
TOTAL LIABILITIES	7,841,628	16,265,776
STOCKHOLDERS’ DEFICIT
Series A 8% cumulative convertible preferred stock, $0.0001 par value; 10,000 shares authorized, 1,413 shares issued and outstanding as of December 31, 2020 and December 31, 2019	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 19,580,721 shares issued and outstanding as of December 31, 2020, and 17,589,705 shares issued and outstanding as of December 31, 2019	1,958	1,761
Additional paid-in capital	13,488,836	8,789,021
Accumulated deficit	(13,510,517)	(8,952,466)
Total Blue Star Foods Corp. Stockholders’ Deficit	(19,723)	(161,684)
Non-controlling interest	-	(476,250)
Accumulated other comprehensive income (VIE)	-	118,222
Total VIE’s Deficit	-	(358,028)
TOTAL STOCKHOLDERS’ DEFICIT	(19,723)	(519,712)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$7,821,905	$15,746,064

The accompanying notes are an integral part of these consolidated financial statements

F-2

Blue Star Foods Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31,

	2020	2019

REVENUE, NET	$14,111,368	$23,829,463

COST OF REVENUE	12,623,576	20,610,000

GROSS PROFIT	1,487,792	3,219,463

COMMISSIONS	96,594	106,671
SALARIES AND WAGES	1,286,879	3,897,541
DEPRECIATION AND AMORTIZATION	268,341	215,089
OTHER OPERATING EXPENSES	1,639,484	2,953,069

LOSS FROM OPERATIONS	(1,803,506)	(3,952,907)

OTHER INCOME	891,667	-
FORBEARANCE FEE EXPENSE (NON-CASH)	(2,655,292)	-
INTEREST EXPENSE	(870,303)	(1,068,796)

NET LOSS	(4,437,434)	(5,021,703)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	7,577	(35,417)

NET LOSS ATTRIBUTABLE TO BLUE STAR FOODS CORP.	$(4,445,011)	$(4,986,286)

DIVIDEND ON PREFERRED STOCK	113,040	113,041

NET LOSS ATTRIBUTABLE TO BLUE STAR FOODS CORP COMMON STOCKHOLDERS	$(4,558,051)	$(5,099,327)

COMPREHENSIVE LOSS:

TRANSLATION ADJUSTMENT ATTRIBUTABLE TO NON-CONTROLLING INTEREST	23,700	50,141

COMPREHENSIVE INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	$31,277	$14,724

COMPREHENSIVE LOSS ATTRIBUTABLE TO BLUE STAR FOODS CORP.	$(4,445,011)	$(4,986,286)

INCOME TAX EXPENSE	(1,122)	(4,413)

NET LOSS ATTRIBUTABLE TO BLUE STAR FOODS CORP	$(4,443,889)	$(4,990,699)

COMPREHENSIVE LOSS ATTRIBUTABLE TO BLUE STAR FOODS CORP	$(4,443,889)	$(4,990,699)

Loss per basic and diluted common share:
Basic net loss per common share	$(0.25)	$(0.31)
Basic weighted average common shares outstanding	18,257,491	16,201,766
Fully diluted net loss per common share	$(0.25)	$(0.31)
Fully diluted weighted average common shares outstanding	18,257,491	16,201,766

The accompanying notes are an integral part of these consolidated financial statements

F-3

Blue Star Foods Corp.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

YEARS ENDED DECEMBER 31, 2020

	Series A Pref Stock $.0001 par value		Common Stock $.0001 par value		Additional Paid-in	Accumulated	Total Blue Star Foods Corp. Stockholders’	Non- Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit	Interest	Deficit
December 31, 2018	1,413	-	16,023,164	1,603	3,404,774	(3,853,139)	(446,762)	(372,752)	(819,514)

Common stock issued for cash	-	-	16,000	2	31,998	-	32,000	-	32,000

Cancellation of issued shares for cash	-	-	(5,000)	(1)	(9,999)	-	(10,000)	-	(10,000)

Common stock issued for service	-	-	198,521	20	397,022	-	397,042	-	397,042

Common stock incentive issued to employees	-	-	5,500	1	10,999	-	11,000	-	11,000

Common stock issued for Coastal Pride Acquisition	-	-	1,295,000	130	2,589,870	-	2,590,000	-	2,590,000

Stock based compensation	-	-	-	-	2,251,322	-	2,251,322	-	2,251,322

Series A preferred 8% dividend issued in common stock	-	-	56,520	6	113,035	(113,041)	-	-	-

Net Loss	-	-	-	-	-	(4,986,286)	(4,986,286)	(35,417)	(5,021,703)

Comprehensive loss	-	-	-	-	-	-	-	50,141	50,141

December 31, 2019	1,413	-	17,589,705	1,761	8,789,021	(8,952,466)	(161,684)	(358,028)	(519,712)

Stock based compensation	-	-	-	-	139,380	-	139,380	-	139,380

Common stock issued for cash	-	-	5,000	-	10,000	-	10,000	-	10,000

Common stock issued for service	-	-	115,814	12	188,988	-	189,000	-	189,000

Common stock issued to related party lender for forbearance	-	-	1,021,266	100	2,655,192	-	2,655,292	-	2,655,292

Common stock issued to settle related party notes	-	-	796,650	80	1,593,220	-	1,593,300	-	1,593,300

Series A preferred 8% dividend issued in common stock	-	-	52,286	5	113,035	(113,040)	-	-	-

Net Loss	-	-	-	-	-	(4,445,011)	(4,445,011)	7,577	(4,437,434)

Deconsolidation of Strike the Gold Foods, Ltd.	-	-	-	-	-	-	-	326,751	326,751

Comprehensive loss	-	-	-	-	-	-	-	23,700	23,700

December 31, 2020	1,413	-	19,580,721	1,958	13,488,836	(13,510,517)	(19,723)	-	(19,723)

The accompanying notes are an integral part of these consolidated financial statements

F-4

Blue Star Foods Corp.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(4,437,434)	$(5,021,703)
Adjustments to reconcile net loss to net cash provided in operating activities:
Stock based compensation	139,380	2,262,322
Common stock issued for service	69,000	397,042
Common stock issued for forbearance fee	2,655,292	-
Depreciation of fixed assets	33,367	66,012
Amortization of intangible assets	162,496	20,380
Amortization of loan costs	72,478	128,696
Lease expense	175,699	149,861
Bad debt expense	13,293	-
Allowance for inventory obsolescence	71,487	-
Gain on PPP loan forgiveness	(344,762)	-
Gain on termination of lease	(38,819)	-
Gain on sale of equipment	(343,181)	-
Changes in operating assets and liabilities:
Receivables	942,656	2,517,585
Inventories	6,023,473	1,804,241
Advances to affiliated supplier	(14,049)	(146,316)
Other current assets	63,315	(12,930)
Right of use liability	(156,582)	(130,450)
Other assets	14,852	-
Accounts payable and accruals	(1,873,224)	(457,576)
Other current liabilities	1,346,838	-
Net Cash Provided by Operating Activities	4,575,575	1,577,164

CASH FLOWS FROM INVESTING ACTIVITIES:
Deconsolidation of variable interest entity	(8,421)	-
Net cash paid for acquisition	-	(260,667)
Proceeds from sale of fixed assets	407,198	-
Purchases of fixed assets	(55,540)	(9,038)
Net Cash Provided by (Used in) Investing Activities	343,237	(269,705)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock offering	10,000	22,000
Proceeds from working capital line of credit	6,775,660	21,545,968
Proceeds from related party notes payable	-	1,100,000
Proceeds from HSBC loan	43,788	-
Proceeds from PPP loan	344,762	-
Repayments of working capital line of credit	(11,887,721)	(23,993,616)
Repayments of related party notes payable	(17,124)	(127,500)
Principal payments of long-term debt	-	(30,866)
Payments of loan costs	(70,000)	(25,000)
Net Cash Used in Financing Activities	(4,800,635)	(1,509,014)

Effect of Exchange Rate Changes on Cash	23,700	50,141

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	141,877	(151,414)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH - BEGINNING OF PERIOD	195,810	347,226

CASH, CASH EQUIVALENTS AND RESTRICTED CASH - END OF PERIOD	$337,687	$195,810

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY
Series A preferred 8% dividend issued in common stock	113,040	113,041
Operating lease assets recognized in exchange for operating lease liabilities	28,137	1,257,751
Shares issued for partial payment of accounts payable	120,000	-
Shares issued for partial payment of notes payable - related party	1,593,300	-
Shares issued for acquisition	-	2,590,000
Related party notes recognized from business acquisition	-	710,000

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$725,693	$1,068,796

The accompanying notes are an integral part of these consolidated financial statements

F-5

Blue Star Foods Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

Note 1. Company Overview

Located in Miami, Florida, Blue Star Foods Corp. (“we”, “our”, the “Company”) is a sustainable seafood company. The Company’s main operating business, John Keeler & Co., Inc. has been in business for approximately twenty-five years. The Company was formed under the laws of the State of Delaware. The current source of revenue is importing blue and red swimming crab meat primarily from Indonesia, the Philippines and China and distributing it in the United States, Canada and Europe under several brand names such as Blue Star, Oceanica, Pacifika, Crab & Go, First Choice, Good Stuff and Coastal Pride Fresh.

On November 8, 2018, the sole shareholder of John Keeler & Co., Inc., John Keeler, executed an Agreement and Plan of Merger and Reorganization with Blue Star Foods Corp. (formerly A.G. Acquisition Group II, Inc.) and Blue Star Acquisition Corp. pursuant to which he exchanged his 500 shares, par value $1.00 per share in John Keeler & Co., Inc. for 15,000,000 shares, par value $0.0001 per share of the then outstanding 16,015,000 outstanding shares. As part of the merger, the net liabilities existing in the company as of the date of the merger totaling approximately $2,400 were converted to equity. The prior owners of Blue Star Foods Corp. received 750,000 shares of common stock as part of this transaction, and various service providers received 265,000 shares as compensation for their work on the transaction resulting in an expense and additional paid in capital of $530,001. Additionally, there were 725 Series A Preferred shares and 181,250 warrants issued to private placement offering investors for a total capital contribution of $725,000, 688 Series A Preferred shares and 172,000 warrants issued for settlement with prior investors which had a fair value of $688,000 and $81,353 respectively. Upon the close of the merger, there were 3,120,000 options to purchase common stock issued to Christopher Constable, the Company’s then Chief Financial Officer. Additionally, Carlos Faria, the Company’s then Chief Executive Officer, held options to purchase 104 shares of John Keeler & Co., Inc. prior to the merger. These options were immediately converted at closing to an option to purchase 3,120,000 shares of common stock in the Company.

The Merger was accounted for as a “reverse merger” and recapitalization since, immediately following the completion of the transaction, the holders of John Keeler & Co., Inc.’s stock had effective control of Blue Star Foods Corp. In addition, John Keeler & Co., Inc. had control of the combined entity through control of the Board by designating all four of the board seats. Additionally, all of John Keeler & Co., Inc.’s officers and senior executive positions continued as management of the combined entity after consummation of the Merger. For accounting purposes, John Keeler & Co., Inc. was deemed to be the accounting acquirer in the transaction and, consequently, the transaction has been treated as a recapitalization of Blue Star Foods Corp. Accordingly, John Keeler & Co., Inc.’s assets, liabilities and results of operations are the historical financial statements of the registrant, and the John Keeler & Co., Inc.’s assets, liabilities and results of operations have been consolidated with Blue Star Foods Corp effective as of the date of the closing of the Merger. No step-up in basis or intangible assets or goodwill was recorded in this transaction.

On November 26, 2019, John Keeler & Co., Inc., a Florida corporation (the “Purchaser”), and wholly-owned direct subsidiary of the Company, entered into an Agreement and Plan of Merger and Reorganization (the “Coastal Merger Agreement”) with Coastal Pride Company, Inc., a South Carolina corporation, Coastal Pride Seafood, LLC, a Florida limited liability company and newly-formed, wholly-owned subsidiary of the Purchaser (the “Acquisition Subsidiary” and, upon the effective date of the Merger, the “Surviving Company), and The Walter F. Lubkin, Jr. Irrevocable Trust dated 1/8/03 (the “Trust”), Walter F. Lubkin III (“Lubkin III”), Tracy Lubkin Greco (“Greco”) and John C. Lubkin (“Lubkin”), constituting all of the shareholders of Coastal Pride Company, Inc. immediately prior to the Coastal Merger (collectively, the “Sellers”). Pursuant to the terms of the Coastal Merger Agreement, Coastal Pride Company, Inc. merged with and into the Acquisition Subsidiary, with the Acquisition Subsidiary being the surviving company (the “Coastal Pride Merger”).

F-6

Coastal Pride is a seafood company, based in Beaufort, South Carolina, that imports pasteurized and fresh crabmeat sourced primarily from Mexico and Latin America and sells premium branded label crabmeat throughout North America.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, John Keeler & Co, Inc. a wholly owned subsidiary, and Coastal Pride Seafood, LLC (“Coastal Pride”), a wholly owned subsidiary of John Keeler & Co., Inc. All intercompany balances and transactions have been eliminated in consolidation.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets include the cost of the acquired business in excess of the fair value of the tangible net assets recorded in connection with an acquisition. Other intangible assets include customer relationships, non-compete agreements, and trademarks. The Company reviews its finite-lived intangibles and goodwill for impairment annually or whenever events or circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable.

Impairments are recorded as impairment charges in the Company’s Consolidated Statements of Operations and Comprehensive Loss, and a reduction of the asset’s carrying value in the Company’s Consolidated Balance Sheets when they occur. In accordance with its policies, the Company performed an assessment of its finite-lived intangibles and goodwill and determined there was no impairment for the years ended December 31, 2020 and 2019.

Variable Interest Entity

Under Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 810, Consolidation, when a reporting entity is the primary beneficiary of an entity that is a variable interest entity (“VIE”), as defined in ASC 810, the VIE must be consolidated into the financial statements of the reporting entity. The determination of which owner is the primary beneficiary of a VIE requires management to make significant estimates and judgments about the rights, obligations, and economic interests of each interest holder in the VIE.

The Company evaluates its interests in VIE’s on an ongoing basis and consolidates any VIE in which it has a controlling financial interest and is deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact its economic performance; and (ii) the obligation to absorb losses of the VIE that could potentially be significant to it or the right to receive benefits from the VIE that could be significant to the VIE.

Effective April 1, 2014, the Company’s stockholder was transferred the controlling interest of Strike the Gold Foods, Ltd. (“Strike”), a related party entity which holds the Company’s inventory on consignment in United Kingdom (see Note 3). The Company evaluated its interest in Strike and determined that Strike is a VIE due to the Company’s implicit interest in Strike and the fact that Strike and the Company were under common control after the transfer of the controlling interest. Moreover, the Company determined that it is the primary beneficiary of Strike due to the fact that the Company had both the power to direct the activities that most significantly impact Strike and the obligation to absorb losses or the right to receive benefits from Strike. Therefore, the Company consolidated Strike in its financial statements starting as of April 1, 2014, the effective date of the controlling interest transfer.

During the third quarter of 2020, the Company determined that Strike was no longer a VIE because there was a verbal agreement with Strike that terminated the original agreement to hold the inventory on consignment and Strike has not engaged in transactions with the Company or its subsidiaries in 2020.

F-7

The Company also evaluated its interest in three related party entities that are under common control with the Company, Bacolod Blue Star Export Corp. (“Bacolod”), Bicol Blue Star Export Co. (“Bicol”) and John Keeler Real Estate Holding (“JK Real Estate”), in light of ASC 810. The Company purchases inventory from Bacolod, an exporter of pasteurized crab meat out of the Philippines. The Company purchased inventory, via Bacolod, from Bicol. The Company leased its office and warehouse facility from JK Real Estate, a landlord that is a related party through common family beneficial ownership until December 31, 2020. (see Note 7)

The Company determined that Bacolod and Bicol are not VIE’s as they do not meet the criteria to be considered a VIE per ASC 810. The Company does not directly or indirectly absorb any variability of Bacolod or Bicol. The relationship between the Company and Bacolod and Bicol is strictly a supplier/customer relationship (see Advances to Suppliers and Related Party accounting policy). Moreover, Bacolod and Bicol have other customers besides the Company which will allow them to sustain their operations from selling their inventory to their other customers. As the Company concluded that Bacolod and Bicol are not VIEs and the Company is not deemed their primary beneficiary, Bacolod or Bicol is not consolidated with the Company’s financial statements.

The Company no longer leases its office and warehouse facility from JK Real Estate and no longer guarantees the mortgage on the facility and therefore is no longer considered a VIE. On December 31, 2020, this facility was sold to an unrelated third-party purchaser and the lease was terminated.

Cash, Restricted Cash and Cash Equivalents

The Company maintains cash balances with financial institutions in excess of Federal Deposit Insurance Company (“FDIC”) insured limits. The Company has not experienced any losses on such accounts and believes it does not have a significant exposure.

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

The Company considers any cash balance in the lender designated cash collateral account as restricted cash. All cash proceeds must be deposited into cash collateral account, and will be cleared and applied to the line of credit. The Company has no access to this account, and the purpose of the funds is restricted to repayment of the line of credit. The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts in the consolidated statements of cash flows:

	December 31, 2020	December 31, 2019

Cash and cash equivalents	$55,644	$153,904
Restricted cash	282,043	41,906
Total cash, cash equivalents, and restricted cash shown in the cash flow statement	$337,687	$195,810

Accounts Receivable

Accounts receivable consist of unsecured obligations due from customers under normal trade terms, usually net 30 days. The Company grants credit to its customers based on the Company’s evaluation of a particular customer’s credit worthiness.

Allowances for doubtful accounts are maintained for potential credit losses based on the age of the accounts receivable and the results of the Company’s periodic credit evaluations of its customers’ financial condition. Receivables are written off as uncollectible and deducted from the allowance for doubtful accounts after collection efforts have been deemed to be unsuccessful. Subsequent recoveries are netted against the provision for doubtful accounts expense. The Company generally does not charge interest on receivables.

F-8

Receivables are net of estimated allowances for doubtful accounts and sales return and allowances. They are stated at estimated net realizable value. As of December 31, 2020, and 2019, the Company recorded sales return and allowances and refund liability of approximately $62,800 and $59,100, respectively. There was no allowance for bad debt recorded during the years ended December 31, 2020 and 2019.

Inventories

Substantially all of the Company’s inventory consists of packaged crab meat located at the Company’s warehouse facility as well as public cold storage facilities and merchandise in transit from suppliers. The cost of inventory is primarily determined using the specific identification method. Inventory is valued at the lower of cost or net realizable value, cost being determined using the first-in, first-out method.

Merchandise is purchased cost and freight shipping point and becomes the Company’s asset and liability upon leaving the suppliers’ warehouse. The Company had in-transit inventory of approximately $522,000 and $1,958,000 as of December 31, 2020 and December 31, 2019, respectively.

The Company periodically reviews the value of items in inventory and records an allowance to reduce the carrying value of inventory to the lower of cost or market based on its assessment of market conditions, inventory turnover and current stock levels. Inventory write-downs are charged to cost of goods sold. The Company recorded an inventory allowance of approximately $71,400 and $40,800 for the years ended December 31, 2020 and December 31, 2019.

Advances to Suppliers and Related Party

In the normal course of business, the Company may advance payments to its suppliers, inclusive of Bacolod, a related party. These advances are in the form of prepayments for products that will ship within a short window of time. In the event that it becomes necessary for the Company to return products or adjust for quality issues, the Company is issued a credit by the vendor in the normal course of business and these credits are also reflected against future shipments.

As of December 31, 2020, and 2019, the balance due from the related party for future shipments was approximately $1,300,000 and $1,286,000, respectively. No new purchases have been made from Bacolod since November 2020. Cost of revenue related to inventories purchased from Bacolod represented approximately $1,280,000 and $9,531,000 of total cost of revenue for the twelve months ended December 31, 2020 and 2019, respectively.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation and are being depreciated using the straight-line method over the estimated useful life of the asset as follows:

Furniture and fixtures	7 to 10 years
Computer equipment	5 years
Warehouse and refrigeration equipment	10 years
Leasehold improvements	7 years
Automobile	5 years
Trade show booth	7 years

Leasehold improvements are amortized using the straight-line method over the shorter of the expected life of the improvement or the remaining lease term.

The Company capitalizes expenditures for major improvements and additions and expenses those items which do not improve or extend the useful life of the fixed assets.

F-9

The Company reviews fixed assets for recoverability if events or changes in circumstances indicate the assets may be impaired. On December 31, 2020 and 2019, the Company believes the carrying values of its long-lived assets are recoverable and as such, the Company did not record any impairment.

Other Comprehensive (loss) Income

The Company reports its comprehensive (loss) income in accordance with ASC 220, Comprehensive Income, which establishes standards for reporting and presenting comprehensive (loss) income and its components in a full set of financial statements. Other comprehensive (loss) income consists of net income (loss) and cumulative foreign currency translation adjustments.

Foreign Currency Translation

The Company’s functional and reporting currency is the U.S. Dollars. The assets and liabilities held by the Company’s previous VIE had a functional currency other than the U.S. Dollar. In the third quarter of 2020, the VIE was assessed as no longer being a VIE. The VIE results were translated into U.S. Dollars at exchange rates in effect at the end of each reporting period. The VIE’s revenue and expenses were translated into U.S. Dollars at the average rates that prevailed during the period. The rates used in the financial statements as presented for December 31, 2020 and 2019 were 1.260 and 1.337 US dollar to UK pound sterling, respectively. The resulting net translation gains and losses are reported as foreign currency translation adjustments in stockholders’ equity as a component of comprehensive (loss) income. The Company recorded foreign currency translation adjustment of approximately $23,700 and $50,100 for the years ended December 31, 2020 and December 31, 2019, respectively.

Revenue Recognition

Effective with the January 1, 2018 adoption of ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” and the associated ASUs (collectively, “Topic 606”), the Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. The Company’s source of revenue is from importing blue and red swimming crab meat primarily from Indonesia, the Philippines and China and distributing it in the United States and Canada under several brand names such as Blue Star, Oceanica, Pacifika, Crab & Go, First Choice, Good Stuff and Coastal Pride Fresh. We sell primarily to food service distributors. We also sell our products to wholesalers, retail establishments and seafood distributors.

To determine revenue recognition for the arrangements that the Company determines are within the scope of Topic 606, the Company performs the following five steps: (1) identify the contract(s) with a customer by receipt of purchase orders and confirmations sent by the Company which includes a required line of credit approval process, (2) identify the performance obligations in the contract which includes shipment of goods to the customer FOB shipping point or destination, (3) determine the transaction price which initiates with the purchase order received from the customer and confirmation sent by the Company and will include discounts and allowances by customer if any, (4) allocate the transaction price to the performance obligations in the contract which is the shipment of the goods to the customer and transaction price determined in step 3 above and (5) recognize revenue when (or as) the entity satisfies a performance obligation which is when the Company transfers control of the goods to the customers by shipment or delivery of the products.

The Company elected an accounting policy to treat shipping and handling activities as fulfillment activities. Consideration payable to a customer is recorded as a reduction of the arrangement’s transaction price, thereby reducing the amount of revenue recognized, unless the payment is for distinct goods or services received from the customer.

F-10

Leases

On January 1, 2019, we adopted Accounting Standards Codification 842 and all the related amendments using the modified retrospective method. We recognized the cumulative effect of initially applying the new lease standard as an adjustment to the opening balance of retained earnings. The comparative information has not been restated and continues to be reported under the lease accounting standard in effect for those periods.

The new lease standard requires all leases to be reported on the balance sheet as right-of-use assets and lease obligations. We elected the practical expedients permitted under the transition guidance of the new standard that retained the lease classification and initial direct costs for any leases that existed prior to adoption of the standard. We did not reassess whether any contracts entered into prior to adoption are leases or contain leases.

We categorize leases with contractual terms longer than twelve months as either operating or finance. Finance leases are generally those leases that would allow us to substantially utilize or pay for the entire asset over its estimated life. Assets acquired under finance leases are recorded in property and equipment, net. All other leases are categorized as operating leases. We did not have any finance leases as of December 31, 2020. Our leases generally have terms that range from three years for equipment and six to seven years for property. We elected the accounting policy to include both the lease and non-lease components of our agreements as a single component and account for them as a lease.

Lease liabilities are recognized at the present value of the fixed lease payments using a discount rate based on similarly secured borrowings available to us. Lease assets are recognized based on the initial present value of the fixed lease payments, reduced by landlord incentives, plus any direct costs from executing the leases. Lease assets are tested for impairment in the same manner as long-lived assets used in operations. Leasehold improvements are capitalized at cost and amortized over the lesser of their expected useful life or the lease term.

When we have the option to extend the lease term, terminate the lease before the contractual expiration date, or purchase the leased asset, and it is reasonably certain that we will exercise the option, we consider these options in determining the classification and measurement of the lease. Costs associated with operating lease assets are recognized on a straight-line basis within operating expenses over the term of the lease.

The table below presents the lease-related assets and liabilities recorded on the balance sheets.

December 31, 2020
Assets
Operating lease assets	$99,472

Liabilities
Current	$29,337
Operating lease liabilities
Noncurrent
Operating lease liabilities	$69,844

Supplemental cash flow information related to leases were as follows:

Twelve Months Ended December 31, 2020

Cash used in operating activities:
Operating leases	$156,582
ROU assets recognized in exchange for lease obligations:
Operating leases	$28,137

The table below presents the remaining lease term and discount rates for operating leases.

December 31, 2020
Weighted-average remaining lease term
Operating leases	3.39 years
Weighted-average discount rate
Operating leases	4.3%

Maturities of lease liabilities as of December 31, 2020, were as follows:

Operating Leases

2021	33,552
2022	33,552
2023	26,474
2024	15,060
2025	-
Thereafter	-
Total lease payments	108,638
Less: amount of lease payments representing interest	(9,457)
Present value of future minimum lease payments	$99,181
Less: current obligations under leases	$(29,337)
Non-current obligations	$69,844

Advertising

The Company expenses the costs of advertising as incurred. Advertising expenses which are included in Other Operating Expenses were approximately $7,200 and $81,700, for the years ended December 31, 2020 and 2019, respectively.

F-11

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Customer Concentration

The Company had three customers which accounted for approximately 26% of revenue in the year ended December 31, 2020. The Company had three customers which accounted for 46% of revenue during the years ended December 31, 2019. Outstanding receivables from these customers accounted for approximately 19% of the total accounts receivable as of December 31, 2020 and 2019. The loss of any major customer could have a material adverse impact on the Company’s results of operations, cash flows and financial position.

Supplier Concentration

The Company had five suppliers which accounted for approximately 65% of the Company’s total purchases during the year ended December 31, 2020. These five suppliers are located in the United States, Indonesia, Sri Lanka, Mexico and the Philippines, which accounted for approximately 93% of the Company’s total purchases during the year. During 2020, the Company purchased inventory from two non-affiliated Indonesian suppliers that made up the balance of 25% of the supply concentration.

The Company had two suppliers which accounted for approximately 42% of the Company’s total purchases during the year ended December 31, 2019, and a one-time purchase from a United States based supplier that accounted for approximately 21% of purchases. The two suppliers are located in two countries, Indonesia, and the Philippines, which accounted for approximately 65% of the Company’s total purchases during the year ended December 31, 2019. These suppliers included Bacolod, a related party, which accounted for approximately 27% of the Company’s total purchases during the year ended December 31, 2019.

The loss of any major supplier could have a material adverse impact on the Company’s results of operations, cash flows and financial position.

Fair Value of Financial Instruments

Our financial instruments include cash, accounts receivable, accounts payable, accrued expenses, and debt obligations. We believe the carrying values of our financial instruments approximate their fair values because they are short term in nature or payable on demand.

Earnings or Loss per Share

The Company accounts for earnings per share pursuant to ASC 260, Earnings per Share, which requires disclosure on the financial statements of “basic” and “diluted” earnings (loss) per share. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year. As further described in Footnote 6 - Series A Convertible Preferred Stock, as of December 31, 2020 and 2019, 1,413 shares of Preferred Stock could be converted into 706,500 shares of common stock. As further described in Footnote 7 – Options & Warrants, as of December 31, 2020 and 2019, 3,120,000 and 3,280,000 options may be exercised, respectively, and 353,250 warrants are exercisable.

As there was a net loss for the years ended December 31, 2020 and December 31, 2019, basic and diluted losses per share each year are the same.

F-12

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation-Stock Compensation”. ASC 718 requires companies to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. The Company has elected to adopt ASU 2016-09 and has a policy to account for forfeitures as they occur.

The Company accounts for stock-based compensation awards to non-employees in accordance with ASU No. 2018-07, Compensation – Stock Based Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), which aligns accounting for share-based payments issued to nonemployees to that of employees under the existing guidance of Topic 718, with certain exceptions.

Related Parties

The Company accounts for related party transactions in accordance with ASC 850 (“Related Party Disclosures”). A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

As of December 31, 2020, and 2019, there was approximately $392,000 and $350,900 in interest paid to related parties notes payable. See Note 6 Debt and Note 4 Consolidation of Variable Interest Entity for further information.

Reclassifications

Certain amounts in prior year have been reclassified to conform to the current year presentation.

Income Taxes

Prior to November 8, 2018, the Company was taxed under the provisions of subchapter S of the Internal Revenue Code. Under these provisions, the Company did not pay corporate federal income taxes on its taxable income but was liable for Florida corporate income taxes and Texas Franchise Tax. The shareholder was liable for individual income taxes on the Company’s taxable income. Post-merger, the Company files consolidated federal and state income tax returns.

F-13

Income tax expense is the total of the current year income tax due and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company’s policy is to recognize interest and penalties on uncertain tax positions in “Income tax expense” in the Consolidated Statements of Operations. There were no amounts related to interest and penalties recognized for the years ended December 31, 2020 or 2019.

Recently Adopted Accounting Pronouncements

ASU 2019-12 Income Taxes (Topic 740)

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosure.

F-14

ASU 2016-13 Financial Instruments – Credit Losses (Topic 326)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires entities to use a forward-looking, expected loss model to estimate credit losses. It also requires entities to consider additional disclosures related to credit quality of trade and other receivables, including information related to management’s estimate of credit allowances. ASU 2016-13 was further amended in November 2018 by ASU 2018-19, Codification Improvements to Topic 236, Financial Instrument-Credit Losses. For public business entities that are U.S. Securities and Exchange Commission (SEC) filers excluding smaller reporting companies, the amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. On October 16, 2019, FASB voted to delay implementation of ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326) - Measurement of Credit Losses on Financial Instruments.” For all other entities, the amendments are now effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company continues to evaluate the impact of these amendments to the Company’s financial position and results of operations and currently expect no material impact of the adoption of the amendments on the Company’s consolidated financial statements.

Note 3. Going Concern

The accompanying consolidated financial statements and notes have been prepared assuming the Company will continue as a going concern. Although the company has positive cash flow from operations for the year ended December 31, 2020, the Company incurred a net loss of $4,437,434, has an accumulated deficit of $13,510,517 and working capital deficit of $2,257,059, inclusive of $1,299,712 in subordinated stockholder debt. These circumstances raise substantial doubt as to the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to increase revenues, execute on its business plan to acquire complimentary companies, raise capital, and to continue to sustain adequate working capital to finance its operations. The failure to achieve the necessary levels of profitability and cash flows would be detrimental to the Company. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4. Consolidation of Variable Interest Entities

Effective April 1, 2014, the Company’s stockholder was transferred the controlling interest of Strike the Gold Foods Ltd. (“Strike”), a related party entity based in the United Kingdom. The Company concluded that Strike was a variable interest entity (“VIE”) and the Company was the primary beneficiary of Strike, in accordance with ASC 810, Consolidation. Therefore, the Company consolidated Strike in its financial statements. Strike’s activities were reflected in the Company’s financial statements starting on April 1, 2014, the effective date of the controlling interest transfer. The equity of Strike was classified as non-controlling interest in the Company’s financial statements since the Company is not a shareholder of Strike.

In the third quarter of 2020, the Company determined that Strike was no longer a VIE because there was a verbal agreement with Strike that terminated the original agreement to hold Company inventory on consignment and Strike has not engaged in transactions with the Company or its subsidiaries in 2020. In addition, as of July 1, 2020, the Company neither directly or indirectly absorbs any variability of Strike nor holds the power to direct the activities of Strike that most significantly impact its economic performance and Strike was also able to finance its activities without financial support from the Company. The Company deconsolidated Strike on July 1, 2020 and the income and loss for the VIE is recognized in the Company’s income statement through the deconsolidation date. As a result of such deconsolidation, the Company no longer recognizes the carrying value of the noncontrolling interest as a component of total shareholder’s equity resulting in a reduction of $468,673 of noncontrolling interest and $141,922 from accumulated other comprehensive income on its consolidated balance sheet. Further, the Company derecognized approximately $8,421 of effect of exchange rate changes on cash of Strike as of July 1, 2020 which is reflected in its consolidated statement of cash flows for the twelve months ended December 31, 2020. There is no other material impact on the Company’s consolidated balance sheet, consolidated cash flows or consolidated statement of operations resulting from deconsolidation of Strike.

F-15

Pro-forma financials have not been presented because the effects were not material to the Company’s consolidated financial position and results of operations for all periods presented. Strike remains a related party to the Company after deconsolidation and there is a long-term receivable from Strike to the Company for $455,545 as of December 31, 2020. There were no transactions between the Company and Strike since November 2020.

The information below represents the assets, liabilities and non-controlling interest related to Strike as of July 1, 2020, the deconsolidation date, and December 31, 2019.

July 1, 2020
Assets	$100,698
Liabilities	(427,449)
Non-controlling interest	(468,673)
Accumulated other comprehensive income	141,922

December 31, 2019
Assets	$128,166
Liabilities	30,649
Non-controlling interest	(476,250)

Note 5. Fixed Assets, Net

Fixed assets comprised the following on December 31:

	2020	2019
Computer equipment	$90,707	$82,240
Warehouse and refrigeration equipment	-	157,839
Leasehold improvements	4,919	4,919
Total	95,626	244,998
Less: Accumulated depreciation	(75,562)	(183,090)
Fixed assets, net	$20,064	$61,908

For the years ended December 31, 2020 and 2019, depreciation expense totaled approximately $33,200 and $66,000, respectively. On December 2020, our warehouse and refrigeration equipment was sold to an unrelated party for $407,198 and the Company recorded gain on the sale of the equipment of $343,181.

Note 6. Debt

Working Capital Line of Credit

On August 31, 2016, the Company entered into a $14,000,000 revolving line of credit pursuant to a loan and security agreement with ACF Finco I, LP (“ACF”), the proceeds of which were used to pay off the prior line of credit, pay new loan costs of approximately $309,000, and provide additional working capital to the Company. This facility was secured by all assets of John Keeler & Co., Inc. and was amended on November 18, 2016, June 19, 2017, October 16, 2017, September 19, 2018, November 8, 2018, July 29, 2019, November 26, 2019 and May 7, 2020.

Interest on the line of credit was equal to the greater of 3 Month LIBOR rate plus 9.25%, the Prime rate plus 6.0% or a fixed rate of 6.5%.

The ACF line of credit agreement was subject to the following terms:

■	Borrowing is based on up to 85% of eligible accounts receivable plus the net orderly liquidation value of eligible inventory at the same rate, subject to certain defined limitations.
■	The line is collateralized by substantially all the assets and property of the Company and is personally guaranteed by the stockholder of the Company.
■	The Company is restricted to specified distribution payments, use of funds, and is required to comply with certain other covenants including certain financial ratios.
■	All cash received by the Company is applied against the outstanding loan balance.
■	A subjective acceleration clause allows ACF to call the note upon a material adverse change.

F-16

On November 26, 2019, Inc. the Company entered into the seventh amendment to the loan and security agreement with ACF. This amendment memorialized the acquisition of Coastal Pride and made Coastal Pride a co-borrower to the facility. Additionally, the seventh amendment waived and reset the covenant default that occurred during 2019 and extended the term of the facility to 5 years and is subject to early termination by the lender upon defined events of default. During the year ended December 31, 2020, the Company was in violation of its minimum EBITDA covenant as well as exceeding the covenant related to monies advanced to Bacolod by approximately $105,000. The default interest rate increase of 3% was implemented in April 2020.

On May 7, 2020, the Company entered into an eighth amendment to the loan and security agreement with ACF which acknowledged the execution of a Payroll Protection Program loan and provided a reservation of rights related to a default of the minimum EBITDA covenant.

The Company analyzed the Line of Credit modification under ASC 470-50-40-21 and determined that the modification did not trigger any additional accounting due to the revolving line of credit remain unchanged.

As of December 31, 2020, the line of credit bears interest rate of 12.48%.

As of December 31, 2020, and 2019, the line of credit had an outstanding balance of approximately $1,805,000 and $6,918,000, respectively.

The Company amortizes loan costs on a straight-line basis, which approximates the interest method, over the term of the credit facility. The Company added loan costs associated with the working capital lines of credit of approximately $70,000 and $25,000 for the twelve months ended December 31, 2020 and 2019, leaving balances in the asset of $2,992 and $5,470, respectively, net of approximately $585,000 and $513,000 of accumulated amortization as of December 31, 2020 and 2019, respectively. The Company recorded amortization expense of approximately $72,000 and $129,000 during the years ended December 31, 2020 and 2019, respectively.

On March 31, 2021, Keeler & Co. and Coastal Pride entered into a loan and security agreement (the “Loan Agreement”) with Lighthouse Financial Corp., a North Carolina corporation (“Lighthouse”) and the loan with ACF was extinguished.

John Keeler Promissory Notes - Subordinated

The Company had unsecured promissory notes outstanding to its stockholder of approximately $1,299,700 and $2,910,000 as of December 31, 2020 and 2019, respectively. These notes are payable on demand, bear an annual interest rate of 6% and are subordinated to the working capital line of credit. Principal payments were not permitted under the subordination agreement with ACF, that was effective August 31, 2016. During 2020, a principal payment of approximately $17,000 was made. An additional principal settlement of $1,593,300 was made in December 2020 by the issuance of 796,650 shares of common stock to the noteholder. No principal payments were made by the Company during 2019.

Kenar Note

On March 26, 2019, the Company issued a four-month promissory note in the principal amount of $1,000,000 (the “Kenar Note”) to Kenar Overseas Corp., a company registered in Panama (“Kenar”), the term of which was previously extended to March 31, 2020 after which time, on May 21, 2020, the Kenar Note was amended to (i) set the maturity date at March 31, 2021, (ii) provide that the Company use one-third of any capital raise from the sale of its equity to reduce the outstanding principal under the Kenar Note, (iii) set the interest rate at 18% per annum, payable monthly commencing October 1, 2020, and (iv) reduce the number of pledged shares by Mr. Keeler to 4,000,000. As consideration for Kenar’s agreement to amend the note, on May 27, 2020, the Company issued 1,021,266 shares of common stock to Kenar. The outstanding principal amount of the note on December 31, 2020 was $872,500.

F-17

The amendment to the Kenar Note was analyzed under ASC 470-50 and was determined that it will be accounted for as an extinguishment of the old debt and the new debt recorded at fair value with the new effective interest rate of 18%. Additionally, this treatment resulted in the cost of the modification paid in common stock with a value of $2,655,292 charged to other expense as of the date of the amendment as a non-cash forbearance fee.

Interest expense for the Kenar Note totaled approximately $177,700 during the year ended December 31, 2020.

Lobo Note

On April 2, 2019, the Company issued a four-month unsecured promissory note in the principal amount of $100,000 (the “Lobo Note”) to Lobo Holdings, LLLP, a stockholder in the Company (“Lobo”). The Lobo Note bears interest at the rate of 18% per annum. The Lobo Note may be prepaid in whole or in part without penalty. John Keeler, the Company’s Executive Chairman and Chief Executive Officer, pledged 1,000,000 shares of common stock of the Company to secure the Company’s obligations under the Lobo Note. The Lobo Note matured on August 2, 2019 and was extended through December 2, 2019 on the same terms and conditions. On November 15, 2019, the Company paid off the Lobo Note with the issuance to Lobo of an unsecured promissory note in the principal amount of $100,000 which bears interest at the rate of 15% and matured on March 31, 2020. On April 1, 2020 the Company paid off the November 15, 2019 note with the issuance of a six-month unsecured promissory note in the principal amount of $100,000, which bears interest at the rate of 10% and matured on October 1, 2020. On October 1, 2020, the Company paid off the April 1, 2020 note with the issuance of a three-month unsecured promissory note in the principal amount of $100,000, which bears interest at the rate of 10% and matured on December 31, 2020. On January 1, 2021, the Company paid off the October 1, 2020 note with the issuance of a six-month unsecured promissory note in the principal amount of $100,000, which bears interest at the rate of 10% per annum and matures on June 30, 2021.

Interest expense for the Lobo Note totaled approximately $11,200 during the year ended December 31, 2020.

Walter Lubkin Jr. Note – Subordinated

On November 26, 2019, the Company issued a five-year unsecured promissory note in the principal amount of $500,000 to Walter Lubkin Jr. as part of the purchase price for the acquisition of Coastal Pride Company, Inc. The note bears and interest rate of 4% per annum. The note is payable quarterly based on an amount equal to the lesser of (i) $25,000 or (ii) 25% of the EBITDA of Coastal Pride, as determined on the first day of each quarter. The first payment was scheduled for February 26, 2020, however, the EBITDA generated for Coastal during the 3 months did not warrant a principal payment. This note is subordinated to the working capital line of credit. Principal payments are permitted so long as the borrower is not in default of its working capital line of credit. No principal payments were made by the Company during 2020.

Interest expense for the Walter Lubkin Jr. note totaled approximately $20,100 during the year ended December 31, 2020.

Walter Lubkin III Convertible Note – Subordinated

On November 26, 2019, the Company issued a thirty-nine-month unsecured promissory note in the principal amount of $87,842 to Walter Lubkin III as part the purchase price for the Coastal Pride acquisition. The note bears interest at the rate of 4% per annum. The note is payable in equal quarterly payments over six quarters beginning August 26, 2021. At the election of the holder, at any time after the first anniversary of the issuance of the note, the then outstanding principal and accrued interest may be converted into the Company’s common stock at a rate of $2.00 per share. This note is subordinated to the working capital line of credit. Principal payments are permitted so long as the borrower is not in default of its working capital line of credit. No principal payments were made by the Company during 2020.

Interest expense for the Walter Lubkin III note totaled approximately $3,500 during the year ended December 31, 2020.

F-18

Tracy Greco Convertible Note – Subordinated

On November 26, 2019, the Company issued a thirty-nine-month unsecured promissory note in the principal amount of $71,372 to Tracy Greco as part of the purchase price for the Coastal Pride acquisition. The note bears interest at the rate of 4% per annum. The note is payable in equal quarterly payments over six quarters beginning August 26, 2021. At the election of the holder, at any time after the first anniversary of the issuance of the note, the then outstanding principal and accrued interest may be converted into the Company’s common stock at a rate of $2.00 per share. This note is subordinated to the working capital line of credit. Principal payments are permitted so long as the borrower is not in default of its working capital line of credit. No principal payments were made by the Company during 2020.

Interest expense for the Tracy Greco note totaled approximately $2,800 during the year ended December 31, 2020.

John Lubkin Convertible Note – Subordinated

On November 26, 2019, the Company issued a thirty-nine-month unsecured promissory note in the principal amount of $50,786 to John Lubkin as part the Coastal Pride acquisition. The note bears interest at the rate of 4% per annum. The note is payable in equal quarterly payments over six quarters beginning August 26, 2021. At the election of the holder, at any time after the first anniversary of the issuance of the note, the then outstanding principal and accrued interest may be converted into the Company’s common stock at a rate of $2.00 per share. This note is subordinated to the working capital line of credit. Principal payments are permitted so long as the borrower is not in default of its working capital line of credit. No principal payments were made by the Company during 2020.

Interest expense for the John Lubkin note totaled approximately $2,000 during the year ended December 31, 2020.

Payroll Protection Program Loan

On April 17, 2020, the Company issued an unsecured promissory note to US Century Bank in the principal amount of $344,762 related to the CARES Act Payroll Protection Program (“PPP Loan”). This note is fully guaranteed by the Small Business Administration (“SBA”) and may be forgivable provided that certain criteria are met. The note has a two-year maturity and accrues interest at 1% per annum. The Company is required to make payments on the remaining principal of the note net of any loan forgiveness beginning November 17, 2020. In September 2020, the Company applied for the loan forgiveness by SBA through US Century Bank for the full amount which was granted in November 2020 and was recognized as other income in the consolidated statement of operations for the twelve months ended December 31, 2020.

HSBC Loan

On May 13, 2020, the Company through Strike, its former variable interest entity, issued a six-year unsecured promissory note to HSBC Bank plc in the principal amount of $43,788 related to the Bounce Back Loan Scheme, managed by the British Business Bank. This note is fully guaranteed by the UK Secretary of State for Business, Energy and Industrial Strategy and accrues interest at 2.5% per annum. As a result of the deconsolidation of Strike as a VIE during the third quarter of 2020, the note is no longer debt of the Company.

Note 7. Business Combination

Merger with Coastal Pride Seafood, LLC

On November 26, 2019, the Company completed its merger with Coastal Pride Company, Inc. Under the terms of the Agreement and Plan of Merger and Reorganization, the Company paid $3.7 million in consideration including approximately $394,600 in cash, the issuance of $2.59 million of its common stock, the issuance of a $500,000 4% unsecured promissory note and $210,000 4% unsecured convertible promissory notes in exchange for all of the equity of Coastal Pride Company, Inc. The 1,295,000 shares of the Company’s common stock issued are subject to leak out agreements whereby the shareholders are unable to sell or transfer the stock for a period of one year and are permitted to transfer or sell up to 25% in each successive six-month period thereafter.

F-19

The transaction costs associated with this merger were $175,400 in investment banking fees paid via 87,700 shares of the common stock, $110,176 in legal fees paid in $49,535 in cash and 30,321 shares of common stock. The common stock for these transaction costs were issued subsequent to December 31, 2019.

Fair Value of Consideration Transferred and Recording of Assets Acquired

The following table summarizes the acquisition date fair value of the consideration paid, identifiable assets acquired, and liabilities assumed including an amount for goodwill:

Consideration Paid:
Cash and cash equivalents	$394,622
Common stock, 1,295,000 shares of BSFC common stock	2,590,000
4% Unsecured promissory note	500,000
4% Unsecured, Convertible promissory note payable to seller	210,000
Fair value of total consideration	$3,694,622

Recognized amount of identifiable assets acquired and liabilities assumed:
Financial assets:
Cash and cash equivalents	$133,956
Accounts receivables	1,141,658
Inventory	1,562,973
Inventory Step Up	105,000
Prepaid and other assets	134,254
Right of Use Assets	100,640
Property and equipment	9,713
Identifiable intangible assets:
Trademarks	850,000
Customer Relationships	1,250,000
Non-Compete Agreements	40,000
Financial liabilities:
Accounts payable and accrued liabilities	(816,435)
Right of Use Liability	(100,640)
Working Capital Line of Credit	(1,161,892)
Total identifiable net assets	3,249,227
Goodwill	445,395
Total net value of assets assumed	$3,694,622

In determining the fair value of the common stock issued, the Company considered the value of the stock as estimated at the time of closing. Given that the stock was not trading at the time of closing, the Company utilized its sale of common stock from November 2018 to November, 2019 of approximately $1,000,000 in the aggregate with a valuation of $2.00 shares of common stock.

Inventory was assessed at the time of closing as to its fair value and it was determined that a step-up analysis was necessary in order to evaluate the fair value of the inventory at the time of closing. The step up represents the net profit that would be attained when the inventory is sold. The key assumptions used in this analysis is a gross margin of 11.6% and selling costs of 4.4%, The analysis resulted in a necessary step up of $105,000 at the time of closing.

Goodwill represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized. The goodwill arising from the acquisition is attributable to the value of the potential expanded market opportunity with new customers. The goodwill is not expected to be deductible for tax purposes.

F-20

Pro Forma Information

The following is the unaudited pro forma information assuming all business acquisitions occurred on January 1, 2019. For all of the business acquisitions depreciation and amortization have been included in the calculation of the below pro forma information based upon the actual acquisition costs.

For the year ended December 31, 2019
Revenue	$33,057,338
Net Loss	$(5,048,290)
Basic and Diluted Loss per Share	$(0.31)
Basic and Diluted Weighted Average Common Shares Outstanding	16,201,766

The information included in the pro forma amounts is derived from historical information obtained from the sellers of the businesses. The pro forma amounts above for basic and diluted weighted average shares outstanding have been adjusted to include the stock issued in connection with the acquisition of Coastal Pride.

Note 8. Goodwill and Intangible Assets, Net

The following table sets for the changes in the carrying amount of the Company’s goodwill for the years ended December 31, 2020 and 2019.

	2020	2019
Balance, January 1	$445,395	$-
Acquisitions of Coastal Pride Company, Inc.	-	445,395
Balance, December 31	$445,395	$445,395

The following table sets for the components of the Company’s intangible assets on December 31, 2020:

	Amortization Period (Years)	Cost	Accumulated Amortization	Net Book Value

Intangible Assets Subject to amortization
Trademarks	14	$850,000	$(61,386)	$788,614
Customer Relationships	12	1,250,000	(104,169)	1,145,831
Non-Compete Agreements	3	40,000	(10,829)	29,171
Total		$2,140,000	$(176,384)	$1,963,616

The aggregate amortization remaining on the intangible assets as of December 31, 2020 is as follows:

Intangible Amortization
2021	$162,816
2022	$162,816
2023	$161,999
2024	$152,820
2025	$152,820
Thereafter	$1,170,345

F-21

Note 9. Stockholders’ Equity

Preferred Stock

Our Board of Directors has designated 10,000 shares of preferred stock as “8% Series A Convertible Preferred Stock”.

The Series A Convertible Preferred Stock (“Series A Stock”) has no maturity and is not subject to any sinking fund or redemption and will remain outstanding indefinitely unless and until converted by the holder or the Company redeems or otherwise repurchases the Series A Stock.

Dividends. Cumulative dividends accrue on each share of Series A Stock at the rate of 8% (the “Dividend Rate”) of the purchase price of $1,000.00 per share, commencing on the date of issuance. Dividends are payable quarterly, when and if declared by the Board, beginning on September 30, 2018 (each a “Dividend Payment Date”) and are payable in shares of common stock (a “PIK Dividend”) with such shares being valued at the daily volume weighted average price (“VWAP”) of the common stock for the thirty trading days immediately prior to each Dividend Payment Date or if not traded or quoted as determined by an independent appraiser selected in good faith by the Company. Any fractional shares of a PIK Dividend will be rounded to the nearest one-hundredth of a share. All shares of common stock issued in payment of a PIK Dividend will be duly authorized, validly issued, fully paid and non-assessable. Dividends will accumulate whether or not the Company has earnings, there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board.

F-22

Dividends of common stock were authorized for issuance to the stockholders in accordance with the terms of the Certificate of Designation for the Series A Stock on March 31, 2020, June 30, 2020, September 29, 2020, and December 31, 2020. The dividends resulted in the issuance of an aggregate of 52,286 shares of common stock with a value of $113,040. On March 31, 2021, the Company issued 11,975 shares of common stock to Series A preferred stockholders as a common stock dividend for the quarter ended March 31, 2021.

Conversion. Each share of Series A Stock is convertible at any time and in the sole discretion of the holder, into shares of common stock at a conversion rate of 500 shares of common stock for each share of Series A Stock (the “Conversion Rate”) The Company analyzed the embedded conversion option for derivative accounting consideration under ASC 815-15 “Derivatives and Hedging” and determined that the conversion option should be classified as equity.

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock at a par value of $.0001 and had 19,580,721 and 17,589,705 shares of common stock issued and outstanding as of December 31, 2020 and 2019, respectively.

On January 29, 2019, the Company’s board of directors approved a private placement memorandum offering up to $300,000 or 150,000 shares of common stock at $2.00 per share.

On May 16, 2019, the Company issued 5,500 shares valued at $2.00 per share for a total value of $11,000 to certain employees as an incentive bonus.

On November 26, 2019, the Company issued 1,295,000 shares, valued at $2.00 per share for a total value of $2,590,000 in connection with the acquisition of Coastal Pride.

Dividends of common stock were authorized for issuance to the Series A preferred stockholders in accordance with the terms of the Certificate of Designation for the Series A Stock on March 31, 2019, June 30, 2019, September 20, 2019 and December 31, 2019. The dividends resulted in the issuances of an aggregate of 56,520 shares of common stock with a value of $113,041 during 2019.

During the year ended December 31, 2019, the Company issued 11,000 shares of common stock at $2.00 per share in a private placement offering.

During the year ended December 31, 2019, the Company issued 22,500 shares of common stock valued at $45,000 for legal and consulting fees. Additionally, the Company authorized an aggregate of 176,021 shares with a value of $352,042 for legal and consulting fees that were issued subsequent to December 31, 2019.

On May 27, 2020, the Company issued 5,000 shares of common stock at $2.00 per share in a private placement offering.

On May 27, 2020, the Company issued 1,021,266 shares of common stock to Kenar at $2.60 per share as a forbearance fee.in connection with Kenar’s agreement to amend its outstanding promissory note.

On December 30, 2020, the Company issued 796,650 shares of common stock to John Keeler’s designee as partial payment of outstanding notes payable totaling to $1,593,300.

Dividends of common stock were issued to the Series A preferred stockholders in accordance with the terms of the Certificate of Designation for the Series A Stock on March 31, 2020, June 30, 2020, September 29, 2020 and December 31, 2020. The dividends resulted in the issuances of an aggregate of 52,286 shares of common stock with a value of $113,040 during 2020.

During the year ended December 31, 2020, the Company issued 115,814 shares of common stock valued at $189,000 for legal and consulting fees.

F-23

Note 10. Options

During the twelve months ended December 31, 2020 and December 31, 2019, approximately $139,380 and $2,251,300, respectively, in compensation expense was recognized on the following:

1.	Ten-year options to purchase 3,120,000 shares of common stock at an exercise price of $2.00, which vest one year from the date of grant, were issued to Christopher Constable, the Company’s former Chief Financial Officer, under the 2018 Plan during the twelve months ended December 31, 2018 and have vested during the twelve months ended December 31, 2019.
2.	Ten-year options to purchase 430,000 shares of common stock at an exercise price of $2.00, which vest as to 25% of the shares subject to the option each year from the date of grant, were issued to various long-term employees under the 2018 Plan during the twelve months ended December 31, 2019.
3.	Ten-year options to purchase 250,000 shares of common stock at an exercise price of $2.00, which vest as to 20% of the shares subject to the option each year from the date of grant, were issued to Zoty Ponce under the 2018 Plan during the twelve months ended December 31, 2019.
4.	Ten-year options to purchase 25,000 shares of common stock at an exercise price of $2.00, which vest as to 25% of the shares subject to the option each year from the date of grant, were issued to various contractors during the twelve months ended December 31, 2019.

The following table summarizes the assumptions used to estimate the fair value of the stock options granted for the twelve months ended December 31, 2019 since no options were granted for the twelve months ended December 31, 2020:

2019
Expected Volatility	39% – 48%
Risk Free Interest Rate	2.62% – 2.71%
Expected life of options	6.25 – 10.0

Under the Black-Scholes option pricing model, the fair value of the 705,000 options granted during the twelve months ended December 31, 2019 was estimated at $613,586 on the date of grant. For the twelve months ended December 31, 2020 and 2019, the unrecognized portion of the expense remaining outstanding was $327,852 and $467,232, respectively. The weighted average period of unrecognized stock options compensation that is expected to be recognized as expense is approximately 7 years. During the twelve months ended December 31, 2019, an aggregate of 15,000 shares subject to options were forfeited, none of which shares were vested, which resulted in a reversal of the expense of $2,263.

F-24

The following table represents option activity for the years ended December 31, 2020 and 2019:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding - December 31, 2018	6,240,000	$1.17	9.86
Exercisable - December 31, 2018	3,120,000	$0.33	9.86	$5,210,400
Granted	705,000	$2.00
Forfeited	(3,135,000)	$0.00
Vested	3,120,000
Outstanding - December 31, 2019	3,810,000	$2.00	8.86
Exercisable - December 31, 2019	3,120,000	$2.00	8.86	$984,000
Granted	-	$-
Forfeited	-	$-
Vested	3,280,000	-
Outstanding - December 31, 2020	3,810,000	$2.00	7.87
Exercisable - December 31, 2020	3,280,000	$2.00	7.87	$721,600

The non-vested options outstanding are 530,000 and 690,000 for the twelve months ended December 31, 2020 and 2019, respectively.

Note 11. Warrants

During the twelve months ended December 31, 2020 and 2019, the Company did not have any warrant activity.

F-25

Note 12. Income taxes

Allocation of federal and state income taxes between current and deferred portions is as follows:

Components of Tax Expense	December 31, 2020	December 31, 2019

Current - Federal	$-	-
Current - State	1,122	4,413
Deferred - Federal	-	-
Deferred - State	-	-

Income Tax Provision/(Benefit)	$1,122	$4,413

Federal income tax expense differs from the statutory federal rates of 21% for the years ended December 31, 2020 and 2019 due to the following:

Rate Reconciliation	December 31, 2020		December 31, 2019

Provision/(Benefit) at Statutory Rate	$(931,861)	21.00%	$(1,054,558)	21.00%
State Tax Provision/(Benefit) net of federal benefit	(169,277)	3.85%	(179,449)	4.03%
Permanent Book/Tax Differences	1,283	(0.03)%	14,603	(0.29)%
Change in valuation allowance	992,311	(22.36)%	1,222,042	(24.34)%
Other	108,667	(2.45)%	1,775	(0.04)%

Income Tax Provision/(Benefit)	$1,122	0.01%	$4,413	0.37%

The components of the net deferred tax asset on December 31, 2020 and 2019, are as follows:

	December 31, 2020	December 31, 2019
Deferred Tax Assets
263A Unicap	$26,923	$90,539
Fixed Assets	31,830	27,754
Charitable Contribution Carryforward	269	121
Intangibles	70,173	18,287
Inventory Reserve	17,761	(362)
Business Interest Limitation	637,897	417,904
Stock based compensation	684,800	661,359
Federal Net Operating loss	879,150	254,079
State Net Operating Loss	156,004	42,814
Total Deferred Tax Assets	2,504,807	1,512,495
Net Deferred Tax Asset/(Liability)	2,504,807	1,512,495
Valuation Allowance	(2,504,807)	(1,512,495)
Net Deferred Tax Asset/(Liability)	$-	$-

F-26

Tax periods for all fiscal years after 2017 remain open to examination by the federal and state taxing jurisdictions to which the Company is subject. As of December 31, 2020, the Company has federal net operating loss of $4,186,428 to carry forward indefinitely.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be recognized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2020.

As of December 31, 2020, and 2019, the Company has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements. The Company’s policy is to classify assessments, if any, for tax related interest as income tax expenses. No interest or penalties were recorded during the years ended December 31, 2020, and 2019.

Note 13. Commitment and Contingencies

Office lease

The Company leased its Miami office and warehouse facility from JK Real Estate, a related party through common family beneficial ownership (see Note 2). The lease which had a 20-year term, expiring in July 2021 was terminated on December 31, 2020, upon the sale of the facility. The Company was a guarantor of the mortgage on the facility which had a zero balance on December 31, 2020. Therefore, the Company did not record any liability related to the mortgage in the consolidated financial statements as the Company will not be called upon to perform under any guarantee, in accordance with ASC 460, Guarantees.

The Company leases approximately 3,000 square feet in Beaufort South Carolina for the offices of Coastal Pride. This office space consists of two leases with related parties with approximately four years remaining on the leases.

See Recently Adopted Accounting Pronouncements under ASC 842 Leases regarding the disclosure of the future period amortizations of the Right of Use assets.

Rental and equipment lease expenses were approximately $239,600 and $237,400 for the years ended December 31, 2020 and 2019, respectively.

Legal

The Company has reached a settlement agreement with a former employee. Although the agreement is not finalized the Company has reserved for the entire amount of the settlement.

Note 14. COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared that the novel coronavirus (COVID-19) had become a pandemic, and on March 13, 2020, the U.S. President declared a National Emergency concerning the disease. Additionally, in March 2020, state governments in the Company’s geographic operating area began instituting preventative shut down measures in order to combat the novel coronavirus pandemic. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of the geographical areas in which the Company operates. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted to amongst other provisions, provide emergency assistance for individuals, families and businesses affected by the novel coronavirus pandemic for 2020 and into 2021. The Company’s business not being deemed essential resulted in decreased financial performance that may not be indicative of future financial results. Government-mandated closures of businesses and shipping delays have affected our sales and inventory purchases. The Company continues to face uncertainty and increased risks concerning its employees, customers, supply chain and government regulation. In April 2021, the U.S. government has made available the COVID-19 vaccine to most of its population to aid with the pandemic but the long-term effects of this development are yet to be seen. The Company’s sales and supply may continue to be adversely affected due to COVID-19 and plans continue to be developed to ensure a prompt response is given to address the effects of the pandemic.

F-27

Note 15. Employee Benefit Plan

The Company provides and sponsors a 401(k) plan for its employees. For the years ended December 31, 2020 and 2019, no contributions were made to the plan by the Company.

Note 16. Subsequent Events

Common Stock

The Company authorized the issuance of an aggregate of 83,721 shares for quarterly legal and consulting fees to be issued subsequently to December 31, 2020.

On February 8, 2021, the Company issued 25,000 shares to an investment relations firm as compensation under an investor relations consulting agreement.

On March 30, 2021, the Company issued 10,465 shares of common stock to the designee of a law firm for services provided to the Company.

On March 31, 2021, the Company issued 5,000 shares to an investor relations firm for services provided to the Company under an investor relations consulting agreement.

Paycheck Protection Program Loan

On March 2, 2021, the Company received proceeds of $371,944 and issued an unsecured promissory note to US Century in the principal amount of $371,944 in connection with a PPP Loan. The note accrues interest at 1.0% per annum, matures five years from the date of issuance and is fully guaranteed by the SBA and may be forgiven provided certain criteria are met. The Company may apply for forgiveness after August 17, 2021 and may be required to make monthly payments of approximately $8,500 beginning June 2, 2022.

Board of Directors

On March 29, 2021, the board of directors increased the size of the Company’s Board from two to five members and appointed Jeffrey J. Guzy, Timothy McLellan and Trond Ringstad as directors, effective April 12, 2021, to fill the vacancies created by such increase.

In connection with such appointments, the Company entered into one-year director service agreements with each of Messrs. Guzy, McLellan and Ringstad and with each of the two current Board members, Nubar Herian and John Keeler which automatically renew for successive one-year terms.

In consideration for their services, each director will be issued $25,000 of shares of the Company’s common stock for each year’s service and on April 12, 2021, the Company granted each director an option to purchase 100,000 shares of common stock at an exercise price of $2.00 per share, which option vests in equal monthly installments over the course of the applicable year and will expire three years from the date they are fully vested.

Lighthouse Credit Facility

On March 31, 2021, Keeler & Co. and Coastal Pride entered into a loan and security agreement (“Loan Agreement”) with Lighthouse pursuant to the terms of the Loan Agreement, Lighthouse made available to Keeler & Co. and Coastal Pride (together, the “Borrowers”) a $5,000,000 revolving line of credit for a term of thirty-six months, renewable annually for one-year periods thereafter. Amounts due under the line of credit are represented by a revolving credit note issued to Lighthouse by the Borrowers.

The advance rate of the revolving line of credit is 85% with respect to eligible accounts receivable and the lower of 60% of the Borrowers’ eligible inventory, or 80% of the net orderly liquidation value, subject to an inventory sublimit of $2,500,000. The inventory portion of the loan will never exceed 50% of the outstanding balance. Interest on the line of credit is the prime rate (with a floor of 3.25%), plus 3.75%. The Borrowers paid Lighthouse a facility fee of $50,000 and will pay an additional facility fee of $25,000 on each anniversary of March 31, 2021.

The line of credit is secured by a first priority security interest on all the assets of each Borrower. Pursuant to the terms of a guaranty agreement, the Company guaranteed the obligations of the Borrowers under the note and John Keeler, Executive Chairman and Chief Executive Officer of the Company, provided a personal guaranty of up to $1,000,000 to Lighthouse.

The Borrowers utilized $784,450 borrowed from Lighthouse to repay all the outstanding indebtedness owed to the ACF as of March 31, 2021. As a result, all obligations owed to ACF were satisfied and the loan agreement with ACF was terminated.

F-28

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States and the rules of the SEC, and should be read in conjunction with the audited financial statements and notes thereto contained in our Annual Report, as updated in subsequent filings we have made with the SEC. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the periods presented have been reflected herein. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

Blue Star Foods Corp.

CONSOLIDATED BALANCE SHEETS

	JUNE 30, 2021	DECEMBER 31, 2020
	Unaudited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,630,732	$55,644
Restricted cash	-	282,043
Accounts receivable, net	610,355	1,082,468
Inventory, net	582,762	1,832,661
Advances to related party	1,299,984	1,299,984
Other current assets	250,795	176,925
Total Current Assets	4,374,628	4,729,725
RELATED PARTY LONG-TERM RECEIVABLE	455,545	455,545
FIXED ASSETS, net	2,045,375	20,064
RIGHT OF USE ASSET	85,300	99,472
INTANGIBLE ASSETS, net
Trademarks	1,166,432	788,614
Customer relationships	2,551,770	1,145,831
Non-compete agreements	121,649	29,171
Total Intangible Assets	3,839,851	1,963,616
GOODWILL	924,672	445,395
OTHER ASSETS	139,349	108,088
TOTAL ASSETS	$11,864,720	$7,821,905
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accruals	$542,918	$1,607,490
Working capital line of credit	631,958	1,805,907
Current maturities of long-term debt	92,986	-
Current maturities of lease liabilities	29,960	29,337
Current maturities of related party long-term notes	764,657	195,000
Related party notes payable	972,500	972,500
Related party notes payable - subordinated	1,299,712	1,299,712
Other current liabilities	1,168,740	1,346,838
Total Current Liabilities	5,503,431	7,256,784
LONG-TERM LIABILITY
Long-term lease liability	54,976	69,844
Long-term debt	353,512	-
Related party long-term notes	460,000	515,000
Other long-term liabilities	97,376	-
TOTAL LIABILITIES	6,469,295	7,841,628
STOCKHOLDERS’ EQUITY (DEFICIT)
Series A 8% cumulative convertible preferred stock, $0.0001 par value; 10,000 shares authorized, 0 shares issued and outstanding as of June 30, 2021, and 1,413 shares issued and outstanding as of December 31, 2020	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 23,119,041 shares issued and outstanding as of June 30, 2021, and 19,580,721 shares issued and outstanding as of December 31, 2020	2,315	1,958
Additional paid-in capital	19,846,182	13,488,836
Accumulated other comprehensive gain	936	-
Accumulated deficit	(14,454,008)	(13,510,517)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	5,395,425	(19,723)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$11,864,720	$7,821,905

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-29

Blue Star Foods Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

THREE AND SIX MONTHS ENDED JUNE 30, 2021 and 2020

	Three months ended		Six months ended
	(unaudited)		(unaudited)
	2021	2020	2021	2020
REVENUE, NET	$2,129,389	$2,865,103	$4,615,280	$7,436,717
COST OF REVENUE	1,559,490	2,882,541	3,742,602	7,030,939

GROSS PROFIT	569,899	(17,438)	872,678	405,778

COMMISSIONS	13,606	25,534	18,400	92,363
SALARIES AND WAGES	228,859	241,072	609,455	650,253
DEPRECIATION AND AMORTIZATION	55,911	153,195	99,990	230,960
OTHER OPERATING EXPENSES	638,585	158,749	955,983	605,182

LOSS FROM OPERATIONS	(367,062)	(595,988)	(811,150)	(1,172,980)

OTHER INCOME	28,672	-	105,190	-
FORBEARANCE FEE EXPENSE (NON-CASH)	-	(2,655,292)	-	(2,655,292)
INTEREST EXPENSE	(98,737)	(239,653)	(209,271)	(516,308)

NET LOSS	(437,127)	(3,490,933)	(915,231)	(4,344,580)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	-	10,817	-	7,577

NET LOSS ATTRIBUTABLE TO BLUE STAR FOODS CORP.	$(437,127)	$(3,501,750)	$(915,231)	$(4,352,157)

DIVIDEND ON PREFERRED STOCK	-	28,261	28,260	56,520

NET LOSS ATTRIBUTABLE TO BLUE STAR FOODS CORP. COMMON SHAREHOLDERS	$(437,127)	$(3,530,011)	$(943,491)	$(4,408,677)

COMPREHENSIVE INCOME (LOSS):

CHANGE IN FOREIGN CURRENCY TRANSLATION ADJUSTMENT	936	-	936	-

TRANSLATION ADJUSTMENT ATTRIBUTABLE TO NON-CONTROLLING INTEREST	-	9,094	-	23,700

COMPREHENSIVE INCOME (LOSS)	$936	$19,911	$936	$31,277

COMPREHENSIVE LOSS ATTRIBUTABLE TO BLUE STAR FOODS CORP.	$(436,191)	$(3,501,750)	$(914,295)	$(4,352,157)

Loss per basic and diluted common share:
Basic net loss per common share	$(0.02)	$(0.20)	$(0.05)	$(0.24)
Basic weighted average common shares outstanding	19,758,871	17,822,158	19,739,841	18,054,611
Fully diluted net loss per common share	$(0.02)	$(0.20)	$(0.05)	$(0.24)
Fully diluted weighted average common shares outstanding	19,758,871	17,822,158	19,739,841	18,054,611

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-30

Blue Star Foods Corp.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT (UNAUDITED)

THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020

	Series A Preferred Stock $.0001 par value		Common Stock $.0001 par value		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Blue Star Foods Corp. Stockholders’	Non-Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Deficit	Interest	Deficit
December 31, 2020	1,413	$-	19,580,721	$1,958	$13,488,836	$(13,510,517)	$-	$(19,723)	$-	$(19,723)
Stock based compensation	-	-	-	-	30,319	-	-	30,319	-	30,319
Series A preferred 8% dividend issued in common stock	-	-	11,975	1	28,259	(28,260)	-	-	-	-
Common stock issued for service	-	-	40,465	5	96,242	-	-	96,247	-	96,247
Net Loss	-	-	-	-	-	(478,104)	-	(478,104)	-	(478,104)
March 31, 2021	1,413	$-	19,633,161	$1,964	$13,643,656	$(14,016,881)	$-	$(371,261)	$-	$(371,261)
Stock based compensation	-	-	-	-	66,170	-	-	66,170	-	66,170
Common stock issued to settle related party interest	-	-	122,217	13	266,869	-	-	266,882	-	266,882
Common stock issued for cash	-	-	1,286,500	129	2,572,871	-	-	2,573,000	-	2,573,000
Common stock issued for service	-	-	37,965	5	231,616	-	-	231,621	-	231,621
Common stock issued to be held in escrow	-	-	344,957	34	793,366	-	-	793,400	-	793,400
Common stock issued for Taste of BC acquisition	-	-	987,741	99	2,271,705	-	-	2,271,804	-	2,271,804
Preferred stock conversion to Common stock	(1,413)	-	706,500	71	(71)	-	-	-	-	-
Net Loss	-	-	-	-	-	(437,127)	-	(437,127)	-	(437,127)
Comprehensive Income	-	-	-	-	-	-	936	936	-	936
June 30, 2021	-	$-	23,119,041	$2,315	$19,846,182	$(14,454,008)	$936	$5,395,425	$-	$5,395,425

	Series A Preferred Stock $.0001 par value		Common Stock $.0001 par value		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Blue Star Foods Corp. Stockholders’	Non-Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Deficit	Interest	Deficit
December 31, 2019	1,413	$-	17,589,705	$1,761	$8,789,021	$(8,952,466)	$-	$(161,684)	$(358,028)	$(519,712)
Stock based compensation	-	-	-	-	34,846	-	-	34,846	-	34,846
Series A preferred 8% dividend issued in common stock	-	-	14,130	1	28,258	(28,259)	-	-	-	-
Net Loss	-	-	-	-	-	(850,407)	-	(850,407)	(3,240)	(853,647)
Comprehensive Income	-	-	-	-	-	-	-	-	14,606	14,606
March 31, 2020	1,413	$-	17,603,835	$1,762	$8,852,125	$(9,831,132)	$-	$(977,245)	$(346,662)	$(1,323,907)
Stock based compensation	-	-	-	-	34,846	-	-	34,846	-	34,846
Common stock issued for cash	-	-	5,000	1	9,999	-	-	10,000	-	10,000
Common stock issued to a related party lender	-	-	1,021,266	102	2,655,190	-	-	2,655,292	-	2,655,292
Series A preferred 8% dividend issued in common stock	-	-	12,287	1	28,260	(28,261)	-	-	-	-
Net Income (Loss)	-	-	-	-	-	(3,501,750)	-	(3,501,750)	10,817	(3,490,933)
Comprehensive Income	-	-	-	-	-	-	-	-	9,094	9,094
June 30, 2020	1,413	$-	18,642,388	$1,866	$11,580,420	$(13,361,143)	$-	$(1,778,857)	$(326,751)	$(2,105,608)

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-31

Blue Star Foods Corp.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30,

	Unaudited
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	$(915,231)	$(4,344,580)
Adjustments to reconcile net loss to net cash provided in operating activities:
Stock based compensation	96,489	69,692
Common stock issued for service	327,868	-
Common stock issued for forbearance fee	-	2,655,292
Depreciation of fixed assets	2,170	18,247
Amortization of right of use asset	-	87,308
Amortization of intangible assets	85,320	81,088
Amortization of loan costs	12,500	51,977
Deferred taxes	-	8,361
Lease expense	14,172	-
Bad debt expense	1,727	13,474
Allowance for inventory obsolescence	375	370,203
Changes in operating assets and liabilities:
Accounts receivables	490,745	726,867
Inventories	1,322,975	4,147,203
Advances to affiliated supplier	-	(18,938)
Other current assets	(62,504)	25,553
Right of use liability	(14,245)	(77,824)
Other assets	(47,673)	-
Accounts payable and accruals	(797,690)	(708,137)
Other current liabilities	(205,291)	-
Net Cash Provided by Operating Activities	311,707	3,105,786

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid for acquisition	(790,593)	-
Purchases of fixed assets	-	(47,179)
Net Cash Used in Investing Activities	(790,593)	(47,179)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock offering	2,573,000	10,000
Proceeds from working capital line of credit	4,323,678	3,223,081
Proceeds from PPP loan	371,944	-
Proceeds from notes payable	-	388,550
Repayments of working capital line of credit	(5,497,627)	(6,777,035)
Payments of loan costs	-	(70,000)
Net Cash Provided by (Used in) Financing Activities	1,770,995	(3,225,404)

Effect of Exchange Rate Changes on Cash	936	23,700

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,293,045	(143,097)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH - BEGINNING OF PERIOD	337,687	195,810

CASH, CASH EQUIVALENTS AND RESTRICTED CASH - END OF PERIOD	$1,630,732	$52,713

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY
Series A preferred 8% dividend issued in common stock	28,260	56,520
Operating lease assets recognized in exchange for operating lease liabilities	-	28,137
Preferred shares conversion to common stock	71
Common stock issued for interest payment	266,882	-
Shares issued for acquisition	3,065,204	-
Related party notes recognized from business acquisition	162,400	-

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$339,747	$516,308

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-32

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Company Overview

Blue Star Foods Corp. (“we”, “our”, the “Company”) is an international seafood company based in Miami, Florida that imports, packages and sells refrigerated pasteurized crab meat, and other premium seafood products. The Company’s main operating business, John Keeler & Co., Inc. (“Keeler & Co.”) was incorporated in the State of Florida in May 1995. The Company was formed under the laws of the State of Delaware. The Company’s current source of revenue is importing blue and red swimming crab meat primarily from Indonesia, Philippines and China and distributing it in the United States and Canada under several brand names such as Blue Star, Oceanica, Pacifika, Crab & Go, First Choice, Good Stuff and Coastal Pride Fresh, and steelhead salmon produced under the brand name Little Cedar Farms for distribution in Canada.

On November 26, 2019, Keeler & Co., a wholly-owned direct subsidiary of the Company, entered into an Agreement and Plan of Merger and Reorganization (the “Coastal Merger Agreement”) with Coastal Pride Company, Inc., a South Carolina corporation, Coastal Pride Seafood, LLC, a Florida limited liability company and newly-formed, wholly-owned subsidiary of the Purchaser (the “Acquisition Subsidiary” and, upon the effective date of the Merger, the “Surviving Company” or “Coastal Pride”), and The Walter F. Lubkin, Jr. Irrevocable Trust dated January 8, 2003 (the “Trust”), Walter F. Lubkin III (“Lubkin III”), Tracy Lubkin Greco (“Greco”) and John C. Lubkin (“Lubkin”), constituting all of the shareholders of Coastal Pride Company, Inc. immediately prior to the Coastal Merger (collectively, the “Sellers”). Pursuant to the terms of the Coastal Merger Agreement, Coastal Pride Company, Inc. merged with and into the Acquisition Subsidiary, with the Acquisition Subsidiary being the surviving company (the “Coastal Merger”).

Coastal Pride is a seafood company, based in Beaufort, South Carolina, that imports pasteurized and fresh crabmeat sourced primarily from Mexico and Latin America and sells premium branded label crabmeat throughout North America.

F-33

On April 27, 2021, the Company entered into a stock purchase agreement (the “Purchase Agreement”) with TOBC, and Steve Atkinson and Janet Atkinson (the “Sellers”), the owners of all of the capital stock of TOBC (the “TOBC Shares”), pursuant to which the Company acquired all of the TOBC Shares from the Sellers for an aggregate purchase price of CAD$4,000,000 for: (i) an aggregate of CAD$1,000,000 in cash (with each Seller receiving a pro rata amount based upon the total number of TOBC Shares held by such Seller); (ii) promissory notes in the aggregate principal amount of CAD$200,000 (the “Notes”) with the principal amount of each Seller’s Note based on such Seller’s pro rata portion of the TOBC Shares); and (iii) 987,741 shares of the Company’s common stock (representing CAD$2,800,000 of shares based on USD$2.30 per share) with each Seller receiving a pro rata portion of such shares based upon the total number of TOBC Shares held by such Seller.

On June 24, 2021, the Purchase Agreement was amended (the “Amendment”), to increase the Purchase Price up to an aggregate of CAD$5,000,000 and the acquisition closed. Pursuant to the Amendment, on August 3, 2021, an aggregate of 344,957 shares of the Company’s common stock (representing CAD$1,000,000 of additional shares calculated at USD$2.30 per share) was put in escrow until the 24-month anniversary of the closing. If, within 24 months of the closing, TOBC has cumulative revenue of at least CAD$1,300,000, the Sellers will receive all of the escrowed shares. If, as of the 24-month anniversary of the closing, TOBC has cumulative revenue of less than CAD$1,300,000, the Sellers will receive a prorated number of the escrowed shares based on the actual cumulative revenue of TOBC as of such date.

On June 24, 2021, the Company consummated the acquisition of TOBC. As a result of the acquisition, TOBC became a wholly owned subsidiary of the Company.

TOBC is a land-based recirculating aquaculture systems salmon farming operation, based in Nanaimo, British Columbia, Canada, which sells its steelhead salmon to distributors in Canada.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The following unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, such interim financial statements do not include all the information and footnotes required by accounting principles generally accepted in the United States (“GAAP”) for complete annual financial statements. The information furnished reflects all adjustments, consisting only of normal recurring items which are, in the opinion of management, necessary in order to make the financial statements not misleading. The consolidated balance sheet as of December 31, 2020 has been derived from the Company’s annual financial statements that were audited by an independent registered public accounting firm but does not include all of the information and footnotes required for complete annual financial statements. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto which are included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on April 15, 2021 for a broader discussion of our business and the risks inherent in such business.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Advances to Suppliers and Related Party

In the normal course of business, the Company may advance payments to its suppliers, inclusive of Bacolod Blue Star Export Corp. (“Bacolod”), a related party based in the Philippines. These advances are in the form of prepayments for products that will ship within a short window of time. In the event that it becomes necessary for the Company to return products or adjust for quality issues, the Company is issued a credit by the vendor in the normal course of business and these credits are also reflected against future shipments.

As of June 30, 2021, and December 31, 2020, the balance due from the related party for future shipments was approximately $1,300,000. No new purchases have been made from Bacolod during the six months ended June 30, 2021. A permits renewal payment of $8,000 was made to Bacolod during the three months ended June 30, 2021. Cost of revenue related to inventories purchased from Bacolod represented approximately $126 and $238,000 of total cost of revenue for the six months ended June 30, 2021 and 2020, respectively.

F-34

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, as such, we record revenue when our customer obtains control of the promised goods or services in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. The Company’s source of revenue is from importing blue and red swimming crab meat primarily from Indonesia, the Philippines and China and distributing it in the United States and Canada under several brand names such as Blue Star, Oceanica, Pacifika, Crab & Go, First Choice, Good Stuff and Coastal Pride Fresh, and steelhead salmon produced under the brand name Little Cedar Farms for distribution in Canada. The Company sells primarily to food service distributors. The Company also sells its products to wholesalers, retail establishments and seafood distributors.

To determine revenue recognition for the arrangements that the Company determines are within the scope of Topic 606, the Company performs the following five steps: (1) identify the contract(s) with a customer by receipt of purchase orders and confirmations sent by the Company which includes a required line of credit approval process, (2) identify the performance obligations in the contract which includes shipment of goods to the customer FOB shipping point or destination, (3) determine the transaction price which initiates with the purchase order received from the customer and confirmation sent by the Company and will include discounts and allowances by customer if any, (4) allocate the transaction price to the performance obligations in the contract which is the shipment of the goods to the customer and transaction price determined in step 3 above and (5) recognize revenue when (or as) the entity satisfies a performance obligation which is when the Company transfers control of the goods to the customers by shipment or delivery of the products.

The Company elected an accounting policy to treat shipping and handling activities as fulfillment activities. Consideration payable to a customer is recorded as a reduction of the arrangement’s transaction price, thereby reducing the amount of revenue recognized, unless the payment is for distinct goods or services received from the customer.

Lease Accounting

We account for our leases under ASC 842, Leases, which requires all leases to be reported on the balance sheet as right-of-use assets and lease obligations. We elected the practical expedients permitted under the transition guidance that retained the lease classification and initial direct costs for any leases that existed prior to adoption of the standard.

We categorize leases with contractual terms longer than twelve months as either operating or finance. Finance leases are generally those leases that would allow us to substantially utilize or pay for the entire asset over its estimated life. Assets acquired under finance leases are recorded in property and equipment, net. All other leases are categorized as operating leases. We did not have any finance leases as of June 30, 2021. Our leases generally have terms that range from three years for equipment and five to twenty years for property. We elected the accounting policy to include both the lease and non-lease components of our agreements as a single component and account for them as a lease.

Lease liabilities are recognized at the present value of the fixed lease payments using a discount rate based on similarly secured borrowings available to us. Lease assets are recognized based on the initial present value of the fixed lease payments, reduced by landlord incentives, plus any direct costs from executing the lease. Lease assets are tested for impairment in the same manner as long-lived assets used in operations. Leasehold improvements are capitalized at cost and amortized over the lesser of their expected useful life or the lease term.

When we have the option to extend the lease term, terminate the lease before the contractual expiration date, or purchase the leased asset, and it is reasonably certain that we will exercise the option, we consider these options in determining the classification and measurement of the lease. Costs associated with operating lease assets are recognized on a straight-line basis within operating expenses over the term of the lease.

F-35

The table below presents the lease-related assets and liabilities recorded on the balance sheets.

June 30, 2021
Assets
Operating lease assets	$85,300

Liabilities
Current
Operating lease liabilities	$29,960
Noncurrent
Operating lease liabilities	$54,976

Supplemental cash flow information related to leases were as follows:

Six Months Ended June 30, 2021

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$14,245
ROU assets recognized in exchange for lease obligations:
Operating leases	$-

The table below presents the remaining lease term and discount rates for operating leases.

June 30, 2021
Weighted-average remaining lease term
Operating leases	2.92 years
Weighted-average discount rate
Operating leases	4.3%

Maturities of lease liabilities as of June 30, 2021, were as follows:

Operating Leases

2021 (six months remaining)	16,776
2022	33,552
2023	26,474
2024	15,060
2025	-
Thereafter	-
Total lease payments	91,862
Less: amount of lease payments representing interest	(6,926)
Present value of future minimum lease payments	$84,936
Less: current obligations under leases	$(29,960)
Non-current obligations	$54,976

Intangible Assets and Goodwill

The Company accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations,” where the total purchase price is allocated to the tangible and identified intangible assets acquired and liabilities assumed based on their estimated fair values. The purchase price is allocated using the information currently available, and may be adjusted, up to one year from acquisition date, after obtaining more information regarding, among other things, asset valuations, liabilities assumed, and revisions to preliminary estimates. The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill.

F-36

The Company reviews its indefinite lived intangibles and goodwill for impairment annually or whenever events or circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable. In accordance with its policies, the Company performed an assessment of indefinite lived intangibles and goodwill and determined there was no impairment for the six months ended June 30, 2021 and 2020.

Foreign Currency Exchange Rates Risk

We manage our exposure to fluctuations in foreign currency exchange rates through our normal operating activities. Our primary focus is to monitor our exposure to, and manage, the economic foreign currency exchange risks faced by our operations and realized when we exchange one currency for another. Our operations primarily utilize the U.S. dollar and Canadian dollar as their functional currencies. Movements in foreign currency exchange rates affect our financial statements.

Note 3. Going Concern

The accompanying consolidated financial statements and notes have been prepared assuming the Company will continue as a going concern. For the six months ended June 30, 2021, the Company incurred a net loss of $915,231, has an accumulated deficit of $14,454,008 and working capital deficit of $1,128,803, with the current liabilities inclusive of $1,299,712 in stockholder loans that are subordinated to the provider of the working capital facility, and $29,960 in the current portion of the lease liability recognition. These circumstances raise substantial doubt as to the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon the Company’s ability to increase revenues, execute on its business plan to acquire complimentary companies, raise capital, and to continue to sustain adequate working capital to finance its operations. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4. Debt

Working Capital Line of Credit

Keeler & Co entered into a $14,000,000 revolving line of credit, pursuant to a loan and security agreement with ACF Finco I, LP (“ACF”) on August 31, 2016, the proceeds of which were used to pay off the prior line of credit, pay new loan costs of approximately $309,000, and provide additional working capital to the Company. This facility is secured by all assets of Keeler & Co. This facility was amended on November 18, 2016, June 19, 2017, October 16, 2017, September 19, 2018, November 8, 2018, July 29, 2019, November 26, 2019 and May 7, 2020.

The line of credit accrued interest at a rate equal to the greater of 3 Month LIBOR rate plus 9.25%, the Prime rate plus 6.0% or a fixed rate of 6.5%.

The ACF line of credit agreement was subject to the following terms:

■	Borrowing was based on up to 85% of eligible accounts receivable plus the net orderly liquidation value of eligible inventory at the same rate, subject to certain defined limitations.
■	The line was collateralized by substantially all the assets and property of Keeler & Co. and was personally guaranteed by the stockholder of the Company.
■	Keeler & Co. was restricted to specified distribution payments, use of funds, and was required to comply with certain other covenants including certain financial ratios.
■	All cash received by Keeler & Co. was applied against the outstanding loan balance.
■	A subjective acceleration clause allowed ACF to call the note upon a material adverse change.

F-37

On November 26, 2019, Keeler & Co. entered into the seventh amendment to the loan and security agreement with ACF. This amendment memorialized the acquisition of Coastal Pride and made Coastal Pride a co-borrower to the facility. Additionally, the seventh amendment waived and reset the covenant default that occurred during 2019, extended the term of the facility to 5 years and is subject to early termination by the lender upon defined events of default. During the nine months ended September 30, 2020, the Keeler & Co. and Coastal Pride were in violation of its minimum EBITDA covenant as well as exceeding the covenant related to monies advanced to Bacolod by approximately $105,000. The default interest rate increase of 3% was implemented in April 2020.

On May 7, 2020, Keeler & Co. and Coastal Pride entered into an eighth amendment to the loan and security agreement with ACF which acknowledged the execution of a Payroll Protection Program loan, provided a reservation of rights related to a default of the minimum EBITDA covenant.

The Company analyzed the line of credit modification under ASC 470-50-40-21 and determined that the modification did not trigger any additional accounting due to the revolving line of credit remaining unchanged.

As of December 31, 2020, the line of credit had an outstanding balance of approximately $1,805,000. As of March 31, 2021, the line of credit had an outstanding balance of $0.

On March 31, 2021, Keeler & Co. and Coastal Pride entered into a loan and security agreement (“Loan Agreement”) with Lighthouse pursuant to the terms of the Loan Agreement, Lighthouse made available to Keeler & Co. and Coastal Pride (together, the “Borrowers”) a $5,000,000 revolving line of credit for a term of thirty-six months, renewable annually for one-year periods thereafter. Amounts due under the line of credit are represented by a revolving credit note issued to Lighthouse by the Borrowers.

The advance rate of the revolving line of credit is 85% with respect to eligible accounts receivable and the lower of 60% of the Borrowers’ eligible inventory, or 80% of the net orderly liquidation value, subject to an inventory sublimit of $2,500,000. The inventory portion of the loan will never exceed 50% of the outstanding balance. Interest on the line of credit is the prime rate (with a floor of 3.25%), plus 3.75%. The Borrowers will pay Lighthouse a facility fee of $50,000 in three instalments of $16,667 in March, April and May 2021 and will pay an additional facility fee of $25,000 on each anniversary of March 31, 2021.

The line of credit is secured by a first priority security interest on all the assets of each Borrower. Pursuant to the terms of a guaranty agreement, the Company guaranteed the obligations of the Borrowers under the note and John Keeler, Executive Chairman and Chief Executive Officer of the Company, provided a personal guaranty of up to $1,000,000 to Lighthouse.

The Borrowers utilized $784,450 borrowed from Lighthouse to repay all the outstanding indebtedness owed to the ACF as of March 31, 2021. As a result, all obligations owed to ACF were satisfied and the loan agreement with ACF was terminated. The outstanding balance owed to Lighthouse as of June 30, 2021 amounted to $631,958.

First West Credit Union CEBA Loan

On June 24, 2021, the Company assumed a commercial term loan with First West Credit Union Canada Emergency Business Account (“CEBA”) in the principal amount of CAD$60,000 in connection with the acquisition of TOBC. The loan initially bears no interest and is due on December 31, 2025. The borrower may prepay all or part of the loan commencing November 1, 2022 and if, by December 31, 2022, the Company has paid 75% of the loan amount, the remaining 25% will be forgiven as per the loan agreement. If less than 75% of the loan amount is outstanding by December 31, 2022, the then outstanding balance will be converted to interest only monthly payments at 5.0%.

John Keeler Promissory Notes – Subordinated

The Company had unsecured promissory notes outstanding to its stockholder of approximately $1,299,000 of principal and interest expense of $39,100 and $174,000 as of June 30, 2021 and December 31, 2020, respectively. These notes are payable on demand, bear an annual interest rate of 6% and were subordinated to the ACF working capital line of credit until March 31, 2021. Since March 31, 2021, these notes are subordinated to the Lighthouse note. No principal payments were made by the Company during the six months ended June 30, 2021.

Kenar Note

On March 26, 2019, the Company issued a four-month unsecured promissory note in the principal amount of $1,000,000 (the “Kenar Note”) to a company controlled by a shareholder, Kenar Overseas Corp., a company registered in Panama (the “Lender”) the term of which was previously extended to March 31, 2020 after which time, on May 21, 2020, the Kenar Note was amended to (i) set the maturity date at March 31, 2021 (unless extended to September 30, 2021 at the Lender’s sole option), (ii) provide that the Company use one-third of any capital raise from the sale of its equity to reduce the outstanding principal under the Kenar Note, (iii) set the interest rate at 18% per annum, payable monthly commencing October 1, 2020, and (iv) to reduce the number of pledged shares by Mr. Keeler to 4,000,000. As consideration for Kenar’s agreement to amend the note, on May 27, 2020, the Company issued 1,021,266 shares of common stock to Kenar. As of the amendment date, the common stock had a value of $2,655,292.

F-38

The amendment to the Kenar Note was analyzed under ASC 470-50 and was determined that it will be accounted for as an extinguishment of the old debt and the new debt recorded at fair value with the new effective interest rate of 18%. Additionally, this treatment resulted in the cost of the modification paid in common stock with a value of $2,655,292 charged to other expense as of the date of the amendment.

On April 28, 2021, the Kenar Note was amended to extend the maturity date to May 31, 2021.

The principal amount of the Kenar Note as of June 30, 2021 was $872,500. Interest expense was approximately $77,800 during the six months ended June 30, 2021.

On July 6, 2021, the Company entered into a note payoff indemnity agreement with Kenar pursuant to which the Company paid Kenar $918,539 of principal and accrued interest in full satisfaction of the amounts due to Kenar under a Second Loan Amendment, dated April 26, 2021, between the Company and Kenar, and the Kenar Note was extinguished and the shares pledged by Mr. Keeler were released.

Lobo Note

On April 2, 2019, the Company issued a four-month unsecured promissory note in the principal amount of $100,000 (the “Lobo Note”) to Lobo Holdings, LLLP, a stockholder in the Company (“Lobo”). The Lobo Note bears interest at the rate of 18% per annum. The Lobo Note may be prepaid in whole or in part without penalty. John Keeler, the Company’s Executive Chairman and Chief Executive Officer, pledged 1,000,000 shares of common stock of the Company to secure the Company’s obligations under the Lobo Note. The Lobo Note matured on August 2, 2019 and was extended through December 2, 2019 on the same terms and conditions. On November 15, 2019, the Company paid off the Lobo Note with the issuance to Lobo of an unsecured promissory note in the principal amount of $100,000 which bears interest at the rate of 15% and matured on March 31, 2020. On April 1, 2020, the Company paid off the November 15, 2019 note with the issuance of a six-month unsecured promissory note in the principal amount of $100,000 which accrued interest at the rate of 10% and matured on October 1, 2020. On October 1, 2020, the Company paid off the April 1, 2020 note with the issuance of a three-month unsecured promissory note in the principal amount of $100,000, which accrued interest at the rate of 10% and matured on December 31, 2020. On January 1, 2021, the Company paid off the October 1, 2020 note with the issuance of a six-month unsecured promissory note in the principal amount of $100,000, which bears interest at the rate of 10% per annum and matures on June 30, 2021. Interest expense was approximately $2,400 during the six months ended June 30, 2021. On July 1, 2021, the Company paid off the January 1, 2021 note with the issuance of a three-month unsecured promissory note in the principal amount of $100,000 which accrues interest at the rate of 10% per annum and matures on September 30, 2021.

Walter Lubkin Jr. Note – Subordinated

On November 26, 2019, the Company issued a five-year unsecured promissory note in the principal amount of $500,000 to Walter Lubkin Jr. as part of the purchase price for the Coastal Pride acquisition. The note bears interest at the rate of 4% per annum and is payable quarterly in an amount equal to the lesser of (i) $25,000 or (ii) 25% of the EBITDA of Coastal Pride, as determined on the first day of each quarter. To date, no payments have been made under the note since the EBITDA generated by Coastal Pride has not required such payment. This note is subordinate to the working capital line of credit. Principal payments are permitted so long as the borrower is not in default of its working capital line of credit. No principal payments were made by the Company during the six months ended June 30, 2021. Interest expense was approximately $9,900 during the six months ended June 30, 2021.

Walter Lubkin III Convertible Note – Subordinated

On November 26, 2019, the Company issued a thirty-nine-month unsecured promissory note in the principal amount of $87,842 to Walter Lubkin III as part the purchase price for the Coastal Pride acquisition. The note bears interest at the rate of 4% per annum. The note is payable in equal quarterly payments over six quarters beginning August 26, 2021. At the election of the holder, at any time after the first anniversary of the issuance of the note, the then outstanding principal and accrued interest may be converted into the Company’s common stock at a rate of $2.00 per share. This note is subordinated to the working capital line of credit. Principal payments are permitted so long as the borrower is not in default of its working capital line of credit. No principal payments were made by the Company during the six months ended June 30, 2021. Interest expense was approximately $1,700 during the six months ended June 30, 2021.

F-39

Tracy Greco Convertible Note – Subordinated

On November 26, 2019, the Company issued a thirty-nine-month unsecured promissory note in the principal amount of $71,372 to Tracy Greco as part of the purchase price for the Coastal Pride acquisition. The note bears interest at the rate of 4% per annum. The note is payable in equal quarterly payments over six quarters beginning August 26, 2021. At the election of the holder, at any time after the first anniversary of the issuance of the note, the then outstanding principal and accrued interest may be converted into the Company’s common stock at a rate of $2.00 per share. This note is subordinated to the working capital line of credit. Principal payments are permitted so long as the borrower is not in default of its working capital line of credit. No principal payments were made by the Company during the six months ended June 30, 2021. Interest expense was approximately $1,400 during the six months ended June 30, 2021.

John Lubkin Convertible Note – Subordinated

On November 26, 2019, the Company issued a thirty-nine-month unsecured promissory note in the principal amount of $50,786 to John Lubkin as part the Coastal Pride acquisition. The note bears interest at the rate of 4% per annum. The note is payable in equal quarterly payments over six quarters beginning August 26, 2021. At the election of the holder, at any time after the first anniversary of the issuance of the note, the then outstanding principal and accrued interest may be converted into the Company’s common stock at a rate of $2.00 per share. This note is subordinated to the working capital line of credit. Principal payments are permitted so long as the borrower is not in default of its working capital line of credit. No principal payments were made by the Company during the six months ended June 30, 2021. Interest expense was approximately $1,000 during the six months ended June 30, 2021.

Steven Atkinson and Janet Atkinson Promissory Notes – Subordinated

On June 24, 2021, the Company issued a promissory note in the principal amount of CAD$102,000 (USD$82,824) to Janet Atkinson as part of the TOBC acquisition. The note bears no interest and is due on November 30, 2021.

On June 24, 2021, the Company issued a promissory note in the principal amount of CAD$98,000 (USD$79,576) to Steven Atkinson as part of the TOBC acquisition. The note bears no interest and is due on November 30, 2021.

Payroll Protection Program Loan

On March 2, 2021, the Company received proceeds of $371,944 and issued an unsecured promissory note to US Century in the principal amount of $371,944 in connection with a PPP Loan. The note accrues interest at 1.0% per annum, matures five years from the date of issuance and is fully guaranteed by the SBA and may be forgiven provided certain criteria are met. The Company may apply for forgiveness after August 17, 2021 and may be required to make monthly payments of approximately $8,500 beginning June 2, 2022. As of June 30, 2021, the Company recorded interest expense of approximately $1,200.

Note 5. Business Combination

Acquisition of Taste of BC Aquafarms

On June 24, 2021, the Company consummated the acquisition of TOBC and TOBC became a wholly owned subsidiary of the Company. The acquisition was accounted for as a business combination under the provisions of ASC 805. The aggregate purchase price of CAD$5,000,000 was paid as follows: (i) an aggregate of CAD$1,000,000 in cash to the Sellers; (ii) promissory notes in the aggregate principal amount of CAD$200,000 to the Sellers; (iii) 987,741 shares of the Company’s common stock (representing CAD$2,800,000 of shares based on USD$2.30 per share) with each Seller receiving their pro rata portion based on their ownership; and an aggregate of 344,957 shares of the Company’s common stock (representing CAD$1,000,000 additional shares calculated at USD$2.30 per share) were issued on August 3, 2021 and put in escrow until June 24, 2023. If, within 24 months of the closing, TOBC has cumulative revenue of at least CAD$1,300,000, the Sellers will receive all of the escrowed shares. If, as of the 24-month anniversary of the closing, TOBC has cumulative revenue of less than CAD$1,300,000, the Sellers will receive a prorated number of the escrowed shares based on the actual cumulative revenue of TOBC as of such date.

The transaction costs incurred in connection with the acquisition of TOBC amounted to $31,000.

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Fair Value of Consideration Transferred and Recording of Assets Acquired

The following table summarizes the acquisition date fair value of the consideration paid, identifiable assets acquired, and liabilities assumed. The business combination accounting is not yet complete and the amounts assigned to assets acquired and liabilities assumed are provisional. Therefore, this may result in future adjustments to the provisional amounts as information is obtained about facts and circumstances that existed at the acquisition date.

Consideration Paid:
Cash and cash equivalents	$814,000
Common stock, 987,741 shares of BSFC common stock	2,271,804
Promissory notes to Sellers	162,400
Contingent consideration - Common stock, 344,957 shares of BSFC common stock in escrow	793,400
Fair value of total consideration	$4,041,604

Purchase Price Allocation:
Tangible assets acquired	$2,157,506
Trademarks	406,150
Customer relationships	1,454,017
Non-compete agreements	97,476
Goodwill	479,277
Liabilities assumed	(552,822)
Fair market value of net assets acquired	$4,041,604

In determining the fair value of the common stock issued, the Company considered the value of the stock as estimated by the Company at the time of closing. The value of USD$2.30 per share of common stock, as provided in the Purchase Agreement, was calculated based on the volume weighted average price of a share of the Company’s common stock on the OTC Markets for the period commencing on April 28, 2020, the date the Company’s common stock started trading on the OTC Markets, through the closing of the acquisition on June 24, 2021.

Liabilities assumed included three mortgage loans of approximately CAD$490,000 which were paid off by the Company on July 9, 2021. The Company has one commercial loan outstanding for CAD$60,000 which is due on December 31, 2025.

Unaudited Pro Forma Information

The following unaudited pro forma information assumes the business acquisition occurred on January 1, 2020. For all of the business acquisitions, depreciation and amortization have been included in the calculation of the below pro forma information based upon the actual acquisition costs.

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Revenue	$4,936,796	$7,535,578
Net loss attributable to common shareholders	$(767,791)	$(4,368,367)
Basic and diluted loss per share	$(0.04)	$(0.25)

The information included in the pro forma amounts is derived from historical information obtained from the Sellers of the business.

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Note 6. Common Stock

On July 1, 2020, the Company entered into an investment banking engagement agreement, as amended on October 30, 2020, with Newbridge Securities Corporation. In consideration for advisory services, the Company agreed to issue Newbridge a total of 60,000 shares of common stock with a fair value of $138,000 which is amortized to expense over the term of the agreement. The Company recognized stock compensation expense of $69,000 for the six months ended June 30, 2021 in connection with these shares.

On February 8, 2021, the Company issued 25,000 shares of common stock with a fair value of $25,250 to an investor relations firm for services provided to the Company under an investor relations consulting agreement.

On March 30, 2021, the Company issued 10,465 shares of common stock with a fair value of $24,697 to the designee of a law firm for services provided to the Company.

On March 31, 2021, the Company issued 5,000 shares of common stock with a fair value of $11,800 to an investor relations firm for services provided to the Company under an investor relations consulting agreement.

On March 31, 2021, the Company issued 11,975 shares of common stock to Series A preferred stockholders as a common stock dividend with an aggregate fair value of $28,260 for the three months ended March 31, 2021.

On April 15, 2021, the Company issued an aggregate of 16,460 shares of common stock to Walter Lubkin Jr., Walter Lubkin III, Tracy Greco and John Lubkin (collectively, the “Coastal Sellers”) in lieu of $39,504 of outstanding interest under promissory notes issued by the Company to the Coastal Sellers in connection with the Coastal Pride acquisition.

On April 19, 2021, the Company issued 12,500 shares of common stock with a fair value of $25,000 to the designee of a law firm for services provided to the Company.

On April 29, 2021, the Company issued 105,757 shares of common stock to Kenar Overseas Corp. in lieu of $227,378 of outstanding interest under the Kenar Note.

On April 30, 2021, the Company issued 5,000 shares of common stock with a fair value of $28,500 to an investor relations firm for services provided to the Company under an investor relations consulting agreement.

On May 31, 2021, the Company issued 5,000 shares of common stock with a fair value of $31,500 to an investor relations firm for services provided to the Company under an investor relations consulting agreement.

On June 17, 2021, the Company sold pursuant to subscription agreements an aggregate of 475,000 shares of common stock at $2.00 per share to four accredited investors in a private offering for gross proceeds of $950,000.

On June 23, 2021, the Company sold pursuant to subscription agreements an aggregate 212,750 shares of common stock at $2.00 per share to twenty-seven accredited investors in a private offering for gross proceeds of $425,000.

On June 24, 2021, the Company issued 987,741 shares to the sellers of TOBC as partial consideration for the sale of TOBC to the Company.

On June 30, 2021, the Company issued 5,000 shares of common stock with a fair value of $36,250 to an investor relations firm for services provided to the Company under an investor relations consulting agreement.

On June 30, 2021, the Company issued 10,465 shares of common stock with a fair value of $75,871 to the designee of a law firm for services provided to the Company.

On June 30, 2021, the Company issued an aggregate of 706,500 shares of common stock to Series A preferred stockholders upon conversion of an aggregate 1,413 shares of Series A preferred stock.

On June 30, 2021, the Company sold pursuant to subscription agreements an aggregate of 598,750 shares of common stock at $2.00 per share to twenty-six accredited investors in a private offering for gross proceeds of $1,198,000.

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Note 7. Options

The following table represents option activity for the six months ended June 30, 2021:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding – December 31, 2020	3,810,000	$2.00	7.87
Exercisable – December 31, 2020	3,280,000	$2.00	7.87	$721,600
Granted	676,417	$-
Forfeited	(63,750)	$2.00
Vested	3,431,250
Outstanding – June 30, 2021	4,422,667	$2.00	7.33
Exercisable – June 30, 2021	3,431,250	$2.00	7.33	$18,014,065

The Company recognized $96,489 of compensation expense for vested stock options issued to contractors and employees during 2019 for the six months ended June 30, 2021.

Note 8. Warrants

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding – December 31, 2020	353,250	$2.40	0.85
Exercisable – December 31, 2020	353,250	$2.40	0.85	$-
Granted	1,286,500	$-
Forfeited or Expired	-	$-
Outstanding – June 30, 2021	1,639,750	$2.09	2.39
Exercisable – June 30, 2021	1,639,750	$2.09	2.39	$8,467,388

As of June 30, 2021, the Company issued warrants to purchase an aggregate of 1,286,500 shares at an exercise price of $2.00 per share in a private offering to fifty-seven accredited investors that expire in June 2024.

Note 9. Commitment and Contingencies

Office lease

The Company leased its Miami office and warehouse facility from JK Real Estate, a related party through common family beneficial ownership. The lease which had a 20-year term, expiring in July 2021, was terminated on December 31, 2020, upon the sale of the facility. In connection with the sale, the Company retained approximately 4,756 square feet of such space, rent-free for the next 12 months.

The Company leases approximately 1,600 square feet in Beaufort, South Carolina for the offices of Coastal Pride. This office space consists of two leases with related parties that expire in 2024.

Rental and equipment lease expenses amounted to approximately $28,400 and $125,000 for the six months ended June 30, 2021 and 2020, respectively.

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Legal

The Company has reached a settlement agreement with a former employee. Although the agreement is not finalized, the Company has reserved for the entire amount of the settlement.

Note 10. COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared that the novel coronavirus (COVID-19) had become a pandemic, and on March 13, 2020, the U.S. President declared a National Emergency concerning the disease. Additionally, in March 2020, state governments in the Company’s geographic operating area began instituting preventative shut down measures in order to combat the novel coronavirus pandemic. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of the geographical areas in which the Company operates. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted to amongst other provisions, provide emergency assistance for individuals, families and businesses affected by the novel coronavirus pandemic for 2020 and into 2021. The Company’s business not being deemed essential resulted in decreased financial performance that may not be indicative of future financial results. Government-mandated closures of businesses and shipping delays have affected our sales and inventory purchases. The Company continues to face uncertainty and increased risks concerning its employees, customers, supply chain and government regulation. Although the COVID-19 vaccine is currently available to the population in the U.S., cases of the COVID-19 virus continue to raise due to variants of the virus and the long-term effects of this pandemic are yet to be seen. The Company’s sales and supply may continue to be adversely affected due to COVID-19 and plans continue to be developed to ensure a prompt response is given to address the effects of the pandemic.

Note 11. Subsequent Events

On July 1, 2021, the Company issued to Lobo an unsecured promissory note in the principal amount of $100,000 which accrues interest at the rate of 10% per annum and matures on September 30, 2021.

On July 6, 2021, the Company entered into a note payoff indemnity agreement with Kenar pursuant to which the Company paid Kenar $918,539 of principal and accrued interest in full satisfaction of the amounts due to Kenar under a Second Loan Amendment, dated April 26, 2021, between the Company and Kenar. Consequently, the Kenar Note was extinguished, and the shares pledged by Mr. Keeler were released.

On July 8, 2021, we sold pursuant to subscription agreements an aggregate of 83,750 shares of common stock at a purchase price of $2.00 per share and issued warrants to purchase an aggregate of 83,750 shares at an exercise price of $2.00 per share in a private offering to sixteen accredited investors for gross proceeds of $167,500.

On July 14, 2021, we sold pursuant to subscription agreements an aggregate of 129,750 shares of common stock at a purchase price of $2.00 per share and issued warrants to purchase an aggregate of 129,750 shares at an exercise price of $2.00 per share in a private offering to four accredited investors for gross proceeds of $259,500.

On August 3, 2021, the Company issued 5,000 shares of common stock with a fair value of $30,000 to an investor relations firm for services provided to the Company under an investor relations consulting agreement.

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800,000 shares of common stock

BLUE STAR FOODS CORP.

PROSPECTUS

Newbridge Securities Corporation	Revere Securities LLC
Co-Lead Bookrunning Manager	Co-Lead Bookrunning Manager

November 2, 2021